
                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-54216

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

                MORGAN                                   REGIONS
                KEEGAN

            PROXY STATEMENT                            PROSPECTUS
          MORGAN KEEGAN, INC.                 REGIONS FINANCIAL CORPORATION

Morgan Keegan Stockholders:

     As you may be aware, your board of directors has approved the acquisition of Morgan Keegan, Inc. by Regions Financial Corporation, a regional financial holding company headquartered in Birmingham, Alabama. The acquisition will be structured as a merger of Morgan Keegan directly into Regions, with Regions as the surviving corporation in the merger.

     If we complete the merger, for each share of Morgan Keegan common stock you own you will receive either (1) a number of shares of Regions common stock based on a conversion formula, or (2) at your election, but subject to limitations, $27.00 in cash. The conversion formula reflects a weighted average trading price of Regions common stock over a specified period and a value per Morgan Keegan share of $27.00. The limitation on your ability to receive cash is the result of a cap on the total amount of cash Regions is obligated to pay in the merger. For a discussion of the conversion formula and the limitation on your ability to receive cash instead of Regions common stock in the merger, see "Summary -- The Merger" on page 1. For a full description of the procedures you must follow to elect to receive cash in the merger, see "The Merger -- Procedures for Making a Cash Election" on page 18.

     Morgan Keegan common stock is traded on the New York Stock Exchange under the symbol "MOR" and Regions common stock is traded on the Nasdaq National Market under the symbol "RGBK."

     Morgan Keegan has scheduled a special meeting for its stockholders to vote on the merger, to be held at 10:00 a.m., local time, on Thursday, March 29, 2001, at the offices of Morgan Keegan at Fifty Front Street, 21st Floor, Memphis, Tennessee. We cannot complete the merger without the approval of the holders of a majority of the outstanding shares of Morgan Keegan common stock. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

     This document constitutes both a proxy statement of Morgan Keegan and a prospectus of Regions relating to up to 36,649,497 shares of Regions common stock, which is the estimated maximum number of Regions shares that may be issued in the merger. This proxy statement-prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. You can also get information about Regions and Morgan Keegan from documents filed with the Securities and Exchange Commission.

     YOU SHOULD ALSO CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 13 OF THIS PROXY STATEMENT-PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE REGIONS COMMON STOCK TO BE ISSUED UPON COMPLETION OF THE MERGER OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this proxy statement-prospectus is February 26, 2001. It is first being mailed to the Morgan Keegan stockholders on or about February 27, 2001.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT MORGAN KEEGAN, INC. AND REGIONS FINANCIAL CORPORATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS DESCRIBED UNDER "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 68. YOU CAN OBTAIN FREE COPIES OF THIS INFORMATION FROM MORGAN KEEGAN OR REGIONS BY WRITING OR CALLING:

For Morgan Keegan documents:         For Regions documents:
Mimi Hall Communications, Inc.       Regions Financial Corporation
5395 Estate Office Drive             417 North 20th Street
Memphis, TN 38119                    Birmingham, AL 35203
Attention: Mimi Hall                 Attention: Shareholder Relations
Telephone: (901) 682-1360            Telephone: (205) 326-7090

     IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE INFORMATION BY MARCH 22, 2001.

                              MORGAN KEEGAN, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 29, 2001

     Morgan Keegan, Inc. will hold a Special Meeting of Stockholders at the offices of Morgan Keegan, Inc., Fifty Front Street, 21st Floor, Memphis, Tennessee, on Thursday, March 29, 2001, at 10:00 a.m., local time. At the special meeting the following matters will be presented for stockholder vote:

          1. MERGER. A proposal to approve the Agreement and Plan of Merger, dated as of December 17, 2000, by and between Morgan Keegan, Inc. and Regions Financial Corporation and the transactions contemplated thereby, including the merger of Morgan Keegan with and into Regions upon the terms and subject to the conditions set forth in the merger agreement, as described more fully in the accompanying proxy statement-prospectus.

          2. OTHER BUSINESS. Such other business as may properly come before the special meeting, including adjourning the special meeting to permit, if necessary, further solicitation of proxies.

     Stockholders of record at the close of business on February 22, 2001, will receive notice of and may vote at the special meeting or any adjournment or postponement thereof.

     Your board of directors unanimously recommends that you vote FOR the proposals listed above.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting in person. You may revoke a proxy by filing with the Secretary of Morgan Keegan an instrument of revocation or a duly executed proxy bearing a later date or by voting in person at the special meeting.

                                          By Order of the Board of Directors

                                          /s/ Joseph C. Weller
                                          Joseph C. Weller
                                          Secretary
February 26, 2001

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT SHOULD I DO NOW?

A: SEND IN YOUR PROXY CARD. After reviewing this document, indicate on your proxy card how you want to vote, and sign, date and mail it in the enclosed envelope as soon as possible to ensure that your shares will be represented at the special meeting.

   If you sign, date and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger agreement and the merger. If you do not sign and send in your proxy, and if you do not attend and cast your vote in person at the special meeting, it will have the same effect of as a vote against the merger.

   SEND IN YOUR ELECTION FORM IF YOU WANT TO RECEIVE CASH FOR YOUR SHARES. If you wish to receive cash instead of Regions common stock for any or all of your shares of Morgan Keegan common stock, follow the instructions for making a cash election that we describe on pages 18 and 19 of this document. Please note, however, that you may not receive cash even if you make a proper cash election, because the total amount of cash Regions is obligated to pay in the merger is limited.

Q: IF MY SHARES ARE HELD IN "STREET" NAME BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares of Morgan Keegan common stock only if you provide your broker with instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted which will have the same effect as a vote against the merger.

Q: CAN I REVOKE MY PROXY AND CHANGE MY MIND?

A: Yes. You may revoke your proxy up to the time of the special meeting by taking any of the actions explained under "The Special Meeting -- General" on page 15 of this proxy statement-prospectus, including by giving a written notice of revocation, signing and delivering a new later-dated proxy, or by attending the special meeting and voting in person.

Q: CAN I VOTE MY SHARES IN PERSON?

A: Yes. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card.

Q: CAN I CHANGE OR REVOKE MY CASH ELECTION ONCE I HAVE MAILED MY SIGNED FORM OF
   ELECTION?

A: Yes. You can change or revoke your cash election in writing at any time prior to the election deadline of 5:00 p.m., New York City time, on March 19, 2001.

Q: WHAT ARE THE CONSEQUENCES IF I FAIL TO PROPERLY COMPLETE AND RETURN THE CASH
   ELECTION FORM?

A: If you fail to make a proper or timely election to receive cash, you will receive Regions common stock in exchange for all of your shares of Morgan Keegan common stock in the merger.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: It depends on whether you wish to receive cash or Regions common stock in exchange for your shares of Morgan Keegan common stock. If you wish to make an election to receive cash in exchange for some or all of your Morgan Keegan shares, you must send in the stock certificates representing the shares subject to that election with the enclosed cash election form before the election deadline. Hold onto all of your remaining certificates and send them in with the transmittal materials you will receive from the exchange agent after we complete the merger.

Q: WHOM CAN I CALL WITH QUESTIONS?

A: If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                                   Mimi Hall
                         Mimi Hall Communications, Inc.
                            5395 Estate Office Drive
                            Memphis, Tennessee 38119
                            Telephone (901) 682-1360

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................    i
SUMMARY.....................................................    1
  The Companies.............................................    1
  The Merger................................................    1
  Reasons for the Merger....................................    2
  Fairness Opinion of Morgan Keegan's Financial Advisor.....    2
  The Special Meeting.......................................    2
  Recommendation to Stockholders............................    2
  Voting Rights at the Special Meeting......................    3
  Stockholder Vote Required.................................    3
  Effective Time............................................    3
  Regulatory Approvals and Other Conditions to Completion of
     the Merger.............................................    3
  Termination of the Merger Agreement.......................    4
  Amendment of the Merger Agreement.........................    4
  Termination Fee Agreement.................................    4
  Dissenters Rights.........................................    4
  Federal Income Tax Consequences...........................    4
  Accounting Treatment......................................    5
  Interests of Certain Persons in the Merger That May Be
     Different from Yours...................................    5
  Differences in Stockholders' Rights.......................    5
  Comparative Per Share Market Price Information............    5
  Comparative Per Share Data................................    6
  Selected Financial Data...................................    9
RISK FACTORS................................................   13
  General...................................................   13
  Risks Relating to the Merger..............................   13
THE SPECIAL MEETING.........................................   15
  General...................................................   15
  Record Date; Vote Required................................   15
THE MERGER..................................................   17
  General...................................................   17
  Cash Election Feature.....................................   17
  Procedures for Making a Cash Election.....................   18
  Procedures for Exchanging Shares of Morgan Keegan Common
     Stock for Regions Common Stock.........................   19
  Treatment of Morgan Keegan Options........................   20
  Repurchases of Regions Common Stock.......................   21
  Background of the Merger..................................   21
  Morgan Keegan's Reasons for the Merger....................   23
  Regions' Reasons for the Merger...........................   25
  Opinion of Morgan Keegan's Financial Advisor..............   26
  Effective Time of the Merger..............................   34
  Distribution of Regions Stock Certificates and Cash
     Consideration and Payment For Fractional Shares........   35
  Conditions to Completion of the Merger....................   35
  Regulatory Approvals......................................   36
  Waiver, Amendment, and Termination of the Merger
     Agreement..............................................   37
  Conduct of Business Pending the Merger....................   38
  Management and Operations Following the Merger............   41

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  Interests of Certain Persons in the Merger................   41
  Federal Income Tax Consequences of the Merger.............   44
  Accounting Treatment......................................   45
  Expenses and Fees.........................................   45
  Termination Fee Agreement.................................   46
  Resales of Regions Common Stock...........................   47
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS..............   48
  Antitakeover Provisions Generally.........................   48
  Authorized Capital Stock..................................   49
  Amendment of Certificate of Incorporation or Charter and
     Bylaws.................................................   50
  Classified Board of Directors and Absence of Cumulative
     Voting.................................................   50
  Removal of Directors......................................   51
  Limitations on Director Liability.........................   51
  Indemnification...........................................   52
  Special Meetings of Stockholders..........................   52
  Actions by Stockholders Without a Meeting.................   53
  Stockholder Nominations...................................   53
  Mergers, Consolidations, and Sales of Assets Generally....   53
  Business Combinations with Certain Persons................   54
  Dissenters' Rights........................................   56
  Stockholders' Rights to Examine Books and Records.........   56
  Dividends.................................................   56
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................   58
INFORMATION ABOUT REGIONS...................................   59
  Recent Developments.......................................   59
INFORMATION ABOUT MORGAN KEEGAN.............................   60
SUPERVISION AND REGULATION..................................   60
  Regions...................................................   60
  Morgan Keegan.............................................   65
DESCRIPTION OF REGIONS COMMON STOCK.........................   65
STOCKHOLDER PROPOSALS.......................................   66
FORWARD LOOKING STATEMENTS..................................   66
EXPERTS.....................................................   67
OPINIONS....................................................   68
WHERE YOU CAN FIND MORE INFORMATION.........................   68
APPENDIX A -- Agreement and Plan of Merger..................  A-1
APPENDIX B -- Opinion of Lazard Freres & Co. LLC............  B-1

                                    SUMMARY

     This summary highlights selected information from this proxy statement-prospectus. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents we refer to in this document in order to understand fully the merger and to obtain a more complete description of the legal terms of the merger. See "Where You Can Find More Information" (page 68) for a description of documents that we incorporate by reference into this document. Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGES 59 AND 60)

REGIONS FINANCIAL CORPORATION
417 North 20th Street
Birmingham, Alabama 35203
(205) 944-1300

     Regions is incorporated in Delaware and is a regional financial holding company which provides banking and other financial services. Regions has banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. As of December 31, 2000, Regions' total assets were approximately $43.7 billion, deposits were approximately $32.0 billion and stockholders' equity was approximately $3.5 billion.

MORGAN KEEGAN, INC.
Fifty Front Street
Memphis, Tennessee 38103
(901) 524-4100

     Morgan Keegan is a holding company whose principal subsidiary, Morgan Keegan & Company, Inc., is a regional securities broker/dealer serving retail customers in the southern United States and institutional customers throughout the United States and abroad. At January 31, 2001, Morgan Keegan had 54 offices in 13 states. As of January 31, 2001, Morgan Keegan's total assets were approximately $1.9 billion and its total stockholders' equity was approximately $273 million.

THE MERGER (PAGE 17)

     If the conditions for completing the merger are satisfied, Morgan Keegan will merge with Regions, and Regions will be the surviving corporation in the merger. When the merger is completed, except to the extent that you make a successful election to receive cash in the merger as described below, you will receive for each share of Morgan Keegan stock you own a number of shares of Regions common stock equal to the quotient obtained by dividing (x) $27.00 by
(y) the average of the trading prices (weighted to reflect the volume of shares traded at each price) of Regions common stock over the ten trading day period ending on the second full trading day immediately prior to the day that we complete the merger. We refer to this quotient as the "exchange ratio." The exchange ratio is intended to result in your receiving in exchange for each share of Morgan Keegan common stock you own a number of shares of Regions common stock valued as close as reasonably practical to $27.00 as of the time we complete the merger. Regions will not issue fractional shares of Regions common stock. Instead, for any fractional share of Regions common stock owed to you, you will receive cash, without interest.

     You will have the opportunity to elect to receive cash in the merger instead of Regions common stock for some or all of your shares of Morgan Keegan common stock. If you make a cash election and are not randomly selected by the exchange agent to receive Regions common stock, as described below, you will receive $27.00 in cash for each share of Morgan Keegan common stock covered by the cash election. However, the total amount of cash that Regions will pay in the merger (including cash to be paid instead of fractional shares and with respect to stock rights under the 2000 non-employee directors' stock option plan) will not exceed 30% of the aggregate consideration paid in exchange for shares of Morgan Keegan common stock in the merger, unless Regions decides, in its sole discretion, to increase this percentage to a percentage not greater than 45%. If the number of Morgan Keegan stockholders electing to receive cash would otherwise result in the percentage of cash paid by Regions in the merger exceeding this percentage, the exchange agent will randomly select, from among those holders electing to receive cash, enough holders to receive Regions common stock instead of cash so that the percentage of aggregate cash consideration is as close as practicable to the maximum percentage. If you do not elect to receive cash, you will automatically receive shares of Regions common stock in exchange for your shares of Morgan Keegan common stock. See "The Merger -- Cash Election Feature" on page 17.

     We have attached the merger agreement to this proxy statement-prospectus as Appendix A. The merger agreement is the legal document that establishes the terms and conditions of the merger and we encourage you to read it in its entirety.

REASONS FOR THE MERGER (PAGES 21 THROUGH 26)

     Morgan Keegan believes that the merger offers its stockholders an attractive premium for their shares, while enabling them to participate in the future growth potential of the combined businesses of Regions and Morgan Keegan. Morgan Keegan also believes that the affiliation with Regions would enhance the development of new and greater products and services and cross-selling of existing products and services.

     To review the background of and reasons for the merger in greater detail, please see the discussion under the headings "The Merger -- Background of the Merger" on page 21, "The Merger -- Morgan Keegan's Reasons for the Merger" on page 23, and "The Merger -- Regions' Reasons for the Merger" on page 25.

FAIRNESS OPINION OF MORGAN KEEGAN'S FINANCIAL ADVISOR (PAGE 26)

     In deciding to adopt the merger agreement, the Morgan Keegan board of directors considered the opinion of its financial advisor, Lazard Freres & Co. LLC that, as of the date of the opinion, the stock and cash consideration to be received by the Morgan Keegan stockholders were fair to the Morgan Keegan stockholders from a financial point of view. We have attached this opinion as Appendix B to this proxy statement-prospectus. You should read it carefully.

THE SPECIAL MEETING (PAGE 15)

     The Morgan Keegan special meeting will be held at Morgan Keegan's main office, Fifty Front Street, 21st Floor, Memphis, Tennessee, at 10:00 a.m. on Thursday, March 29, 2001. At the special meeting, Morgan Keegan stockholders will be asked to approve the merger agreement and the transactions contemplated thereby, including the merger.

RECOMMENDATION TO STOCKHOLDERS (PAGE 25)

     The Morgan Keegan board of directors has adopted the merger agreement and the merger and believes that the merger is fair to you and in your best interests. The board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

VOTING RIGHTS AT THE SPECIAL MEETING (PAGE 15)

     You can vote at the special meeting if you owned Morgan Keegan common stock as of the close of business on February 22, 2001, the record date. On that date, 28,786,100 shares of Morgan Keegan common stock were outstanding and therefore are allowed to vote at the special meeting. You will be able to cast one vote for each share of Morgan Keegan common stock you owned on the record date.

     Regions stockholders will not vote on the merger.

STOCKHOLDER VOTE REQUIRED (PAGE 16)

     To approve the merger, Morgan Keegan stockholders who hold a majority of the outstanding shares of common stock on the record date must vote for approval of the merger. If you do not vote either in person or by proxy at the special meeting, this will have the same effect as a vote against the merger.

     The members of the Morgan Keegan board of directors and certain executive officers, who, together with their immediate family members and entities they control, can cast approximately 24% of the votes entitled to be cast at the special meeting, each entered into an agreement with Regions under which the director or executive officer agreed, in his individual capacity, to vote all of his shares in favor of the merger.

EFFECTIVE TIME (PAGE 34)

     The merger will become final and will be completed at the time specified in the certificate of merger reflecting the merger to be filed with the Secretary of State of the state of Delaware and the articles of merger reflecting the merger to be filed with the Secretary of State of the state of Tennessee. If Morgan Keegan stockholders approve the merger at the special meeting and Regions obtains all required regulatory approvals, we currently anticipate that the merger will be completed during the first quarter of 2001. We cannot assure you that we can obtain the necessary stockholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

REGULATORY APPROVALS AND OTHER CONDITIONS TO COMPLETION OF THE MERGER (PAGES 35 THROUGH 37)

     Regions and Morgan Keegan are required to notify and obtain approvals from several government agencies and self regulatory organizations before the merger may be completed, including the Board of Governors of the Federal Reserve System, federal antitrust authorities, the New York Stock Exchange, the National Association of Securities Dealers, Inc. and other governmental and securities industry regulators. We expect that Regions will obtain all required regulatory approvals, but we cannot assure you that these regulatory approvals will be obtained.

     In addition to the required regulatory approvals, the merger will be completed only if the following conditions are satisfied or waived:

     - Morgan Keegan stockholders approve the merger agreement at the special meeting;

     - Morgan Keegan and Regions each receive an opinion of legal counsel that the merger will qualify as a tax-free reorganization; and

     - neither Regions nor Morgan Keegan has breached in any material respect any of its representations or obligations under the merger agreement.

     In addition to these conditions, the merger agreement, attached to this proxy statement-prospectus as Appendix A, describes other conditions that must be satisfied or waived before the merger will be completed.

     In cases where the law permits, Regions or Morgan Keegan could elect to waive a condition that has not been satisfied, and complete the merger although it is not obligated to do so. We cannot be certain whether or when any of the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE 37)

     Regions and Morgan Keegan may agree to terminate the merger agreement and elect not to complete the merger at any time before the merger is completed.

     Each of the parties may also terminate the merger agreement in various other circumstances, including if the merger is not completed by August 31, 2001. However, a party may not terminate the merger agreement for this reason if the failure to complete the merger by August 31, 2001 is caused by a breach of the merger agreement by that party.

     In addition, the parties may also terminate the merger agreement if other circumstances occur which are described in the merger agreement, which is attached to this proxy statement-prospectus as Appendix A.

AMENDMENT OF THE MERGER AGREEMENT (PAGE 37)

     The merger agreement may be amended by the written agreement of Morgan Keegan and Regions. Morgan Keegan and Regions may amend the merger agreement without stockholder approval, even if Morgan Keegan stockholders have already approved the merger. However, Morgan Keegan stockholders must approve any amendment that would modify the manner or basis in which the shares of Morgan Keegan common stock are exchanged for shares of Regions common stock or cash.

TERMINATION FEE AGREEMENT (PAGE 46)

     In connection with the merger agreement, Regions and Morgan Keegan have entered into a termination fee agreement under which Morgan Keegan is obligated to pay Regions a fee a $25 million under certain circumstances in the event the merger agreement is terminated and thereafter another transaction involving the acquisition of Morgan Keegan is publicly announced.

DISSENTERS RIGHTS (PAGE 56)

     Morgan Keegan stockholders will not have any dissenters' rights in connection with the merger.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 44)

     We expect that you will not recognize any gain or loss for U.S. federal income tax purposes in the merger when you exchange all of your shares of Morgan Keegan common stock for shares of Regions common stock in the merger, except in connection with cash received instead of fractional shares or pursuant to a stockholder's cash election. We have conditioned our obligations to complete the merger on our receipt of legal opinions that this will be the case, but these opinions will not bind the Internal Revenue Service, which could take a different view.

     THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN MORGAN KEEGAN STOCKHOLDERS, INCLUDING THE TYPES OF MORGAN KEEGAN STOCKHOLDERS DISCUSSED ON PAGE 44. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE

MERGER TO YOU CAN BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND MANY VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES TO YOU.

ACCOUNTING TREATMENT (PAGE 45)

     Regions expects to account for the merger as a purchase transaction for accounting and financial reporting purposes, meaning that the assets and liabilities of Morgan Keegan will be recorded at their estimated fair values and added to those of Regions. Therefore, the financial statements of Regions issued after the merger will reflect these values from Morgan Keegan and will not be restated retroactively to reflect the historical financial position or results of operations of Morgan Keegan.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS (PAGE 41)

     Some of the officers and directors of Morgan Keegan have benefit and compensation plans and employment contracts that provide them with interests in the merger that are different from, or in addition to, their interests as stockholders of Morgan Keegan. For instance, they hold outstanding options under Morgan Keegan's existing stock option plans, which will be converted into stock options to acquire Regions common stock after the merger or cash. Also, members of Morgan Keegan's board of directors and its officers are entitled to indemnification under the merger agreement. The Morgan Keegan board of directors was aware of these interests and considered them in approving and recommending the merger.

DIFFERENCES IN STOCKHOLDERS' RIGHTS (PAGE 48)

     When the merger is completed, unless you make a successful election to receive cash consideration in the merger in exchange for all of your shares of Morgan Keegan common stock, you will automatically become a Regions stockholder. The rights of Regions stockholders differ from the rights of Morgan Keegan stockholders in certain significant ways as a result of provisions in Regions' certificate of incorporation, bylaws, and Delaware law. Some of these provisions are intended to make a takeover of Regions more difficult if the Regions board of directors does not approve it.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 58)

     Shares of Regions common stock are quoted on the Nasdaq National Market under the symbol "RGBK." Shares of Morgan Keegan common stock are listed on the New York Stock Exchange under the symbol "MOR." On December 15, 2000, the last full trading day prior to the public announcement of the merger, Regions common stock closed at $24.63 per share as reported by the Nasdaq National Market and Morgan Keegan common stock closed at $19.44 per share as reported by the New York Stock Exchange. On February 23, 2001, the latest practicable date prior to the printing of this proxy statement-prospectus, Regions common stock closed at $30.05 per share and Morgan Keegan common stock closed at $26.80 per share.

     The Regions common stock that you will receive in the merger is intended to have a market value at the time we complete the merger as close as reasonably practicable to $27.00 for each share of Morgan Keegan common stock. Computed based solely on Regions' February 23, 2001 unweighted closing price, the exchange ratio would be .899. The actual exchange ratio will not be fixed until after the close of trading on the second full trading day on the Nasdaq National Market immediately prior to the completion of the merger.

COMPARATIVE PER SHARE DATA

     The following table shows information about the income per share, dividends per share and book value per share of Regions and Morgan Keegan, and similar information reflecting the merger of the two companies (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that Regions and Morgan Keegan were merged throughout those periods.

     In presenting the comparative pro forma information, we also assumed that Regions will record Morgan Keegan's assets and liabilities at their estimated fair values and add them to the assets and liabilities of Regions for accounting and financial reporting purposes (a method which is referred to as the "purchase" method of accounting).

     The information listed as "equivalent pro forma" was computed by multiplying the pro forma amounts by an assumed exchange ratio of 1.096, which corresponds to the closing price of Regions common stock of $24.63 on December 15, 2000. The actual exchange ratio will be equal to the quotient obtained by dividing $27.00 by the average of the daily trading prices (weighted to reflect the volume of shares traded at each price) of Regions common stock over the ten trading day period ending on the second full trading day before we complete the merger. As a result, it is unlikely that the assumed exchange ratio will be the actual exchange ratio, since the exact ratio will not be determined until shortly before the time we complete the merger.

     The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Our assumptions include estimated financing costs and amortization of excess purchase price associated with the merger. Also, the information we have set forth for the interim period ended September 30, 2000, does not indicate what the results will be for the full fiscal year.

     The information in the following table is based on Regions' and Morgan Keegan's historical financial information. See "Where You Can Find More Information" on page 68.

                                                              NINE MONTHS    TWELVE MONTHS
                                                                 ENDED           ENDED
                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 2000             1999
                                                             -------------   --------------
                                                              (UNAUDITED)      (UNAUDITED
                                                                             EXCEPT REGIONS
                                                                              HISTORICAL)
NET INCOME PER COMMON SHARE:
Regions historical.........................................      $1.81           $2.37
Regions historical -- diluted..............................       1.80            2.35
Morgan Keegan historical(1)................................       1.20            1.44
Morgan Keegan historical -- diluted(1).....................       1.20            1.44
Regions and Morgan Keegan pro forma combined(2)(5)(6)......       1.73            2.26
Regions and Morgan Keegan pro forma combined --
  diluted(2)(5)(6).........................................       1.72            2.23
Morgan Keegan pro forma equivalent(3)......................       1.90            2.48
Morgan Keegan pro forma equivalent -- diluted(3)...........       1.89            2.44
DIVIDENDS DECLARED PER COMMON SHARE:
Regions historical.........................................        .81            1.00
Morgan Keegan historical(1)................................        .25             .30
Morgan Keegan pro forma equivalent(4)......................        .89            1.10

                                                              NINE MONTHS    TWELVE MONTHS
                                                                 ENDED           ENDED
                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 2000             1999
                                                             -------------   --------------
                                                              (UNAUDITED)      (UNAUDITED
                                                                             EXCEPT REGIONS
                                                                              HISTORICAL)
BOOK VALUE PER COMMON SHARE (PERIOD END):
Regions historical.........................................      15.16
Morgan Keegan historical(1)................................       9.36
Regions and Morgan Keegan pro forma combined(2)(5)(6)......      15.48
Morgan Keegan pro forma equivalent(3)......................      16.97

-------------------------

(1) For comparability in presentation, Morgan Keegan historical data is shown as of and for the nine months ended October 31, 2000, and for the twelve months ended January 31, 2000. This data was derived from historical financial data of Morgan Keegan that is presented in its quarterly reports on Form 10-Q, and its annual reports on Form 10-K, relating to the applicable periods.

(2) Represents the combined results of Regions and Morgan Keegan as if the merger were completed on January 1, 1999 (or September 30, 2000, in the case of Book Value Per Common Share data), and were accounted for as a purchase.

(3) Represents pro forma combined information multiplied by the assumed exchange ratio of 1.096 shares of Regions common stock in exchange for each share of Morgan Keegan common stock. The assumed exchange ratio is based on the closing price of Regions common stock of $24.63 on December 15, 2000.

(4) Represents historical dividends declared per share by Regions multiplied by the assumed exchange ratio of 1.096 shares of Regions common stock in exchange for each share of Morgan Keegan common stock. The assumed exchange ratio is based on the closing price of Regions common stock of $24.63 on December 15, 2000.

(5) The pro forma combined per share information combines financial information of Regions for the fiscal year ended December 31, 1999, and nine months ended September 30, 2000, with the financial information of Morgan Keegan for the twelve months ended January 31, 2000 and the nine months ended October 31, 2000, respectively.

(6) The pro forma combined per share information assumes the payments for repurchases of Regions common stock, together with the payments to satisfy the cash elections by holders of Morgan Keegan common stock, will amount to approximately 75% of the total value of the consideration issuable in the merger. See "The Merger -- Repurchases of Regions Common Stock" on page 21.

(7) The trading price of Regions common stock could fluctuate depending upon any number of reasons, including those specific to Regions and those that influence the trading prices of equity securities generally. For illustrative purposes only we are providing the following combined and equivalent pro forma per share data assuming alternative exchange ratios of 1.174, which corresponds to a value of Regions common stock of $23.00 per share, and .818, which corresponds to a value of Regions common stock of $33.00 per share, as follows:

                                                       ASSUMED EXCHANGE RATIO
                           -------------------------------------------------------------------------------
                                           1.174                                     .818
                           --------------------------------------   --------------------------------------
                              NINE MONTHS             YEAR             NINE MONTHS             YEAR
                                 ENDED                ENDED               ENDED                ENDED
                           SEPTEMBER 30, 2000     DECEMBER 31,        SEPTEMBER 30,        DECEMBER 31,
                           ------------------   -----------------   ------------------   -----------------
                                  2000                1999                 2000                1999
                           ------------------   -----------------   ------------------   -----------------
                                                             (UNAUDITED)
    NET INCOME PER COMMON
      SHARE:
    Regions and Morgan
      Keegan pro forma
      combined...........        $ 1.72               $2.25               $ 1.74               $2.28
    Regions and Morgan
      Keegan pro forma
    combined -- diluted..          1.71                2.23                 1.73                2.25
    Morgan Keegan pro
      forma equivalent...          2.02                2.64                 1.42                1.87
    Morgan Keegan pro
      forma equivalent --
      diluted............          2.01                2.62                 1.42                1.84
    DIVIDENDS DECLARED
      PER COMMON SHARE:
    Morgan Keegan pro
      forma equivalent...           .95                1.17                  .66                 .82
    BOOK VALUE PER COMMON
      SHARE
      (PERIOD END):
    Regions and Morgan
      Keegan pro forma
      combined...........         15.45                                    15.62
    Morgan Keegan pro
      forma equivalent...         18.14                                    12.78

SELECTED FINANCIAL DATA

     The following tables show summarized historical financial data for each of Regions and Morgan Keegan.

     The information in the following tables is based on the historical financial information of Regions and Morgan Keegan. All of the summary financial information provided in the following tables should be read in connection with this historical financial information and with the more detailed financial information we have incorporated by reference. See "Where You Can Find More Information" on page 68. The financial information as of or for the interim periods ended September 30, 2000 and 1999 in the case of Regions and October 31, 2000 and 1999 in the case of Morgan Keegan has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

SELECTED HISTORICAL FINANCIAL DATA OF REGIONS

                                  NINE MONTHS
                              ENDED SEPTEMBER 30,                              YEAR ENDED DECEMBER 31,
                           -------------------------   -----------------------------------------------------------------------
                              2000          1999          1999          1998            1997          1996            1995
                           -----------   -----------   -----------   -----------     -----------   -----------     -----------
                                  (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
Total interest income....  $ 2,397,510   $ 2,096,563   $ 2,854,686   $ 2,597,786     $ 2,276,584   $ 1,954,283     $ 1,750,427
Total interest expense...    1,352,584     1,031,252     1,428,831     1,272,968       1,097,376       942,459         861,242
Net interest income......    1,044,926     1,065,311     1,425,855     1,324,818       1,179,208     1,011,824         889,185
Provision for loan
  losses.................       89,727        75,389       113,658        60,505          89,663        46,026          37,493
Net interest income after
  loan loss provision....      955,199       989,922     1,312,197     1,264,313       1,089,545       965,798         851,692
Total noninterest income
  before security gains
  (losses)...............      491,112       398,137       536,981       467,695         406,484       341,792         280,834
Security gains
  (losses)...............      (39,923)           41           160         7,002             498         3,311            (697)
Total noninterest
  expense................      817,261       788,019     1,064,312     1,103,708         901,776       837,034         720,825
Income tax expense.......      189,970       203,754       259,640       213,590         197,222       156,008         134,529
Net income...............      399,157       396,327       525,386       421,712         397,529       317,859         276,475
PER SHARE DATA:
Net income...............  $      1.81   $      1.78   $      2.37   $      1.92     $      1.89   $      1.64     $      1.45
Net income --
  diluted................         1.80          1.76          2.35          1.88            1.86          1.61            1.43
Cash dividends...........          .81           .75          1.00           .92             .80           .70             .66
Book value...............        15.16         13.77         13.89         13.61           12.75         11.82           10.74
OTHER INFORMATION:
Average number
  of shares
  outstanding............      220,661       222,697       221,617       220,114         209,781       194,241         190,896
Average number
  of shares
outstanding -- diluted...      221,862       225,350       223,967       223,781         213,750       197,751         193,579
STATEMENT OF CONDITION
  DATA (PERIOD END):
Total assets.............  $43,627,096   $41,229,164   $42,714,395   $36,831,940     $31,414,058   $26,993,344     $24,419,249
Securities...............    9,153,323     9,499,770    10,913,044     7,969,137       6,315,923     5,742,375       5,618,839
Loans, net of unearned
  income.................   31,204,063    27,511,472    28,144,675    24,365,587      21,881,123    18,395,552      16,156,312
Total deposits...........   31,985,650    29,804,048    29,989,094    28,350,066      25,011,021    22,019,412      19,982,533
Long-term debt...........    4,392,399       371,148     1,750,861       571,040         445,529       570,545         762,521
Stockholders' equity.....    3,359,908     3,019,937     3,065,112     3,000,401       2,679,821     2,274,563       2,047,398
PERFORMANCE RATIOS:
Return on average
  assets(1)..............         1.25%         1.36%         1.33%         1.24%(a)        1.35%         1.25%(b)        1.19%
Return on average
  stockholders'
  equity(1)..............        16.79         17.16         17.13         14.62(a)        15.38         14.71(b)        14.30
Net interest margin(1)...         3.56          4.01          3.94          4.25            4.41          4.36            4.27
Efficiency(2)............        52.61         53.23         53.60         60.82(a)        57.78         61.84(b)        61.61
Dividend payout..........        44.75         42.13         42.19         47.92           42.33         42.68           45.52

                                  NINE MONTHS
                              ENDED SEPTEMBER 30,                              YEAR ENDED DECEMBER 31,
                           -------------------------   -----------------------------------------------------------------------
                              2000          1999          1999          1998            1997          1996            1995
                           -----------   -----------   -----------   -----------     -----------   -----------     -----------
                                  (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
ASSET QUALITY RATIOS:
Net charge-offs to
  average loans, net of
  unearned income(1).....          .27%          .34%          .37%          .28%            .27%          .18%            .15%
Problem assets to net
  loans and other real
  estate(3)..............          .76           .67           .68           .60             .78           .63             .69
Nonperforming assets to
  net loans and other
  real estate(4).........          .88           .96           .93          1.15             .91           .83             .81
Allowance for loan losses
  to loans, net of
  unearned income........         1.20          1.20          1.20          1.29            1.39          1.38            1.43
Allowance for loan losses
  to nonperforming
  assets(4)..............       136.57        125.57        128.70        112.27          151.89        166.41          177.53
LIQUIDITY AND CAPITAL
  RATIOS:
Average stockholders'
  equity to average
  assets.................         7.44          7.93          7.74%         8.47%           8.75%         8.50%           8.36%
Average loans to average
  deposits...............        92.70         90.56         91.35         86.93           84.94         82.42           82.23
Tier 1 risk-based
  capital(5).............         9.49          9.42          9.51         10.26           10.48         10.81           11.14
Total risk-based
  capital(5).............        11.41         11.17         11.42         12.17           12.93         13.59           14.61
Tier 1 leverage(5).......         6.95          6.67          6.95          7.40            7.52          7.44            7.49

-------------------------

(1) Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income
    (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for prior periods have not been restated to reflect the combinations with First National Bancorp and First Commercial Corporation, accounted for as poolings of interests, or any other pooling-of-interests transactions.

(a) Ratios for 1998 excluding $80.7 million (after-tax) for nonrecurring merger and consolidation charges are as follows: Return on average assets -- 1.48%, Return on average stockholders' equity -- 17.42%, and Efficiency -- 54.13%.

(b) Ratios for 1996 excluding $20.2 million (after-tax) charge for SAIF assessment and merger expenses are as follows: Return on average assets -- 1.33%, Return on average stockholders' equity -- 15.64%, and Efficiency -- 60.93%.

SELECTED HISTORICAL FINANCIAL DATA OF MORGAN KEEGAN

                                  THREE MONTHS
                                ENDED OCTOBER 31,                          YEAR ENDED JULY 31,
                             -----------------------   ------------------------------------------------------------
                                2000         1999         2000         1999         1998         1997        1996
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
                                   (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES
COMMISSIONS:
Listed securities..........  $    8,426   $    8,691   $   37,696   $   40,151   $   41,558   $   27,946   $ 26,467
Over-the-counter...........      11,733        7,318       48,128       36,484       31,316       25,776     21,849
Options....................       1,558        1,375        7,802        6,584        6,413        4,149      3,243
Other......................      13,307        9,895       52,299       37,171       30,795       21,988     16,311
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
                                 35,024       27,279      145,925      120,390      110,082       79,859     67,870
PRINCIPAL TRANSACTIONS:
Corporate securities.......      17,954       12,146       66,583       51,484       52,004       56,134     59,567
Municipal securities.......       6,390        6,898       27,934       28,149       18,562       14,867     16,345
U.S. government
  securities...............      14,598       11,579       45,935       64,055       51,224       38,963     39,291
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
                                 38,942       30,623      140,452      143,688      121,790      109,964    115,203
INVESTMENT BANKING:
Corporate securities.......       3,247        4,424       14,147       15,155       30,769       23,814     25,990
Municipal securities.......       1,174          509        3,934        3,825        4,372        3,457      2,427
Underwriting management and
  other fees...............       8,004        6,951       36,411       33,406       32,622       23,908     21,884
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
                                 12,425       11,884       54,492       52,386       67,763       51,179     50,301
INTEREST:
Interest on margin
  balances.................      14,702       10,034       50,465       31,481       30,038       24,105     19,752
Interest on securities
  owned....................      14,274       12,311       50,446       50,131       48,827       40,157     30,171
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
                                 28,976       22,345      100,911       81,612       78,865       64,262     49,923
Investment management
  fees.....................      10,587        7,903       37,881       27,680       20,187       12,499      9,323
Other......................       5,546        3,001       14,300       12,855        8,407       10,771      8,786
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
                             $  131,500   $  103,035   $  493,961   $  438,611   $  407,094   $  328,534   $301,406
EXPENSES:
Compensation...............      65,983       53,125      252,413      227,709      204,829      164,364    158,352
Floor brokerage and
  clearance................       1,879        1,770        6,559        6,645        6,028        5,043      4,397
Communications.............       7,233        6,559       26,678       23,664       23,112       21,549     18,892
Travel and promotional.....       3,691        3,950       14,445       13,344       10,612        8,724      7,336
Occupancy and equipment
  costs....................       6,372        5,862       24,200       21,433       17,403       15,854     11,812
Interest...................      21,042       15,204       71,887       52,603       51,165       44,652     32,930
Taxes, other than income
  taxes....................       2,746        2,267       12,123       10,438        9,888        7,986      7,006
Other operating expenses...       6,881        2,433       13,766        8,662        6,871        5,084      5,514
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
                                115,827       91,170      422,071      364,498      329,908      273,256    246,239
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
Income before income
  taxes....................      15,673       11,865       71,890       74,113       77,186       55,278     55,167
Income tax expense.........       5,800        4,400       27,000       28,300       29,000       20,900     21,300
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
Net income.................  $    9,873   $    7,465   $   44,890   $   45,813   $   48,186   $   34,378   $ 33,867
                             ==========   ==========   ==========   ==========   ==========   ==========   ========
Net income per share:
  Basic....................  $     0.35   $     0.25   $     1.54   $     1.42   $     1.47   $     1.10   $   1.11
  Diluted..................        0.34         0.24         1.53         1.41         1.47         1.10       1.10
Book value.................  $     9.36   $     8.26   $     9.06   $     8.76   $     7.84   $     6.44   $   5.51
Common shares
  outstanding*.............      28,563       29,362       28,549       31,859       32,817       31,652     30,657

-------------------------

* All per share data has been adjusted for a three-for-two stock split in September, 1997.

                                   OCTOBER 31,                                   JULY 31,
                             -----------------------   ------------------------------------------------------------
                                2000         1999         2000         1999         1998         1997        1996
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
                                   (UNAUDITED)                   (IN THOUSANDS)
ASSETS:
Cash.......................  $   19,496   $   18,996   $   19,716   $   16,102   $   22,172   $   22,423   $ 17,156
Securities segregated for
  regulatory purposes, at
  market...................     329,500      202,700      170,600      246,000      346,900      280,100    225,200
Deposits with clearing
  organizations and
  others...................       9,878        9,792       11,846        9,792        9,818        9,153      7,655
Receivable from brokers and
  dealers and clearing
  organizations............      38,086       23,939       14,062       12,781       31,897       37,730     16,978
Receivable from
  customers................     745,202      621,969      713,485      557,678      444,609      358,020    314,436
Securities purchased under
  agreements to resell.....     324,482      215,850      310,935      184,852      174,583      146,881     69,278
Securities owned, at
  market...................     477,112      417,563      390,656      480,662      353,708      275,611    229,278
Memberships in exchanges,
  at cost..................       2,411        2,248        2,428        2,428        2,428          719        719
Furniture, equipment and
  leasehold improvements,
  net......................      27,009       26,371       26,498       26,167       24,332       24,062     18,492
Building and
  improvements.............          --           --           --           --           --       19,356     19,908
Other assets...............      84,356       60,460       72,050       61,903       53,374       34,202     27,548
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
                             $2,057,532   $1,600,068   $1,732,276   $1,598,365   $1,463,821   $1,208,257   $946,648
                             ==========   ==========   ==========   ==========   ==========   ==========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
Short-term borrowings......  $  156,384   $  170,300   $  100,290   $  115,100   $   68,400   $      570   $ 31,400
Mortgage note payable......          --           --           --           --           --       19,714     19,965
Commercial paper...........     110,407       55,278       70,741       65,111       37,502      106,930     42,928
Payable to brokers and
  dealers and clearing
  organizations............      15,419       43,414       18,768        7,959       13,151       12,718      9,201
Payable to customers.......   1,003,721      723,193      829,517      733,725      700,332      583,922    484,547
Customer drafts payable....      16,251       15,774       17,752       16,076       17,615       17,362     14,456
Securities sold under
  agreements to
  repurchase...............     305,079      192,336      207,488      239,019      162,734       97,417     54,826
Securities sold, not yet
  purchased, at market.....      93,528       88,993      130,851       58,755      116,727       94,298     62,972
Other liabilities..........      89,349       68,121       98,240       83,558       90,002       71,606     57,345
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
                              1,790,138    1,357,409    1,473,647    1,319,303    1,206,463    1,004,537    777,640
STOCKHOLDERS' EQUITY:
Common stock, par value
  $.625 per share:
  authorized 100,000,000
  shares;..................      17,851       18,339       17,842       19,911       20,510       19,782     12,773
Additional paid-in
  capital..................          --           --           --           --       13,561        1,048      1,511
  Retained earnings........     249,543      224,320      240,787      259,151      223,287      182,890    154,724
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
                                267,394      242,659      258,629      279,062      257,358      203,720    169,008
                             ----------   ----------   ----------   ----------   ----------   ----------   --------
                             $2,057,532   $1,600,068   $1,732,276   $1,598,365   $1,463,821   $1,208,257   $946,648
                             ==========   ==========   ==========   ==========   ==========   ==========   ========

                                  RISK FACTORS

GENERAL

     If the merger is completed, you will receive shares of Regions common stock in exchange for your shares of Morgan Keegan common stock unless you make a successful election to receive cash consideration for all of your shares of Morgan Keegan common stock. You should be aware of the particular risks and uncertainties that are applicable to an investment in Regions common stock. Specifically, there are risks and uncertainties that bear on Regions' future financial results and that may cause Regions' future earnings and financial condition to be less than Regions' expectations.

     Some of the risks and uncertainties involved in an investment in Regions common stock relate to economic conditions generally and would affect other financial institutions in similar ways. These aspects and other risks relative to Regions are discussed in this proxy statement-prospectus under the heading "Forward-Looking Statements" on page 66. This section addresses particular risks and uncertainties that are specific to the merger.

RISKS RELATING TO THE MERGER

     THE VALUE OF THE REGIONS COMMON STOCK THAT YOU RECEIVE IN EXCHANGE FOR EACH SHARE OF MORGAN KEEGAN COMMON STOCK MAY BE LESS THAN $27.00. The exact exchange ratio will be determined based on the weighted average trading prices of Regions common stock over a ten trading day period ending on the second full trading day prior to the closing of the merger. As a result, it is unlikely that you will receive shares of Regions common stock at the time we complete the merger valued at exactly $27.00 per share of Morgan Keegan common stock. In addition, if the market price of Regions common stock at the time we complete the merger or at the time you receive Regions stock certificates is lower than the average of the weighted average trading prices of Regions common stock used to determine the exchange ratio, the value of the Regions common stock you receive in exchange for your shares of Morgan Keegan common stock will be less than $27.00 at the time we complete the merger or at the time you receive Regions stock certificates, as the case may be. The trading price of Regions common stock could fluctuate depending upon any number of reasons, including those specific to Regions and those that influence the trading prices of equity securities generally.

     REGIONS MAY NOT BE ABLE TO SUCCESSFULLY ASSIMILATE MORGAN KEEGAN'S OPERATIONS INTO REGIONS' OPERATIONS, WHICH IN TURN COULD DEPRESS REGIONS' FUTURE EARNINGS AND STOCK PRICE. The merger involves the assimilation of two companies that have previously operated independently of each other. Successful assimilation of Morgan Keegan's broker/dealer operations will depend primarily on Regions' ability to consolidate operations, systems and procedures and to reduce costs. Regions may not be able to assimilate Morgan Keegan's operations without encountering difficulties including, without limitation:

     - the loss of key employees and customers; and

     - unexpected problems with costs, operations, personnel or technology.

     Further, Regions has limited experience in operating a broker/dealer business such as the one operated by Morgan Keegan. Although Morgan Keegan management will continue to manage the broker/dealer business of Morgan Keegan following the merger and will assume management of Regions' other broker/dealer business, Regions may not be able to operate Morgan Keegan & Company, Inc. as a subsidiary business as effectively as the management of Morgan Keegan operates it currently.

     REGIONS' ACQUISITION STRATEGY COULD POSE RISKS OF FUTURE STOCKHOLDER DILUTION OR REDUCTION OF CAPITAL, WHICH IN TURN COULD REDUCE THE VALUE OF AN INVESTMENT IN REGIONS COMMON STOCK. Regions has grown through acquisitions in recent years and Regions from time to time evaluates strategic opportunities in the banking industry and in related financial service industries. If Regions makes acquisitions in the future, Regions would either be required to issue common stock to pay for those future acquisitions, which could dilute the ownership interest of all Regions stockholders at the time of any such acquisition, or use cash or other liquid assets or incur debt to complete those future acquisitions, in which event Regions could become more susceptible to economic downturns and competitive pressures.

     THE TRADING PRICE OF REGIONS COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE WHICH AFFECT THE PRICE OF MORGAN KEEGAN COMMON STOCK, SO THAT FUTURE EVENTS COULD DEPRESS THE VALUE OF REGIONS COMMON STOCK MORE THAN AN INVESTMENT IN THE SECURITIES BROKERAGE SECTOR. When the merger is completed, holders of Morgan Keegan common stock who do not make a successful election to receive cash consideration in exchange for all of their shares of Morgan Keegan common stock will automatically become Regions stockholders. Regions' overall business differs from that of Morgan Keegan, and Regions' results of operations, as well as the trading price of Regions common stock, may be affected by factors different from those affecting Morgan Keegan's results of operations and the price of Morgan Keegan common stock. For a discussion of Regions' and Morgan Keegan's businesses and information to consider in connection with such businesses, see Regions' Annual Report on Form 10-K for the year ended December 31, 1999, and Morgan Keegan's Annual Report on Form 10-K for the fiscal year ended July 31, 2000, which are incorporated by reference in this proxy statement-prospectus.

                              THE SPECIAL MEETING

GENERAL

     This proxy statement-prospectus is being furnished to the stockholders of Morgan Keegan in connection with the solicitation by the Morgan Keegan board of directors of proxies for use at a special meeting of stockholders. At the special meeting Morgan Keegan stockholders will be asked to vote upon a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

     The special meeting will be held at 10:00 a.m., local time, on Thursday, March 29, 2001, at the main offices of Morgan Keegan, located at Fifty Front Street, 21st Floor, Memphis, Tennessee.

     You are requested promptly to sign, date and return the accompanying proxy card to Morgan Keegan in the enclosed postage-paid, addressed envelope. Your failure to vote in person or by proxy at the special meeting will have the same effect as a vote against the merger agreement.

     After you have delivered a proxy, you may revoke it at any time before it is voted by (1) giving notice of revocation in writing or submitting to Morgan Keegan a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Morgan Keegan before the special meeting or
(2) attending the special meeting and voting in person. You should send any notice of revocation to Morgan Keegan, Inc., Fifty Front Street, Memphis, Tennessee, 38103, Attention: Joseph C. Weller, Secretary. A proxy will not be revoked by death of the stockholder executing the proxy, or if the stockholder becomes incompetent after submitting a signed proxy, unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of Morgan Keegan common stock represented by properly executed proxies received at or prior to the special meeting and not subsequently revoked will be voted as directed in the proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN OR YOU HAVE VOTED AGAINST THE MERGER, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE MERGER AGREEMENT. As of the date of this proxy statement-prospectus, Morgan Keegan is unaware of any other matter to be presented at the special meeting.

     Morgan Keegan will solicit proxies by mail, and possibly by telephone or telegram or in person by the directors, officers and employees of Morgan Keegan, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners of Morgan Keegan common stock and will be reimbursed for their reasonable out-of-pocket expenses.

RECORD DATE; VOTE REQUIRED

     Morgan Keegan's board of directors has established the close of business on February 22, 2001, as the record date for determining the Morgan Keegan stockholders entitled to notice of and to vote at the special meeting. Only Morgan Keegan stockholders of record as of the record date will be entitled to vote at the special meeting. As of the record date, there were approximately 485 record holders of 28,786,100 shares of Morgan Keegan common stock outstanding and entitled to vote at the special meeting. Each outstanding share is entitled to one vote.

     The presence, in person or by proxy, of a majority of the outstanding shares of Morgan Keegan common stock is necessary to constitute a quorum of the stockholders. A quorum must be present before a vote on the merger can be taken at the special meeting. For these purposes, shares of Morgan Keegan common stock that are present, or represented by proxy, at the special meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the merger agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Morgan Keegan common stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

     Once a quorum is established, approval of the merger agreement and the transactions contemplated thereby, including the merger, requires the approval of the holders of a majority of the outstanding shares of Morgan Keegan common stock entitled to vote at the special meeting. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, will have the same effect as a vote against the merger agreement.

     The directors and executive officers of Morgan Keegan, together with their immediate family members, entities they control and their affiliates, beneficially owned, as of the record date, 6,755,718 shares, or approximately 24% of the outstanding shares, of Morgan Keegan common stock. The directors and certain executive officers of Morgan Keegan have agreed to vote those shares of Morgan Keegan common stock over which they have voting control, other than in a fiduciary capacity, in favor of the merger. The directors and executive officers of Regions, their immediate family members, entities they control and their affiliates beneficially owned in total, as of the record date, less than 1% of the outstanding shares of Morgan Keegan common stock.

                                   THE MERGER

     We describe below the material terms of the merger of Morgan Keegan with and into Regions. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the merger agreement, which is attached as Appendix A to this proxy statement-prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

     The merger agreement provides generally for the acquisition of Morgan Keegan by Regions through the merger of Morgan Keegan with and into Regions, with Regions as the surviving corporation in the merger.

     At the time that we complete the merger, except to the extent you make a successful election to receive cash consideration in the merger as described below under "Cash Election Feature," each share of Morgan Keegan common stock (excluding shares held by Morgan Keegan, Regions or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the time we complete the merger will be converted into that number of shares of Regions common stock equal to the quotient obtained by dividing (x) $27.00 by (y) the average of the daily trading prices (weighted to reflect the volume of shares traded at each price) of Regions common stock over the ten consecutive full trading day period ending on the second full trading day immediately proceeding the day we complete the merger. This exchange ratio is intended to result in stockholders of Morgan Keegan receiving a number of shares of Regions' common stock valued as close as reasonably practical to $27.00 for each share of Morgan Keegan common stock as of the time we complete the merger.

     Each share of Regions common stock outstanding immediately before we complete the merger will remain outstanding and unchanged as a result of the merger.

     No fractional shares of Regions common stock will be issued in connection with the merger. Instead, Regions will make a cash payment equal to the fractional part of any share of Regions common stock which a Morgan Keegan stockholder would otherwise receive multiplied by the closing price of Regions common stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last trading day prior to the time we complete the merger.

CASH ELECTION FEATURE

     Instead of receiving Regions common stock in the merger, you may elect to receive cash consideration in exchange for any or all of your shares of Morgan Keegan common stock. If you do not elect to receive cash, you will automatically receive shares of Regions common stock in exchange for your shares of Morgan Keegan common stock. The exercise of the cash election must be in accordance with the election procedures described below. Holders who make a proper cash election and who are not randomly selected by the exchange agent to receive Regions common stock will receive $27.00 in cash for each share of Morgan Keegan common stock covered by the cash election. The total amount of cash that will be paid in the merger (including cash to be paid with respect to stock rights under Morgan Keegan's 2000 non-employee directors' stock option plan and cash paid instead of fractional shares) will not exceed 30% of the total consideration paid in exchange for all shares of Morgan Keegan common stock in the merger, which may be increased by Regions in its sole discretion to a percentage not greater than 45%, as increased or not, the "maximum cash amount." If the number of Morgan Keegan stockholders electing to receive cash would otherwise result in the total cash paid by Regions in the merger exceeding the maximum cash amount, the exchange agent will randomly select, from among those holders electing to receive cash, enough holders to receive Regions common stock so that the total cash consideration is as close as practicable to the maximum cash amount.

PROCEDURES FOR MAKING A CASH ELECTION

     An election form, which includes customary transmittal materials, is being delivered with this proxy statement-prospectus to each holder of record of Morgan Keegan common stock as of the record date for the special meeting. The election form specifies that delivery will be effected, and risk of loss and title to the certificates representing shares of Morgan Keegan common stock will pass, only upon proper delivery of those certificates to the exchange agent.

     Each election form permits a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Morgan Keegan common stock to elect to receive cash with respect to all or a portion of such holder's Morgan Keegan common stock.

     Any shares of Morgan Keegan common stock with respect to which the holder has not made a valid cash election on or before 5:00 p.m., New York City time, on March 19, 2001, the election deadline, will be converted into shares of Regions common stock upon completion of the merger.

     Regions will make available one or more election forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Morgan Keegan common stock between the record date for the special meeting and the close of business on the business day prior to the election deadline.

     A cash election will be properly made only if the exchange agent actually receives a properly completed election form by the election deadline. You must submit with your election form the Morgan Keegan common stock certificate(s) (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) that represent the shares of Morgan Keegan common stock you are electing to receive cash in respect of, together with the duly executed transmittal materials included in the election form. You may revoke or change your election form at or prior to the election deadline. In the event an election form is revoked prior to the election deadline, the shares of Morgan Keegan common stock represented by such election form will be treated like other shares of Morgan Keegan common stock with respect to which no cash election is made. Subject to the terms of the merger agreement and of the election form, the exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters will be binding and conclusive. Neither Regions nor the exchange agent will be under any obligation to notify any person of any defect in an election form.

     IF YOU WISH TO RECEIVE CASH FOR ANY OR ALL OF YOUR SHARES OF MORGAN KEEGAN COMMON STOCK, THE EXCHANGE AGENT MUST RECEIVE YOUR ELECTION FORM AND YOUR STOCK CERTIFICATE(S) (OR CUSTOMARY AFFIDAVITS AND INDEMNIFICATION REGARDING THE LOSS OR DESTRUCTION OF SUCH CERTIFICATES OR THE GUARANTEED DELIVERY OF SUCH CERTIFICATES) WITH THE APPROPRIATE TRANSMITTAL MATERIALS PRIOR TO THE ELECTION DEADLINE.

     Within five business days after the election deadline, unless the merger has not been completed, in which case as soon as practicable after the merger is complete, Regions will cause the exchange agent to allocate the right to receive the cash consideration among the holders of Morgan Keegan common stock in accordance with the election forms as follows:

     - if the amount of cash that would be issued upon the exchange for cash of all shares of Morgan Keegan common stock covered by a cash election, together with cash to be paid with respect to stock rights under Morgan Keegan's 2000 non-employee directors' stock option plan and cash to be paid instead of fractional shares, is less than or equal to the maximum cash amount, then:

          (1) all shares of Morgan Keegan common stock with respect to which stockholders have elected to receive cash will be converted into the right to receive $27.00 in cash per share and

          (2) all other shares of Morgan Keegan common stock will be converted into the right to receive Regions common stock based on the exchange ratio;

     - if the amount of cash that would be issued upon the exchange for cash of all shares of Morgan Keegan common stock covered by a cash election, together with cash to be paid with respect to stock rights under Morgan Keegan's 2000 non-employee directors' stock option plan and cash to be paid instead of fractional shares, is greater than the maximum cash amount, then:

          (1) the exchange agent will randomly select from among the stockholders electing to receive cash instead of Regions common stock a sufficient number of these holders to receive Regions common stock instead of cash so that the amount of cash that will be issued in the merger equals as closely as practicable the maximum cash amount, and all shares held by those selected holders will be converted into the right to receive Regions common stock based on the exchange ratio,

          (2) all other shares of Morgan Keegan common stock with respect to which stockholders have elected to receive cash will be converted into the right to receive $27.00 in cash per share, and

          (3) all shares with respect to which no election to receive cash was made will be converted into the right to receive Regions common stock based on the exchange ratio.

PROCEDURES FOR EXCHANGING SHARES OF MORGAN KEEGAN COMMON STOCK FOR REGIONS COMMON STOCK

     As promptly as practicable after the completion of the merger, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of Morgan Keegan who have not elected to receive cash in exchange for all of their Morgan Keegan shares, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Morgan Keegan common stock for certificates representing shares of Regions common stock.

     UNLESS YOU HAVE PREVIOUSLY SUBMITTED OR ARE SUBMITTING YOUR STOCK CERTIFICATES WITH A CASH ELECTION FORM, YOU SHOULD NOT SEND IN YOUR MORGAN KEEGAN CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS THAT THE EXCHANGE AGENT WILL SEND AFTER THE COMPLETION OF THE MERGER. Upon surrender to the exchange agent of certificates for Morgan Keegan common stock to be exchanged for Regions common stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Morgan Keegan common stock surrendering those items a certificate or certificates representing the number of shares of Regions common stock to which that holder is entitled, if any, and a check for the amount to be paid instead of any fractional share of Regions common stock, without interest. The transmittal materials shall specify that risk of loss and title to the stock certificates representing shares of Morgan Keegan common stock will only pass upon proper delivery of such certificates to the exchange agent. After the merger is completed, to the extent permitted by law and except to the extent a stockholder will receive cash for their shares of Morgan Keegan common stock, Morgan Keegan stockholders of record as of the time we complete the merger will be entitled to vote at any meeting of Regions stockholders the number of whole shares of Regions common stock into which their Morgan Keegan common stock has been converted, regardless of whether such stockholders have surrendered their Morgan Keegan common stock certificates. No dividend or other distribution payable after the completion of the merger with respect to Regions common stock, however, will be paid to the holder of any unsurrendered Morgan Keegan certificate until the holder properly surrenders such certificate. Upon surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid instead of any fractional share interest will be delivered to such stockholder, in each case without interest.

     After the effective time of the merger, a Morgan Keegan stockholder will be unable to transfer shares of Morgan Keegan common stock. If certificates representing shares of Morgan Keegan common stock are presented for transfer after the completion of the merger, they will be canceled and exchanged for shares of Regions common stock and a check for the amount due instead of any fractional share of Regions common stock deliverable in respect of those shares.

TREATMENT OF MORGAN KEEGAN OPTIONS

     The merger agreement provides that at the time we complete the merger, all outstanding rights with respect to Morgan Keegan common stock pursuant to stock options, stock appreciation rights or stock awards granted by Morgan Keegan under its stock option plans (except for rights under the 2000 non-employee directors' stock option plan), whether or not then exercisable, will be converted into and will become rights with respect to Regions common stock, and Regions will assume each of those rights in accordance with the terms of the plan under which it was issued and the agreement by which it is evidenced. After we complete the merger, those options or rights will become options or rights with respect to Regions common stock, with the exercise or threshold price and number of shares of Regions common stock for which each right is exercisable adjusted to reflect the exchange ratio. Those options that were issued as incentive stock options will be adjusted in accordance with Section 424 of the Internal Revenue Code in order to avoid certain tax consequences for the option holder.

     At the time we complete the merger, each holder of options or rights granted under the 2000 non-employee directors' stock option plan will become entitled to receive for each Morgan Keegan stock right a cash payment equal to the excess of $27.00 over the exercise price of the right.

     The executive officers and directors of Morgan Keegan held in the aggregate exercisable options to purchase 125,000 shares of Morgan Keegan common stock as of the record date for the special meeting.

REPURCHASES OF REGIONS COMMON STOCK

     Regions will repurchase some or all of the shares of Regions common stock that Regions will issue to the holders of Morgan Keegan common stock as consideration in the merger. Regions presently anticipates that the payments for repurchases, together with payments to satisfy cash elections by holders of Morgan Keegan common stock, will amount to approximately 75% of the total value of the consideration issuable in the merger. These repurchases will be made in the open market or pursuant to privately negotiated transactions in accordance with all applicable laws and regulations. Under the SEC's Regulation M, Regions will be precluded from making any purchases of shares of its common stock or Morgan Keegan common stock from the day we mail this proxy statement-prospectus until the date of the special meeting as well as from the day before the commencement of the 10 trading day period during which we will determine the exchange ratio until the conclusion of that period. Regions plans to finance these repurchases with available liquid assets as well as through the issuance of securities that may include debt, preferred stock or trust preferred securities. See "Information About Regions -- Recent Developments."

BACKGROUND OF THE MERGER

     As an ongoing part of its growth strategies, Regions regularly considers acquisition opportunities with respect to companies or assets that would complement or expand its existing lines of business. In addition, from time to time, Morgan Keegan's senior management reviews the potential impacts on Morgan Keegan's business of the various trends affecting the brokerage services industry, including trends toward increased consolidation in the financial services industry and increased competition generally.

     In late September of 2000, the chief executive officers of Regions and Morgan Keegan had an introductory meeting, at which time they discussed their companies and the general state of the financial services industry. In late October of 2000, at the request of Regions management, Allen B. Morgan, Morgan Keegan's chief executive officer, and Joseph C. Weller, Morgan Keegan's chief financial officer, met with Carl E. Jones, Jr., Regions' chief executive officer, and Richard D. Horsley, Regions' vice chairman and chief financial officer, to explore the possibility of a strategic combination of the companies.

     In November of 2000, Morgan Keegan management contacted and met with representatives of Lazard to discuss continuing trends in the brokerage services industry and to assist Morgan Keegan in its evaluation of a possible transaction with Regions. On November 17, 2000, representatives of Lazard met with members of Regions' senior management to ascertain the level of interest in pursuing discussions relating to a possible combination of the companies.

     Following the November 17th meeting, other senior members of Morgan Keegan's management were informed of the discussions with Regions and on November 21, 2000, at a regularly scheduled meeting of the Morgan Keegan board of directors, management informed the board members of its exploratory discussions with Regions. At that meeting, representatives of Lazard also reviewed certain financial information relating to Morgan and Regions and the brokerage services industry generally.

     On November 22, 2000, Morgan Keegan and Regions entered into a confidentiality agreement under which each of Morgan Keegan and Regions agreed, among other things, to maintain the confidentiality of certain nonpublic information regarding the other provided to it in connection with their evaluation of a possible transaction involving the two companies.

     On November 29, 2000, the senior managements of Morgan Keegan and Regions met for the purpose of initiating their respective due diligence reviews.

     On December 4, 2000, Messrs. Morgan and Jones discussed generally whether Morgan Keegan would be receptive to an acquisition proposal by Regions. On December 6, 2000, representatives of Morgan Keegan and Regions, together with their respective financial advisors, met and discussed, among other things, possible synergies resulting from a combination of the companies. In addition, during the first week of December, Morgan Keegan hired special outside counsel to assist it in a possible acquisition by Regions.

     On December 8, 2000, Mr. Jones indicated that Regions would be interested in acquiring all of the outstanding shares of Morgan Keegan in exchange for $27.00 in Regions common stock for each share of Morgan Keegan common stock, subject to, among other things, satisfactory due diligence, board approval and agreement on structure, form of consideration and definitive documentation. Also discussed was the possibility of Morgan Keegan stockholders receiving cash consideration instead of Regions common stock. Prior to this date, Regions and Morgan Keegan representatives had several general discussions regarding possible terms, including regarding price, that an acquisition proposal might include. Also, on December 8, 2000, Regions' outside counsel delivered a draft merger agreement, termination fee agreement and related agreements to Morgan Keegan's special outside counsel.

     From December 8, 2000 through December 17, 2000, Morgan Keegan and Regions and their respective legal advisors negotiated the terms of the transaction documents, including the terms and conditions of the merger, the circumstances in which the termination fee would be payable, the employee retention and employment arrangements relating to the acquisition and the restrictions on the operations of Morgan Keegan between signing of the merger agreement and closing of the merger. Also during this period, each of Regions and Morgan Keegan, together with their respective financial and legal advisors, completed their respective due diligence reviews.

     On December 15, 2000, the Morgan Keegan board of directors held a special meeting of the board to discuss the terms of the proposed merger. Lazard outlined the proposed transaction with Regions, and discussed its financial terms. During this meeting, the Morgan Keegan board of directors received the oral opinion of Lazard, that, as of that date, and subject to certain matters stated therein, the consideration received in connection with the merger is fair, from a financial point of view, to the holders of shares of Morgan Keegan common stock. Lazard confirmed the oral opinion in a written opinion dated

December 17, 2000. Morgan Keegan's legal advisors reviewed the terms of the merger agreement, the termination fee agreement, the support agreements and the employment arrangements that Regions would require as a condition to agreeing to the transaction as well as other relevant issues, including a discussion of several drafting points in the documents that were still under negotiation. After further discussion of these matters, the Morgan Keegan board unanimously determined that the merger is fair to, and in the best interests of, Morgan Keegan and its stockholders, and adopted the merger agreement, and the transactions contemplated thereby, including the merger, and the related agreements, subject to the resolution of the remaining open issues, and resolved to recommend that Morgan Keegan stockholders vote to approve the merger agreement.

     The Regions board of directors held a special meeting on December 15, 2000 to consider the proposed transaction. Regions' management made a presentation that included a review of the terms of the merger agreement, the termination fee agreement and the other related agreements as proposed, a summary of the financial aspects of the proposed transaction and a summary of Regions' due diligence review. Representatives of Salomon Smith Barney, which Regions had engaged as its financial advisor with respect to the merger, participated in part of the meeting and addressed some of the financial aspects of the merger. The Regions board of directors unanimously adopted the merger agreement and the other related agreements and approved the merger.

     On December 16 and 17, 2000, representatives of Morgan Keegan and Regions resolved the remaining open issues in the merger agreement, termination fee agreement and related documents. Contemporaneously with the negotiation of the merger agreement and related documents, Mr. Morgan, Mr. Weller, Stephen P. Laffey, James A. Parrish, Jr. and G. Douglas Edwards agreed to enter into employment agreements with Regions to become effective upon the completion of the merger and those agreements were executed at the same time as the merger agreement, the termination fee agreement and the support agreements. The merger agreement, termination fee agreement and related documents were signed by Morgan Keegan and Regions on December 17, 2000, and Morgan Keegan and Regions issued a joint press release announcing the proposed merger the following day.

MORGAN KEEGAN'S REASONS FOR THE MERGER

     In approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Morgan Keegan board of directors considered a number of factors, including the following:

     - TRANSACTION FINANCIAL TERMS/PREMIUM TO MARKET PRICE. The relationship of the consideration to be received in the merger to recent and historical market prices of Morgan Keegan common stock. The $27.00 consideration value represented a 38.9% premium over the $19.44 closing price of the shares of Morgan Keegan common stock on December 15, 2000. The Morgan Keegan board also considered the form of consideration to be paid to holders of shares of Morgan Keegan common stock in the merger, taking into account the certainty of the value of the consideration to be received, as well as the fact that those stockholders who do not elect the cash consideration will become holders of Regions common stock and participate in the future prospects of the combined businesses of Regions and Morgan Keegan.

     - LAZARD ANALYSES. Presentations from and the opinion delivered by Lazard dated December 17, 2000, that, based upon and subject to the considerations and assumptions as stated in the opinion, the consideration to be received by holders of shares of Morgan Keegan common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders. The analyses performed by Lazard are described under "-- Opinion of Financial Advisor to Morgan Keegan." A copy of Lazard's opinion is attached to this proxy statement-prospectus as Appendix B and is incorporated in this document by reference. STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. The Morgan Keegan board was aware that Lazard would become entitled to certain fees described under "-- Opinion of Financial Advisor to Morgan Keegan" upon consummation of the merger.

     - MORGAN KEEGAN'S OPERATING AND FINANCIAL CONDITION. The current and historical financial condition and results of operation of Morgan Keegan, as well as the prospects and strategic objectives of Morgan Keegan, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the securities brokerage industry in which Morgan Keegan's business operates.

     - REGIONS' OPERATING AND FINANCIAL CONDITION. The current and historical financial condition and results of operations of Regions, as well as the prospects and strategic objectives of Regions, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the industry in which Regions' businesses operate.

     - BENEFITS OF THE COMBINATION. The fact that the combination of the businesses of Morgan Keegan with those of Regions is expected to lead to potential cost savings and other synergies.

     - NO FINANCING CONDITION. The fact that the merger would not be subject to a financing condition and that Regions has the financial capacity to consummate the merger.

     - STRATEGIC ALTERNATIVES. The presentations of Morgan Keegan's management, Lazard and the Morgan Keegan board of directors' review with respect to trends in the industries in which Morgan Keegan's business operates and the strategic alternatives available to it, including Morgan Keegan remaining an independent company, the possibility of acquisitions or mergers with other companies in these industries and other transactions, as well as the risks and uncertainties associated with the strategic alternatives available to Morgan Keegan.

     - TIMING AND MANNER OF COMPLETION. The anticipated timing of consummation of the transactions contemplated by the merger agreement.

     - CONDITIONS TO CONSUMMATION. The obligations of Regions and Morgan Keegan to consummate the merger being subject to customary conditions. The Morgan Keegan board of directors also considered the likelihood of obtaining required regulatory approvals without undue conditions or delay.

     - ALTERNATIVE TRANSACTIONS. The Morgan Keegan board of directors considered that under the terms of the merger agreement, while Morgan Keegan is prohibited from soliciting acquisition proposals from third parties, Morgan Keegan may furnish information to and participate in negotiations with third parties in response to an unsolicited acquisition proposal.

     - TAX-FREE TREATMENT. The fact that for stockholders that only receive stock consideration, the merger would be treated as a tax-free exchange of Morgan Keegan common stock for Regions common stock for federal income tax purposes.

     - RETENTION ARRANGEMENTS. The fact that retention arrangements have been provided for in connection with the merger.

     - OPPORTUNITY FOR NEW PRODUCTS AND SERVICES. The belief that affiliation with a depository institution would enhance the development of new products and services and the cross selling of products and services.

     In addition, the Morgan Keegan board of directors considered potentially negative factors in its deliberations, including the following:

     - IMPACT OF THE TRANSACTION ON INTERIM OPERATIONS OF MORGAN KEEGAN. The possible negative impact on the business of Morgan Keegan between signing of the merger agreement and completion of the merger due to announcement of the merger and the interim covenants relating to the operation of Morgan Keegan's business between signing of the merger agreement and completion of the merger.

     - TERMINATION FEE. That Morgan Keegan may be required to pay a termination fee of $25 million following the termination of the merger agreement under the circumstances that we describe under "Merger
       Agreement -- Termination Fee Agreement."

     - RISK FACTORS.  The matters described under "Risk Factors."

     The terms of the merger were the result of arms-length negotiations between representatives of Morgan Keegan and representatives of Regions. The foregoing discussion of the information and factors considered by the Morgan Keegan board of directors is not intended to be exhaustive but includes all material factors considered by the Morgan Keegan board of directors in reaching its determination to approve the merger and the merger agreement. The Morgan Keegan board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the merger, and considering, among other things, the matters discussed above, the board of directors of Morgan Keegan unanimously adopted the merger agreement as being in the best interests of Morgan Keegan and its stockholders. Each member of the board of directors of Morgan Keegan has agreed to vote those shares of Morgan Keegan common stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the merger.

     Morgan Keegan's board of directors unanimously recommends that Morgan Keegan stockholders vote FOR approval of the merger agreement and the transactions contemplated thereby, including the merger.

REGIONS' REASONS FOR THE MERGER

     In approving the merger agreement and the transactions contemplated thereby, including the merger, the Regions board of directors considered a number of factors concerning the benefits of the merger, including the following:

     - INFORMATION CONCERNING MORGAN KEEGAN. Information concerning the business, operations, earnings, and financial condition of Morgan Keegan.

     - FINANCIAL TERMS OF THE MERGER. Various financial aspects of the merger as reported by Regions' management including (1) the anticipated effect of the merger on Regions' per share earnings and book value per share,(2) an evaluation of pricing aspects of the merger including pricing characteristics of other merger transactions involving financial services companies, and (3) the anticipated accounting treatment of the merger as a purchase.

     - NONFINANCIAL TERMS OF THE MERGER. Various nonfinancial aspects of the merger, including the treatment of the merger as a tax-free exchange of Morgan Keegan common stock for Regions common stock for federal income tax purposes and the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

     - STRATEGIC ASPECTS OF THE MERGER. Strategic aspects of combining with a substantial securities broker/dealer firm, including the opportunity to accelerate Regions' market penetration of its securities broker/dealer operations in its market area, the ability to offer customers of the combined companies a broader range of financial products and services, and the addition to Regions of Morgan Keegan's expertise in business segments not currently pursued by Regions, such as investment banking.

     - POTENTIAL TO ENHANCE EARNINGS. The opportunity for Regions to increase its revenues and in particular its non-interest income by offering Morgan Keegan's products to existing Regions customers as well as to potential customers.

     - STRENGTH OF MORGAN KEEGAN MANAGEMENT. That Morgan Keegan's management team has a proven record in operating a regional securities broker/dealer, as reflected in the historical operating results of Morgan Keegan.

     - COMPATIBILITY OF MANAGEMENT PHILOSOPHIES AND CORPORATE CULTURES. That Morgan Keegan and Regions appear to share similar business philosophies and corporate cultures, reflecting delegation of management authority to local business units and emphasis on customer relationships and customer service.

     The foregoing discussion of the information and factors considered by the Regions board of directors is not intended to be exhaustive but includes all material factors considered by the Regions board of directors. In reaching its determination to approve the merger and the merger agreement, the Regions board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the merger, and considering, among other things, the matters discussed above, the Regions board of directors determined that the merger is in the best interests of Regions and its stockholders and unanimously approved the merger agreement.

OPINION OF MORGAN KEEGAN'S FINANCIAL ADVISOR

     Morgan Keegan has retained Lazard to act as financial advisor in connection with the merger. As part of this engagement, Lazard agreed to render to Morgan Keegan's board of directors an opinion with respect to the fairness to Morgan Keegan's stockholders of the consideration to be received in the merger from a financial point of view.

     The fairness opinion of Lazard is described below.

     Morgan Keegan retained Lazard to act as its financial advisor in connection with the merger and related matters based on its qualifications, expertise, reputation and knowledge of the business and affairs of Morgan Keegan.

     At the December 15, 2000 meeting of Morgan Keegan's board of directors, Lazard rendered its oral opinion to the board of directors of Morgan Keegan, which was based on its review of the terms of the merger, that, as of such date, the consideration to be received by the holders of Morgan Keegan common stock provided in the merger agreement was fair from a financial point of view to the holders of Morgan Keegan common stock. Lazard subsequently delivered to the Morgan Keegan board of directors a written opinion, dated December 17, 2000, confirming its oral opinion. No limitations were imposed by Morgan Keegan's board of directors upon Lazard with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of Lazard's opinion is attached as Appendix B to this document. Lazard's opinion describes, among other things, the assumptions made, procedures followed, matters considered and limits on the review undertaken in connection with that opinion. Morgan Keegan stockholders are urged to, and should, read the opinion carefully and in its entirety. Lazard addressed its opinion to Morgan Keegan's board of directors. The opinion relates only to the fairness, from a financial point of view, of the consideration to be received by the holders of Morgan Keegan common stock and does not address any other aspect of the merger, nor does it constitute a recommendation to any holder of Morgan Keegan common stock as to how to vote at the meeting. The summary of Lazard's opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

     In connection with rendering its opinion, Lazard, among other things:

     - reviewed the financial terms and conditions of the merger agreement and ancillary agreements;

     - analyzed certain historical business and financial information relating to Morgan Keegan and Regions;

     - reviewed various financial forecasts for the 2001 fiscal year and 2001 calendar year and other data provided to it by the management of Morgan Keegan;

     - held discussions with members of the senior management of Morgan Keegan and Regions with respect to the businesses and prospects of Morgan Keegan and Regions, respectively, and the strategic objectives of each;

     - reviewed public information with respect to certain other companies in lines of businesses it believed to be generally comparable to the businesses of Morgan Keegan and Regions;

     - reviewed the financial terms of certain business combinations involving companies in lines of businesses it believed to be generally comparable to that of Morgan Keegan;

     - reviewed the historical stock prices and trading volumes of Regions common stock; and

     - conducted such other financial studies, analyses and investigations as deemed appropriate.

     In rendering its opinion, Lazard relied upon the accuracy and completeness of the financial and other information reviewed by Lazard for the purposes of its opinion and assumed no responsibility for any independent verification of the information. With respect to financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Morgan

Keegan as to the future financial performance of Morgan Keegan, and Lazard assumed that the forecasts and projections would be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to such forecasts and projections or the assumptions on which they were based. Lazard did not receive financial forecasts from Regions. In addition, Lazard did not review individual credit files of Regions, nor did Lazard make or obtain any independent evaluation or appraisal of the assets and liabilities of Morgan Keegan or Regions or any of their respective subsidiaries or concerning the solvency or fair value of any of the foregoing entities and Lazard was not furnished with any evaluation or appraisal.

     Lazard's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by Morgan Keegan, and that obtaining the necessary regulatory approvals for the merger would not have a material adverse effect on Morgan Keegan or Regions. Lazard had not been asked to solicit, nor did Lazard solicit, any indications of interest in a transaction involving Morgan Keegan with any third party other than Regions.

     The following is a summary of material financial analyses performed by Lazard in preparation of its oral opinion rendered on December 15, 2000, and reviewed with Morgan Keegan's board of directors on that date. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lazard, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     OVERVIEW OF MORGAN KEEGAN. Lazard presented an overview of Morgan Keegan, including a review of Morgan Keegan's historical financial data and lines of business and a comparison of Morgan Keegan's financial performance to that of a brokerage company index comprised of a group of securities firms (the "Brokerage Company Index"). The Brokerage Company Index included data for the following six publicly traded regional brokerage companies that Lazard considered comparable to Morgan Keegan for the purposes of this analysis:

- Advest Group, Inc.                     - Legg Mason, Inc.
- A.G. Edwards, Inc.                     - Raymond James Financial, Inc.
- Dain Rauscher Incorporated             - Tucker Anthony Sutro

     With regard to Morgan Keegan's financial performance, Lazard compared various financial statistics to analyze the operating performance of Morgan Keegan versus the Brokerage Company Index using financial data for the twelve months ended October 31, 2000, or the most recently available information. Comparative operating data from this analysis is shown in the following table:

                                                            BROKERAGE COMPANY INDEX
                                                           -------------------------
                                          MORGAN KEEGAN     LOW     HIGH     MEDIAN
                                          -------------    -----    -----    -------
Pre-tax margin..........................      17.4%         9.2%    21.7%     14.7%
Return on average equity................      19.0         12.2     25.9      20.4
Tangible equity as a percent of Adjusted
Assets(a)...............................      19.3          7.5     44.1      19.6
Pre-tax income growth (b)...............      10.6         21.2     41.7      30.1

-------------------------

(a) "Adjusted Assets" as used in the table above is equal to total assets net of matched book assets and segregated cash.

(b) "Pre-tax income growth" for each company was calculated for the period beginning on the date closest to January 1, 1995, on which such company made a periodic filing under the Exchange Act and ending on the date closest to December 14, 2000, on which such company made a periodic filing under the Exchange Act.

     Lazard also presented an overview of Morgan Keegan's market multiples and stock price performance to that of a brokerage company index comprised of selected securities firms included in the Brokerage Company Index (the "Selected Companies Index"). The Selected Companies Index included data for the following four publicly traded regional brokerage companies that Lazard considered comparable to Morgan Keegan for the purposes of this analysis:

- A.G. Edwards, Inc.                     - Raymond James Financial, Inc.
- Legg Mason, Inc.                       - Tucker Anthony Sutro

     With regard to market multiples, Lazard compared the multiples of Morgan Keegan's common stock with the multiples of the Selected Companies Index. The comparative analysis was presented using the closing price of Morgan Keegan common stock of $18.56 on December 14, 2000. Historical information was based on data for the twelve months ended October 31, 2000, or the most recent available information. Estimates of diluted earnings per share for Morgan Keegan for the fiscal year ended July 31, 2001, and for the fiscal year ended July 31, 2002 and for those companies contained in the Selected Companies Index for the 2001 and 2002 fiscal years were based on median estimates available from the Institutional Brokers Estimate System ("IBES") as of December 14, 2000. IBES is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. Comparative data from this analysis is shown in the following table:

                                                           SELECTED COMPANIES INDEX
                                           MORGAN KEEGAN   -------------------------
                                           CLOSING PRICE    LOW     HIGH     MEDIAN
                                           -------------   -----    -----    -------
Price as a multiple of:
  LTM EPS................................      11.1x        9.4x    20.4x      10.5x
  Estimated next fiscal year EPS.........      10.3x        7.3x    18.2x      10.6x
  Tangible book value per share..........      2.09x       1.92x    4.67x      2.24x

     With regard to stock performance, Lazard compared the performance of the common stock of Morgan Keegan over the one-, three- and five-year periods, in all cases ending December 14, 2000, with the performance of the Selected Companies Index and the S&P 500 Index over the same time periods. Comparative data from this analysis is shown in the following table:

                                               ANNUAL RETURN OVER A PERIOD ENDING
                                                        DECEMBER 14, 2000
                                              -------------------------------------
                                              ONE YEAR     THREE YEAR     FIVE YEAR
                                              --------     ----------     ---------
Morgan Keegan Common Stock..................    11.7%         (8.4)%        15.6%
Selected Companies Index....................    56.1          11.9          25.9
S&P 500 Index...............................    (4.4)         12.0          16.8

     OVERVIEW OF REGIONS. Lazard presented an overview of Regions, including a review of Regions' historical financial data and lines of business, and a comparison of Regions' financial performance, market multiples and stock price performance to that of an index comprised of a group of commercial banks (the "Commercial Bank Index"). The Commercial Bank Index included data for the following 15 publicly traded commercial banks that Lazard considered comparable to Regions for the purposes of this analysis:

- AmSouth Bancorporation                - National Commerce Bancorporation
- Bancorp South, Inc.                   - SouthTrust Corporation
- BB&T Corporation                      - Sterling Bancorp
- Centura Banks, Inc.                   - Trustmark Corporation
- Colonial BancGroup, Inc.              - Union Planters Corporation
- Compass Bancshares, Inc.              - Wachovia Corporation
- First Tennessee National Corporation  - Whitney Holding Corporation
- Hibernia Corporation

     With regard to Regions' financial performance, Lazard compared certain financial statistics to analyze the operating performance of Regions versus the Commercial Bank Index using financial data for the twelve months ended September 30, 2000, or the most recently available information. Comparative data from this analysis is shown in the following table:

                                                          COMMERCIAL BANK INDEX
                                                         ------------------------
                                              REGIONS     LOW     HIGH     MEDIAN
                                              -------    -----    -----    ------
Return on average assets....................    1.20%     0.91%    1.65%    1.27%
Return on average equity....................   16.30     11.64    20.53    16.39
Leverage ratio..............................    6.95      5.95     8.78     7.65
Non-performing assets as a percent of total
  loans plus other real estate owned........    0.88      0.38     1.14     0.82

     With regard to market multiples, Lazard compared market multiples of the common stock of Regions with those of the Commercial Bank Index. Historical information was based on data for the twelve months ended September 30, 2000 or most recent available information. Earnings per share estimates for Regions and for those companies contained in the Commercial Bank Index for the 2000 and 2001 fiscal years were based on IBES median estimates as of December 14, 2000. Comparative data from this analysis is shown in the following table:

                                                            COMMERCIAL BANK INDEX
                                                            ----------------------
                                                  REGIONS   LOW     HIGH    MEDIAN
                                                  -------   ----    ----    ------
Price as a multiple of:
     Estimated EPS:
     LTM........................................   10.7x     8.7x   18.7x    11.6x
     Next fiscal year...........................   10.3x     8.4x   15.5x    10.8x
     Book value per share.......................   1.63x    1.39x   3.69x    1.81x

     With regard to stock performance, Lazard compared the performance of the common stock of Regions over the one-, three- and five-year periods, in all cases ending December 14, 2000, with the performance of the Commercial Bank Index and the S&P 500 Index over the same time periods. Comparative data from this analysis is shown in the following table:

                                               ANNUAL RETURN OVER A PERIOD ENDING
                                                        DECEMBER 14, 2000
                                              -------------------------------------
                                              ONE YEAR     THREE YEAR     FIVE YEAR
                                              --------     ----------     ---------
Regions Common Stock........................     0.8%        (16.1)%         2.2%
Commercial Bank Index.......................   (11.6)         (9.4)          9.1
S&P 500 Index...............................    (4.4)         12.0          16.8

     Lazard also reviewed the recommendations of research analysts that follow the common stock of Regions and summarized their current recommendations.

     VALUATION. As part of its analysis, Lazard employed two valuation methodologies: (1) a comparable transactions analysis and (2) a discounted cash flow analysis.

     COMPARABLE TRANSACTIONS ANALYSIS. Lazard performed an analysis of the consideration paid in precedent transactions comprised of thirteen acquisitions of retail securities firms that Lazard considered comparable for the purpose of this analysis. The consideration paid as a multiple of net revenue, net income, tangible book value and as a premium to market price in these precedent transactions was compared to the multiples and premiums implied by the consideration offered by Regions to holders of the common stock of Morgan Keegan. The precedent transactions were as follows (acquiror/acquiree):

- The Royal Bank of Canada/    - Wachovia
  Dain Rauscher Corporation    Corporation/Interstate
                                 Johnson/Lane, Inc.

- The MONY Group Inc./ The     - PNC Bank Corp./Hilliard-
  Advest Group, Inc.             Lyons, Inc.

- UBS Warburg/Paine Webber     - BB&T Corporation/Scott &
  Group Inc.                     Stringfellow Financial,
                                 Inc.

- First Union Corp./First      - KeyCorp/McDonald & Company
  Albany Corporation             Investments, Inc.

- Paine Webber Group           - U.S. Bancorp/Piper Jaffray
  Inc./J.C. Bradford & Co.,      Companies Inc.
  LLC

- Wells Fargo & Company/Ragen  - First Union
  Mackenzie Group                Corporation/Wheat First
  Incorporated                   Butcher Singer, Inc.

- First Union Corporation/
  Everen Capital Corporation

     The multiples of net revenues and net income for the precedent transactions were based on the acquired company's net revenues and net income for the most recent twelve months prior to announcement of the relevant transaction. The multiples of tangible book value for the precedent transactions were based on the acquired company's most recently reported tangible book value per share prior to announcement of the relevant transaction. The market premiums for the precedent transactions were based on the market price of the common stock of the acquired company one month prior to announcement of the transaction. The market premiums for the merger were based on the market price of Morgan Keegan's common stock on the day prior to the announcement of the transaction. The multiples for the merger were based on a value of $27.00 of Regions common stock per share of Morgan Keegan common stock. Comparative data from this analysis is shown in the following table:

                                                           PRECEDENT TRANSACTIONS
                                          REGIONS/MORGAN   -----------------------
                                          KEEGAN MERGER     LOW     HIGH    MEDIAN
                                          --------------   -----    ----    ------
Multiples of consideration to:
  Net revenues..........................       1.75x        0.84x   3.05x    1.28x
  Net income............................       16.1x         6.8x   20.6x    15.6x
  Tangible book value...................       3.04x        1.98x   4.07x    2.90x
  Premium/(discount)....................       45.5%       (13.5)%  73.5%    28.6%

     DISCOUNTED CASH FLOW ANALYSES. Lazard performed a five-year discounted cash flow analysis to determine a range of present values per share of Morgan Keegan common stock assuming Morgan Keegan continued to operate as a stand-alone entity. These ranges were determined by adding the present value of the estimated future dividend stream that Morgan Keegan could generate over the five-year period ending December 31, 2005, and the present value of the "terminal value" of Morgan Keegan common stock at the end of calendar year 2005. To determine a projected dividend stream, Lazard assumed that Morgan Keegan would maintain a marginal level of net capital to aggregate debits of 10%. The earnings projections which formed the basis for the dividends and the terminal value were based on management's estimates for calendar year 2001 and the IBES projected growth rate of 10% through calendar year 2005. The terminal value for the common stock of Morgan Keegan was determined by applying a range of price-to-earnings multiples of 9.0x -- 12.0x to calendar year 2005 projected earnings. The dividend stream and terminal values were discounted to present values using a range of discount rates of 11% to 14%, which Lazard viewed as the appropriate discount rate range for a company with Morgan Keegan's risk characteristics. This analysis resulted in implied per share values for Morgan Keegan common stock that ranged from $19.97 to $26.91.

     PRO FORMA MERGER ANALYSIS. Lazard reviewed the financial impact of the merger on both Morgan Keegan's and Regions' estimated earnings per share, including cost savings and other synergies related to the transaction estimated by the management of Morgan Keegan and Regions, based on the exchange ratio implied by Regions' closing stock price on December 14, 2000 of $24.69. Earnings estimates for Morgan Keegan for calendar year 2001 were based on management estimates. Earnings estimates for Morgan Keegan for calendar 2002 and 2003 were based on the IBES projected growth rate of 10%. Earnings estimates for Regions for calendar year 2001 and 2002 were based on IBES earnings estimates as of December 14, 2000. Earning estimates for Regions for calendar year 2003 were based on the IBES projected long term growth rate of 8.5%. This analysis indicated that the merger would be: (a) accretive to Morgan Keegan on a cash earnings per share basis by an amount that ranged from approximately 36.6% to 48.1% over the three year period; (b) accretive to Regions on a cash earnings per share basis by an amount that ranged from approximately 1.2% to 4.0% over the three year period; (c) accretive to Morgan Keegan on a GAAP earnings per share basis by an amount that ranged from approximately 26.3% to 36.4% over the three year period; and (d) dilutive to Regions Financial Corporation on a GAAP earnings per share basis by an amount that ranged from approximately 2.1% to 0.4% for the 2001 and 2002 calendar years and would have minimal to no impact on the rate of growth on a GAAP earnings per share basis for the 2003 calendar year. In addition, Lazard reviewed the financial impact of the merger on Morgan Keegan's dividends per share and book value per share. This analysis showed that, after giving effect to the merger, Morgan Keegan's dividends per share and book value would be accretive to the holders of Morgan Keegan common stock.

     The summaries set forth above do not purport to be complete descriptions of the analyses conducted by Lazard. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Lazard believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the analyses underlying its opinion. In addition, Lazard considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lazard's view of the actual value of Morgan Keegan's common stock.

     In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Morgan Keegan or Regions. The analyses performed by Lazard are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by these analyses. Lazard's analyses were prepared solely as a part of its analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of Morgan Keegan common stock and do not purport to be appraisals or to reflect the prices at which Morgan Keegan might be sold.

     No company or transaction used in any of the analyses is identical to Morgan Keegan, Regions, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Morgan Keegan and Regions and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     In addition, as described above, Lazard's opinion was one of many factors taken into consideration by Morgan Keegan's board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of Morgan Keegan's board of directors with respect to the value of Morgan Keegan or whether Morgan Keegan's board of directors would be willing to agree to a different consideration. The consideration to be received by the holders of Morgan Keegan common stock was determined through negotiations between Morgan Keegan and Regions, and was approved by the Morgan Keegan board of directors.

     Lazard is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Lazard is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market making and other trading activities, Lazard may, from time to time, have a long or short position in, and may buy and sell, securities of Morgan Keegan, Regions and other institutions.

     Pursuant to a letter agreement, Morgan Keegan has agreed to pay Lazard a transaction fee of approximately $5 million, of which $1.25 million has been paid and $3.75 million is payable when we complete the merger. In addition, Morgan Keegan has agreed, among other things, to reimburse Lazard for all reasonable out-of-pocket expenses incurred in connection with the services provided by Lazard, and to indemnify and hold harmless Lazard and certain related parties from and against certain liabilities and expenses, which may include certain liabilities under the federal securities laws, in connection with its engagement.

     The foregoing description of Lazard's opinion is qualified in its entirety by reference to the full text of the opinion, which is included in this proxy statement-prospectus as Appendix B and incorporated by reference herein.

EFFECTIVE TIME OF THE MERGER

     After all the conditions to the merger are satisfied or waived, Regions and Morgan Keegan will file a certificate of merger with the Secretary of State of Delaware and file articles of merger with the Secretary of State of Tennessee. The effective time of the merger will occur and the merger will be completed on the date and at the time that the certificate and articles are filed with the Secretaries of State and are declared effective.

Unless Regions and Morgan Keegan otherwise agree, and subject to the satisfaction or waiver of the conditions to the obligations of the parties to complete the merger, the parties will use their reasonable efforts to cause the effective time of the merger to occur on the date designated by Regions within ten days following the later to occur of (1) the effective date of the last required consent of any regulatory authority having authority over approving or exempting the merger and (2) the date on which the merger agreement and the transactions contemplated thereby, including the merger, are approved by the requisite vote of Morgan Keegan stockholders. Regions will designate the exact date that the merger will be completed two business days after these events have occurred. However, Regions and Morgan Keegan will cooperate in selecting the date for completion of the merger to ensure that the former holders of Morgan Keegan common stock are entitled to receive one, but no more than one, quarterly dividend in respect of Morgan Keegan and Regions common stock in the quarter that the merger is completed.

     We cannot assure you that the necessary stockholder and regulatory approvals can be obtained or that other conditions to the merger can or will be satisfied. Regions and Morgan Keegan anticipate that all conditions to completion of the merger will be satisfied so that the merger can be completed during the first quarter of 2001. However, delays in the completion of the merger could occur.

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND CASH CONSIDERATION AND PAYMENT FOR FRACTIONAL SHARES

     At or prior to the time we complete the merger, Regions will deposit or cause to be deposited with the exchange agent for the benefit of the former holders of Morgan Keegan common stock, the certificates for the shares of Regions common stock to be issued in the merger and an estimated amount of cash to be paid as cash consideration, dividends on Regions common stock or cash instead of fractional shares to the former holders of Morgan Keegan common stock. To claim the portion of the shares of Regions common stock and/or cash which you are entitled to receive in the merger, you must follow the procedures described above under "-- Procedures for Making a Cash Election" or "-- Procedures for Exchanging Shares of Morgan Keegan Common Stock for Regions Common Stock."

     Twelve months after the merger is completed, any of the certificates for shares of Regions common stock or cash that Regions deposits with the exchange agent that have remained unclaimed by the former stockholders of Morgan Keegan will be returned to Regions and former Morgan Keegan stockholders will be able to look only to Regions to receive the consideration for the stockholders' shares of Morgan Keegan common stock due under the merger agreement.

CONDITIONS TO COMPLETION OF THE MERGER

     Completion of the merger is subject to a number of conditions, including, but not limited to:

     - receipt of all necessary regulatory consents and approvals without any conditions or restrictions that would be reasonably expected to have a material adverse effect on Regions after the completion of the merger, including approval from the Board of Governors of the Federal Reserve System and several self regulatory organizations, and the expiration or termination of all applicable waiting periods required by law;

     - approval of the merger agreement by Morgan Keegan stockholders;

     - Regions and Morgan Keegan having obtained all consents of third parties required to complete the merger or to prevent any default under any contract or permit which, if not obtained, is reasonably likely to have a material adverse effect on Regions or Morgan Keegan, as applicable, after completion of the merger;

     - the absence of any action by any court or governmental authority prohibiting, restraining or making illegal the completion of the merger and the other transactions contemplated by the merger agreement; and

     - the receipt by Regions and Morgan Keegan of satisfactory opinions of counsel that the merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code, with the effects described under "-- Federal Income Tax Consequences of the Merger."

     Each of Regions' and Morgan Keegan's obligation to complete the merger also is subject to the satisfaction or waiver of various other conditions specified in the merger agreement that are customary in transactions of this nature, including, among others:

     - the delivery by Regions and Morgan Keegan of certificates executed by their respective authorized officers as to the satisfaction of some of the conditions and the performance of the obligations described in the merger agreement; and

     - as of the date of the merger agreement and the time the merger is completed, the accuracy of representations and warranties and the compliance with the agreements and covenants of each party, in each case subject to customary materiality standards.

REGULATORY APPROVALS

     To complete the merger, Regions and Morgan Keegan need to obtain approvals from, and make filings with, a number of U.S. federal and state bank, antitrust and other regulatory authorities. There can be no assurance that the necessary regulatory approvals or non-objections will be obtained or as to the timing of such actions. It is also possible that any such approval or non-objection may be accompanied by a condition which causes the approval or non-objection to fail to satisfy the conditions set forth in the merger agreement. The necessary applications and notices described below have been submitted to the appropriate regulatory agencies.

     Regions and Morgan Keegan are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. Should any other approval or action be required, reasonable efforts will be used to obtain that approval or take that action.

     FEDERAL RESERVE REVIEW. In order to conduct all of the activities currently performed by Morgan Keegan, Regions has qualified as a financial holding company under section 4(k) of the Bank Holding Company Act of 1956, as amended. Regions filed with the Federal Reserve Bank of Atlanta a declaration of its intent to become a financial holding company, which was declared effective by the Federal Reserve Bank of Atlanta on January 5, 2001. For Regions to maintain its status as a financial holding company, Regions Bank, Regions' only subsidiary bank as of the date of this proxy statement-prospectus, and any other depository institution of which Regions acquires control, must remain well-capitalized and well-managed. The Federal Reserve Board will give notice to

Regions of any failure to comply with this requirement. Regions would then be required to enter into an agreement with the Federal Reserve Board within 45 days of the notice to comply with the well-capitalized and well-managed requirements and the Federal Reserve Board may impose limitations on the activities that Regions and its affiliates may conduct until these conditions are corrected. If the conditions are not corrected within 180 days of the notice, Regions may be required to cease any activities not permitted for a bank holding company, including expanded merchant banking powers, or to divest ownership or control of any depository institution as so ordered by the Federal Reserve Board.

     The merger also is subject to prior notice to the Federal Reserve Board, pursuant to Section 4 of the Bank Holding Company Act, because, as part of the merger, Regions will acquire control of Morgan Keegan's federal savings bank subsidiary. Regions filed the appropriate notice on December 22, 2000. In reviewing the notice, the Federal Reserve Board must consider whether Regions' operation of a federal savings bank can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of Regions and the effect of the proposed transaction on those resources. The Federal Reserve Bank of Atlanta, pursuant to authority delegated by the Federal Reserve Board, approved the merger on February 8, 2001. No further approval under the Bank Holding Company Act is required.

     U.S. ANTITRUST CLEARANCE. Regions and Morgan Keegan are required to file with the U.S. Federal Trade Commission and the U.S. Department of Justice a notice relating to certain non-bank subsidiaries of Morgan Keegan in satisfaction of the filing requirements under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. Under the applicable requirements of the Hart-Scott-Rodino Act, we may not complete the merger for 30 days after submission of the notices, which period may be extended by an agency request for additional information or terminated at any time with the approval of both agencies. Each of Regions and Morgan Keegan made their filings under the Hart-Scott-Rodino Act on January 19, 2001, and the waiting periods have expired.

     OTHER APPROVALS. Approvals also will be required from several state regulatory authorities and self regulatory organizations in connection with changes, as a result of the merger, in the ownership of Morgan Keegan's securities broker/dealer subsidiary and trust company subsidiary. Those authorities and organizations include the New York Stock Exchange and the National Association of Securities Dealers and may include other authorities and organizations.

WAIVER, AMENDMENT, AND TERMINATION OF THE MERGER AGREEMENT

     Prior to completion of the merger, and to the extent permitted by law, any provision of the merger agreement generally may be (1) waived by the party benefited by the provision or (2) amended by a written agreement between Regions and Morgan Keegan approved by their respective boards of directors. However, after the special meeting, the further approval of Morgan Keegan's stockholders would be required to amend any provision of the merger agreement relating to the manner or basis in which shares of Morgan Keegan common stock will be exchanged for Regions common stock or cash.

     The merger agreement may be terminated, and the merger abandoned, at any time before we complete the merger, either before or after approval by Morgan Keegan's stockholders, under certain circumstances, including:

     - by the board of directors of Regions or of Morgan Keegan upon the denial of any required regulatory consent or approval by the final nonappealable action of any regulatory authority;

     - by the board of directors of Regions or of Morgan Keegan if Morgan Keegan's stockholders do not approve the merger agreement at the special meeting;

     - by mutual consent of the respective boards of directors of Regions and Morgan Keegan;

     - by the board of directors of Regions or of Morgan Keegan (provided the terminating party is not in breach, under the applicable standard included in the merger agreement, of any representation, warranty, covenant or agreement in the merger agreement), in the event of any inaccuracy in any representation or warranty by the other party which meets specified standards established in the merger agreement and cannot be, or has not been, cured within 30 days after the giving of written notice to the breaching party;

     - by the board of directors of Regions or of Morgan Keegan (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement in the merger agreement), in the event of a material breach by the other party of any covenant or agreement included in the merger agreement that cannot be, or has not been, cured within 30 days after the giving of written notice to the breaching party; and

     - by the board of directors of Regions or of Morgan Keegan if the merger has not been completed by August 31, 2001, but only if the failure to complete the merger by that date has not been caused by the terminating party's breach of the merger agreement.

     If the merger agreement is terminated, Regions and Morgan Keegan will have no further obligations under the merger agreement, except with respect to specified provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve a party from the consequences of any uncured willful breach of the merger agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of Morgan Keegan and Regions generally has agreed to:

     - operate its business only in the usual, regular and ordinary course;

     - use its reasonable efforts to preserve intact its business organizations and assets and maintain its rights and franchises; and

     - use its reasonable efforts to maintain its current employee relationships.

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

     Each of Regions and Morgan Keegan has also agreed to take no action which would adversely affect the ability of the other to obtain any consents required to complete the merger or to perform its covenants and agreements under the merger agreement. However, Regions and its subsidiaries are not precluded from discontinuing or disposing of any assets or business, or acquiring or agreeing to acquire any other entity or any assets, if such action is, in the reasonable good-faith judgment of Regions, desirable in the conduct of its business and the action would not jeopardize the receipt of any consents required to complete the merger or cause the merger not to be completed before August 31, 2001. In addition, the merger agreement includes other restrictions applicable to the conduct of the business of Morgan Keegan prior to completion of the merger, as described below.

     MORGAN KEEGAN. To the extent practicable and permitted by Morgan Keegan's stock plans, and in compliance with applicable securities laws, Morgan Keegan will use all reasonable efforts to purchase in the open market any shares of Morgan Keegan common stock which may be issued between December 17, 2000 and the completion of the merger under Morgan Keegan's stock plans (other than issuances upon the exercise of any options or other rights to acquire Morgan Keegan common stock existing as of December 17, 2000). Morgan Keegan also has agreed, except as specifically contemplated in the merger agreement or as previously disclosed, not to take or agree to take certain actions relating to the operation of its business pending the completion of the merger without the prior written consent of Regions, which Regions has agreed will not be unreasonably withheld. Subject to various limitations and exceptions, Morgan Keegan has agreed not to, and not to permit its subsidiaries to, take the following actions:

     - amend its charter, bylaws or other governing instruments;

     - incur indebtedness in excess of an aggregate of $5 million, or impose or permit any material lien on any asset, except in the ordinary course of business consistent with past practice;

     - acquire any of its outstanding shares or make distributions in respect of its outstanding shares, other than as described above or ordinary quarterly cash dividends;

     - issue additional securities, other than as permitted by the merger agreement or pursuant to the exercise of any options or rights in respect of Morgan Keegan common stock existing as of December 17, 2000;

     - reclassify any Morgan Keegan capital stock or sell or encumber any shares of capital stock of any Morgan Keegan subsidiary or any asset, other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course consistent with past practice;

     - acquire any securities of, or make any material investment in, any entity, other than activities described in the merger agreement;

     - grant any increase in compensation or benefits to the employees, officers or directors of Morgan Keegan or its subsidiaries except as required by law, pay any severance or termination pay or any bonus other than pursuant to written policies or contracts existing on December 17, 2000, or enter into or amend any severance agreements with any officer of Morgan Keegan or its subsidiaries;

     - except as required by law, enter into or amend any employment contract between Morgan Keegan or its subsidiaries and any person unless Morgan Keegan or the affected subsidiary has the unconditional right to terminate the contract without liability at any time on or after the completion of the merger;

     - adopt any new employee benefit plan or make any material change to any existing employee benefit plan, other than as required by law or that is necessary or advisable in the opinion of legal counsel to maintain the tax qualified status of any plan;

     - make any significant change to any tax or accounting methods, material elections or systems of internal controls, except as required by any tax law, regulatory accounting requirement or generally accepted accounting principles;

     - commence any litigation other than as deemed necessary or advisable in the good faith judgment of management or settle any litigation involving any liability of Morgan Keegan or its subsidiaries for material money damages or restrictions upon its operations;

     - except in the ordinary course of business, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

     - except as required in the exercise of the fiduciary obligations of Morgan Keegan or its subsidiaries to any Morgan Keegan investment company, request that any action be taken by any board of trustees or directors of any Morgan Keegan investment company subsidiary other than routine actions that would not be reasonably likely to have a material adverse effect on Morgan Keegan or any Morgan Keegan investment company subsidiary; or

     - enter into any new line of business or, except in the ordinary course, materially restructure or change its securities portfolio, hedging strategy or gap position.

     In addition, Morgan Keegan has agreed not to solicit, initiate, encourage or knowingly facilitate, directly or indirectly, any acquisition proposal from any other person or entity. However, Morgan Keegan may negotiate with respect to an unsolicited acquisition proposal, provide nonpublic information to any party making such a proposal or enter into any agreement with respect to such a proposal, if, among other things, prior to taking any of these actions:

     - Morgan Keegan's board of directors concludes that the inquiry or proposal could reasonably be expected to result in a financially superior acquisition proposal;

     - the other person enters into a confidentiality agreement containing terms at least as stringent as the confidentiality agreement entered into between Regions and Morgan Keegan; and

     - Morgan Keegan's board of directors promptly notifies Regions of those inquiries, proposals or offers. Morgan Keegan has also agreed to keep Regions promptly informed of the status and terms of any proposals, offers or discussions.

Morgan Keegan has also agreed to use reasonable efforts to cause its advisors and other representatives to comply with these restrictions. In addition, Morgan Keegan has agreed not to withdraw, modify or change its recommendation to Morgan Keegan's stockholders to approve the merger agreement and the other matters submitted for stockholder approval unless the board determines in good faith that the failure to withdraw, change or modify its recommendation could reasonably constitute a breach of its fiduciary duties under applicable law.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     Upon completion of the merger, the present officers and directors of Regions will retain their respective positions with Regions. Information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters is included in Regions' Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated in this proxy statement-prospectus by reference. See "Where You Can Find More Information."

     As soon as practicable following the merger, Regions plans to merge its existing brokerage operations into Morgan Keegan & Company, Inc., Morgan Keegan's principal operating subsidiary. Allen B. Morgan, Jr., who is currently chairman and chief executive officer of Morgan Keegan and Morgan Keegan & Company, Inc., will continue as chairman and chief executive officer of Morgan Keegan & Company, Inc. Mr. Morgan will also join the board of directors of Regions after completion of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     INDEMNIFICATION. The merger agreement provides that Regions will indemnify and hold harmless the directors, officers and employees of Morgan Keegan and its subsidiaries to the fullest extent permitted by Tennessee law and as provided by Morgan Keegan's charter and bylaws as in effect on the date of the merger agreement. These rights will continue in full force and effect for six years after the completion of the merger with respect to matters occurring at or before the completion of the merger. The merger agreement also provides that, after completion of the merger, Regions will indemnify and hold harmless the then current and former officers and directors of Morgan Keegan and its subsidiaries to the fullest extent permitted by applicable law from any liability in connection with the fact that the person was a director, officer or employee of Morgan Keegan or its subsidiaries, or in connection with the merger agreement or the transactions contemplated by the merger agreement. In addition, for three years after the completion of the merger, Regions will cause the then current and former directors and officers of Morgan Keegan and its subsidiaries to be covered by Morgan Keegan's existing directors' and officers' liability insurance policy or a substitute policy containing terms no less favorable to those directors and officers.

     EMPLOYEE BENEFITS. The merger agreement also provides that, after completion of the merger, Regions will provide generally to officers and employees of Morgan Keegan and its subsidiaries who, at or after the effective time, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees, or maintain for the benefit of such officers and employees the employee benefit plans maintained by Morgan Keegan or any of its subsidiaries immediately prior to completion of the merger, provided there is no material overall reduction of the benefits provided under the Morgan Keegan benefit plans after the merger is completed. If Regions covers the former Morgan Keegan employees under the Regions benefit plans, for purposes of participation and vesting (but not benefit accrual) under Regions' benefit plans, service with Morgan Keegan or its subsidiaries prior to the completion of the merger will be treated as service with Regions or its subsidiaries. Regions will also cause the Regions welfare benefit plans that cover such officers or employees after the completion of the merger to waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except those excluded under the Morgan Keegan welfare plans) and to credit any deductible, co-insurance, or maximum out-of-pocket payments payable by such officers or employees to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such officers or employees under the Regions welfare plans. The merger agreement further provides that Regions will cause Morgan Keegan to honor all employment, severance, consulting and other compensation contracts previously disclosed to Regions between Morgan Keegan or its subsidiaries and any current or former director, officer or employee, and all provisions for vested benefits or amounts earned or accrued through the completion of the merger under Morgan Keegan's benefit plans. Regions will be responsible for the fees related to any termination of the Morgan Keegan benefit plans.

     TREATMENT OF OPTIONS AND RESTRICTED STOCK.  As described above under
"-- Treatment of Morgan Keegan Options," the merger agreement also provides that all rights with respect to Morgan Keegan common stock pursuant to stock options, stock appreciation rights or stock awards granted by Morgan Keegan under its stock option and other stock-based compensation plans that are outstanding at the completion of the merger, whether or not then exercisable, will either be converted into and will become rights with respect to Regions common stock, in which case each right, option or award will be assumed by Regions in accordance with its terms, or cancelled in exchange for a cash payment. Directors and executive officers of Morgan Keegan hold options to purchase an aggregate of 125,000 shares of Morgan Keegan common stock that will become exercisable as a result of the merger.

     Upon completion of the merger, all restrictions will lapse with respect to previously granted restricted common stock held by Morgan Keegan's executive officers and all shares subject to previously granted stock options and rights held by those officers will become exercisable in accordance with the terms of the respective grants under Morgan Keegan's stock plans. Directors and executive officers of Morgan Keegan hold 74,430 restricted shares that will cease to be restricted as a result of the merger.

     RETENTION BONUS POOL. The merger agreement provides for the creation of a retention bonus pool consisting of options to acquire shares of Regions common stock to be used to retain key Morgan Keegan employees. Regions and Morgan Keegan have agreed that Regions will allocate 5,862,500 options for this purpose.

     EMPLOYMENT AGREEMENT. Each of Allen B. Morgan, Stephen P. Laffey, James A. Parrish, Jr., Joseph C. Weller, and G. Douglas Edwards has entered into an agreement relating to his employment with Regions upon completion of the merger.

     Under the employment agreements, beginning upon completion of the merger and ending on the fifth anniversary of the completion of the merger, in the case of Mr. Morgan, and on the third anniversary of the completion of the merger, in the case of the other executives:

     - Mr. Morgan will serve as chairman and chief executive officer of Morgan Keegan & Company, Inc.;

     - Mr. Laffey will serve as president and chief operating officer of Morgan Keegan & Company, Inc. and president of its equity capital markets division;

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

     - Mr. Parrish will serve as president of the private client operations of Morgan Keegan & Company, Inc.;

     - Mr. Weller will serve as chief financial officer of Morgan Keegan & Company, Inc.; and

     - Mr. Edwards will serve as vice chairman of Morgan Keegan & Company, Inc. and president of its fixed income operations.

During the employment term, each of Messrs. Morgan, Laffey, Parrish, Weller and Edwards will be paid an annual base salary of not less than $130,000, $85,000, $85,000, $110,000, and $85,000, respectively, and will be paid a minimum annual cash bonus of $1,370,000, $915,000, $915,000, $890,000 and $915,000,
respectively, with an opportunity for more based on performance goals.

     Under the employment agreements, each of the executives will be granted an option to acquire 125,000 shares of Regions' common stock, except for Mr. Laffey, who will be granted an option to acquire 250,000 shares of Regions' common stock, in each case with an exercise price equal to the fair market value of the shares of Regions common stock on the date of grant. Each option will vest ratably on each of the first, second and third anniversaries of the date we complete the merger or, if earlier, upon a change of control of Regions.

     During the employment term, except as otherwise expressly provided in his agreement, each executive will be entitled to participate in all employee benefit, welfare, perquisite and other plans, practices, policies and programs generally applicable to similarly situated senior executives of Morgan Keegan. Mr. Morgan will also continue to participate in the Morgan Keegan Supplemental Executive Retirement Plan. Benefits provided to each executive will be no less favorable than those provided to that executive immediately prior to completion of the merger.

     Each of the executives' agreements further provides that if such executive's employment is terminated during the employment term by Regions without "cause" or by the executive for "good reason," the executive will be entitled to, among other things:

     - any unpaid portion of his base salary and bonus through the term of the agreement;

     - all options granted under the agreement will vest and remain exercisable for the full ten year term;

     - any unvested long-term incentive awards or other incentive awards, including unvested stock options, will vest and become immediately exercisable and free of restrictions;

     - to the extent not already paid or provided, Morgan Keegan will pay or provide each executive with any other amounts or benefits required to be paid or provided or which the executive is eligible to receive under any plan, program, policy, practice, contract or agreement of Morgan Keegan; and

     - for a period of three years after the date of termination, each executive will be entitled to continuation of medical and dental benefits for himself and his dependents.

     If any payments received under an executive's agreement are subjected to the excise tax imposed under Section 4999 of the Internal Revenue Code, each of the executives' agreements provides for an additional payment to the executive to restore him to the same after-tax position that he would have been in if the excise tax had not been imposed.

     Each of the executives has agreed not to disclose confidential information, and, for the shorter of (1) the employment period and (2) one year after the date of termination (other than a termination without "good reason" or for "cause"), has agreed to non-competition and non-solicitation provisions.

     Under the terms of his agreement, Mr. Morgan has been granted the right to enforce on behalf of Morgan Keegan the obligations of Regions to establish the retention bonus pool discussed above.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF MORGAN KEEGAN COMMON STOCK. THIS DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS MORGAN KEEGAN STOCKHOLDERS, IF ANY, WHO HOLD MORGAN KEEGAN COMMON STOCK OTHER THAN AS A CAPITAL ASSET, WHO RECEIVED MORGAN KEEGAN COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, WHO HOLD MORGAN KEEGAN COMMON STOCK AS PART OF A "HEDGE," "STRADDLE," "CONSTRUCTIVE SALE" OR "CONVERSION TRANSACTION," OR WHO ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS, AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

     Morgan Keegan and Regions will not be required to complete the merger unless Morgan Keegan receives an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Morgan Keegan, and Regions receives an opinion from Alston & Bird LLP, special counsel to Regions, dated the date of the effective time of the merger, concerning the material federal income tax consequences of the merger. In addition, in connection with the filing of the registration statement of which this proxy statement-prospectus is a part, Wachtell, Lipton, Rosen & Katz and Alston & Bird LLP have delivered opinions to Morgan Keegan and Regions, respectively. These opinions are based upon certain facts, assumptions and representations, including statements and representations made by Regions and Morgan Keegan. These opinions are that:

          1. The merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code.

          2. No gain or loss will be recognized by holders of Morgan Keegan common stock who exchange all of their Morgan Keegan common stock solely for shares of Regions common stock pursuant to the merger (except with respect to any cash received instead of a fractional share interest in Regions common stock).

          3. The aggregate tax basis of the Regions common stock received (including fractional shares deemed received and redeemed as described below) by holders of Morgan Keegan common stock who exchange all of their Morgan Keegan common stock solely for Regions common stock in the merger will be the same as the aggregate tax basis of the Morgan Keegan common stock surrendered in exchange therefor.

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

          4. The holding period of the Regions common stock received (including fractional shares deemed received and redeemed as described below) by holders of Morgan Keegan common stock who exchange all of their Morgan Keegan common stock solely for Regions common stock will include the holding period of the Morgan Keegan common stock surrendered in exchange therefor, provided that such Morgan Keegan common stock is held as a capital asset at the effective time of the merger.

     In addition, Morgan Keegan stockholders who receive cash either instead of fractional shares or pursuant to a cash election should be aware of the following consequences:

     CASH INSTEAD OF FRACTIONAL SHARES. The payment of cash to Morgan Keegan stockholders instead of fractional share interests of Regions common stock will be treated for federal income tax purposes as if the fractional shares of Regions stock were issued in the merger and then were redeemed by Regions. Morgan Keegan stockholders will, in general, recognize capital gain equal to the difference between the tax basis of the fractional share and the cash received.

     CASH ELECTIONS. With respect to Morgan Keegan common stock exchanged for cash pursuant to a cash election, if the stockholder owns no Regions common stock immediately after the merger, either directly or through the application of constructive ownership rules of the Code, the stockholder will recognize gain or loss in an amount equal to the difference between the amount of such cash and the adjusted basis of the Morgan Keegan common stock surrendered. A stockholder who actually or constructively owns Regions common stock should consult his or her own tax advisor concerning the amount and character of his or her income or gain.

     THE FOREGOING DISCUSSION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. MORGAN KEEGAN STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, AND FOREIGN LAW.

ACCOUNTING TREATMENT

     It is anticipated that the merger will be accounted for as a "purchase," as that term is used under accounting principles generally accepted in the United States, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Morgan Keegan as of the completion of the merger will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued after the completion of the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Morgan Keegan.

EXPENSES AND FEES

     The merger agreement provides, in general, that each of the parties will pay its own expenses in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that Regions will pay the filing fees and one-half of the printing costs in connection with this proxy statement-prospectus.

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

TERMINATION FEE AGREEMENT

     In connection with the merger agreement, Regions and Morgan Keegan have entered into a termination fee agreement under which Morgan Keegan would be obligated to pay Regions a fee of $25 million upon the occurrence of the following:

     - Regions terminates the merger agreement after:

      -- a material breach by Morgan Keegan of its covenants in the merger agreement that is not cured within 30 days following notice of the breach. A termination by Regions would trigger this provision only if it included a breach by Morgan Keegan of its covenant not to solicit other acquisition proposals or its covenants relating to the calling of the special meeting and its recommendation to its stockholders, or

      -- the failure of Morgan Keegan's stockholders to approve the merger agreement at the special meeting where the merger agreement is presented for approval and a vote is taken;

     - before or at the same time the merger agreement is terminated, a trigger event, as described below, occurs; and

     - before, at the same time, or within 12 months following termination of the merger agreement, an acquisition event, as described below, is announced.

     However, Regions will not be entitled to receive a termination fee if, at the time the merger agreement is terminated, Regions itself is in breach of any of its covenants or agreements such that Morgan Keegan would have been entitled to terminate the merger agreement, and Morgan Keegan is not in material breach of any of its covenants under the merger agreement.

     For purposes of the termination fee agreement, a "trigger event" generally means any of the following events:

     - Morgan Keegan's board of directors fails to approve or recommend the merger agreement, withdraws or modifies its approval or recommendation in a manner adverse to Regions or publicly announces an intention to do either;

     - Morgan Keegan or one of its significant subsidiaries recommends that its stockholders approve a third-party acquisition proposal or has entered into an agreement relating to, authorized, approved, proposed or publicly announced its intention to enter into a third-party acquisition proposal, as described below;

     - Morgan Keegan's stockholders fail to approve the merger agreement at the special meeting and the special meeting is held prior to termination of the merger agreement but following a public announcement that any person has made or intends to make an acquisition proposal;

     - any person or group (other than Regions and its subsidiaries) acquires beneficial ownership of 20% or more of the outstanding shares of stock entitled to vote for directors of Morgan Keegan or a significant subsidiary of Morgan Keegan; or

     - following the making of an acquisition proposal, Morgan Keegan intentionally breaches any covenant or agreement in the merger agreement so that Regions

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

       would be entitled to terminate the merger agreement, unless the breach is promptly cured without jeopardizing the completion of the merger.

     For purposes of the termination fee agreement, an "acquisition proposal" means:

     - an agreement, any publicly announced proposal, notice or intention relating to a merger, consolidation or similar transaction involving Morgan Keegan or any of its significant subsidiaries in which Morgan Keegan stockholders would cease to own at least 60% of the common stock of the publicly held surviving corporation;

     - an agreement involving a purchase, lease, or other acquisition of all or substantially all of the assets or deposits of Morgan Keegan or any of its significant subsidiaries; or

     - a purchase, tender or exchange offer involving a purchase or other acquisition of 20% or more of the voting power of Morgan Keegan or any of its significant subsidiaries.

     For purposes of the termination fee agreement, an "acquisition event" means the public announcement of an agreement involving any transaction that is an acquisition proposal, provided that any purchase, tender or exchange offer must be for securities representing 50% or more of the voting power of Morgan Keegan or any of its significant subsidiaries.

RESALES OF REGIONS COMMON STOCK

     The Regions common stock to be issued to Morgan Keegan stockholders in the merger has been registered under the Securities Act of 1933, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Morgan Keegan at the time of the special meeting. These persons are referred to as "affiliates" and generally include executive officers, directors and 10% stockholders of Morgan Keegan. Affiliates may not sell or transfer shares of Regions common stock acquired in the merger, except under an effective registration statement under the Securities Act, or in compliance with Rule 145 promulgated under the Securities Act or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

     Rule 145 promulgated under the Securities Act restricts the sale of Regions common stock received in the merger by affiliates and some of their family members. Under the rule, during the one-year period following the completion of the merger, affiliates of Morgan Keegan may resell publicly the Regions common stock received by them in the merger subject to limitations as to the amount of Regions common stock sold in any three-month period and as to the manner of sale, and subject to the satisfaction of Regions' periodic reporting obligations with the SEC. After the one-year period and within two years following the completion of the merger, affiliates of Morgan Keegan who are not affiliates of Regions may complete these resales subject only to the satisfaction of Regions' periodic reporting requirements. After two years, the affiliates of Morgan Keegan who are not affiliates of Regions may resell their shares without restriction. Persons who are affiliates of Regions after the effective time of the merger may publicly resell the Regions common stock received by them in the merger subject to similar limitations and subject to the filing requirements specified in SEC Rule 144. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell Regions common stock received in the merger. Affiliates also would be permitted to resell Regions common

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

stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This proxy statement-prospectus does not cover any resales of Regions common stock received by persons who may be deemed to be affiliates of Morgan Keegan or Regions.

     Each person who Morgan Keegan reasonably believes will be an affiliate of Morgan Keegan has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions common stock to be received by such person upon the completion of the merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the merger, those holders of Morgan Keegan common stock who do not make a successful election to receive cash consideration in the merger for all of their shares of Morgan Keegan common stock, will be exchanging shares of Morgan Keegan, a Tennessee corporation governed by the Tennessee Business Corporation Act, and Morgan Keegan's charter and bylaws, for shares of Regions, a Delaware corporation governed by the Delaware General Corporation Law and Regions' certificate of incorporation and bylaws. Significant differences exist between the rights of Morgan Keegan stockholders and those of Regions stockholders. The material differences are summarized below. In particular, Regions' certificate of incorporation and bylaws contain several provisions that have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' board of directors. The following discussion is necessarily general and is not intended to be a complete statement of all the differences affecting the rights of stockholders. The following discussion is qualified in its entirety by reference to the Tennessee Business Corporation Act and the Delaware General Corporation Law as well as to Regions' certificate of incorporation and bylaws and Morgan Keegan's charter and bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

     The provisions of Regions' certificate of incorporation and bylaws described below under the headings, "-- Authorized Capital Stock," "-- Amendment of Certificate of Incorporation or Charter and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Removal of Directors,"
"-- Limitations on Director Liability," "-- Special Meetings of Stockholders," "-- Actions by Stockholders Without a Meeting," "-- Stockholder Nominations," and "-- Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware General Corporation Law described under the heading "-- Business Combinations With Certain Persons," are referred to herein as the "protective provisions." In general, one purpose of the protective provisions is to assist Regions' board of directors in playing a role in connection with attempts to acquire control of Regions, so that Regions' board of directors can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the board of directors determines that a sale of control is in the best interests of Regions and its stockholders, by enhancing the board of directors' ability to maximize the value to be received by the stockholders upon such a sale.

     Although Regions' management believes the protective provisions are beneficial to Regions' stockholders, the protective provisions also may tend to discourage some takeover

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

bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

     The protective provisions also may discourage open market purchases by a potential acquirer. These purchases may increase the market price of Regions common stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the protective provisions may decrease the market price of Regions common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The protective provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions by replacing the board of directors and management. Furthermore, the protective provisions may make it more difficult for Regions' stockholders to replace the board of directors or management, even if a majority of the stockholders believes that replacement is in the best interests of Regions. As a result, the protective provisions may tend to perpetuate the incumbent board of directors and management.

AUTHORIZED CAPITAL STOCK

     REGIONS. The certificate of incorporation authorizes the issuance of up to 500,000,000 shares of Regions common stock and 5,000,000 shares of preferred stock. At December 31, 2000, 222,567,831 shares of Regions common stock were issued, including 2,798,813 treasury shares, and 219,769,018 shares of Regions common stock were outstanding. No shares of preferred stock were issued and outstanding on December 31, 2000. Regions' board of directors may authorize the issuance of additional shares of Regions common stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The certificate of incorporation does not provide preemptive rights to Regions stockholders.

     The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions common stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions common stock (or the right to receive Regions common stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any anti-takeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

     MORGAN KEEGAN. Morgan Keegan's authorized capital stock consists of 100,000,000 shares of Morgan Keegan common stock, which is the only class of capital stock authorized and of which 28,786,100 shares were issued and outstanding as of the record date.

     Under the Tennessee Business Corporation Act, Morgan Keegan's board of directors may authorize the issuance of additional shares of Morgan Keegan common stock without further action by Morgan Keegan's stockholders. Morgan Keegan's charter, as amended, does not provide the stockholders of Morgan Keegan with preemptive rights to purchase or subscribe to any unissued authorized shares of Morgan Keegan common stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OF INCORPORATION OR CHARTER AND BYLAWS

     REGIONS. The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (1) all shares entitled to vote thereon and (2) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. Regions' certificate of incorporation states that its provisions regarding authorized capital stock, election, classification, removal of directors, the approval required for certain business combinations, meetings and actions of stockholders, and amendments of the certificate of incorporation and bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

     Regions' certificate of incorporation also provides that the board of directors has the power to adopt, amend, or repeal the bylaws. Any action taken by the stockholders with respect to adopting, amending or repealing any bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions common stock.

     MORGAN KEEGAN. The Tennessee Business Corporation Act generally provides that a Tennessee corporation's charter may be amended by the approval of the board of directors and the affirmative vote of a majority of the shares entitled to vote thereon, unless the charter or the board of directors provides for a higher voting requirement. Morgan Keegan's charter does not include special provisions relating to amendment of its charter.

     The Morgan Keegan board of directors has the power to adopt, amend or repeal the bylaws, subject to the right of the stockholders to adopt, amend or repeal the bylaws by majority vote.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     REGIONS. The certificate of incorporation provides that Regions' board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. For the election of directors, stockholders are entitled to one vote for each share of Regions common stock, and directors are elected by a plurality of the votes cast by all stockholders.

     The effect of Regions' having a classified board of directors is that only approximately one-third of the members of the board of directors are elected each year. Consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the board of directors.

     Under Regions' certificate of incorporation, stockholders are not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of his votes in favor of one candidate or to distribute his votes in any manner among any number of candidates. With cumulative voting, it may be possible for minority stockholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of Regions common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions common stock to obtain representation on Regions' board of directors.

     MORGAN KEEGAN. Morgan Keegan's charter does not provide for a classified board of directors. Holders of Morgan Keegan common stock are not afforded cumulative voting rights.

REMOVAL OF DIRECTORS

     REGIONS. Under the certificate of incorporation, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' outstanding common stock.

     MORGAN KEEGAN. Pursuant to the Tennessee Business Corporation Act, any or all of the directors of Morgan Keegan may be removed by the stockholders with or without cause. Such action may be taken by the stockholders only at a meeting of stockholders called for that purpose, and the notice of the stockholders meeting must state that a purpose of the meeting is the removal of directors.

LIMITATIONS ON DIRECTOR LIABILITY

     REGIONS. The certificate of incorporation provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might benefit Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not limit the liability of those corporations' directors for violations of the federal securities laws.

     MORGAN KEEGAN. The Tennessee Business Corporation Act and Morgan Keegan's charter include similar provisions limiting director liability.

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

INDEMNIFICATION

     REGIONS. The certificate of incorporation provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling Regions under the provisions described above, Regions has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

     MORGAN KEEGAN. The Tennessee Business Corporation Act and Morgan Keegan's charter and bylaws provide for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Regions.

SPECIAL MEETINGS OF STOCKHOLDERS

     REGIONS. Regions' certificate of incorporation and bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the board of directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' board of directors call such a meeting. This provision, combined with other provisions of the certificate of incorporation and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' board of directors by calling a special meeting of stockholders at which such stockholder could replace the entire board of directors with nominees who were in favor of such proposal.

     MORGAN KEEGAN. Under Morgan Keegan's bylaws, a special meeting of Morgan Keegan stockholders may be called by the president or chairman of the board of directors and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning not less than

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

10% of the entire capital stock of Morgan Keegan issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     REGIONS. The certificate of incorporation provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the board of directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

     MORGAN KEEGAN. Under the Tennessee Business Corporation Act and Morgan Keegan's bylaws, any action requiring or permitting stockholder approval may be approved by written consent of stockholders holding the number of shares of Morgan Keegan common stock that would be necessary to authorize or take such action at a meeting of the stockholders.

STOCKHOLDER NOMINATIONS

     REGIONS. Regions' certificate of incorporation and bylaws provide that any nomination by stockholders of individuals for election to the board of directors must be made by delivering written notice of that nomination to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The notice must set forth background information about the persons to be nominated, including information concerning (1) the name, age, business, and, if known, residential address of each nominee, (2) the principal occupation or employment of each such nominee, and (3) the number of shares of Regions capital stock beneficially owned by each such nominee. The board of directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote his shares in person or by proxy for any individual that stockholder desires.

     MORGAN KEEGAN. Morgan Keegan's charter and bylaws do not provide for special nominating procedures for election of directors.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     REGIONS. The certificate of incorporation generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (1) any merger or consolidation with or into any other corporation, or (2) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' board of directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the board of directors after the party becomes such a 5.0% beneficial owner. Since Regions' board of directors approved the merger agreement, the

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

approval of the Morgan Keegan merger by Regions' stockholders is not required by Regions' certificate of incorporation. In addition, the Delaware General Corporation Law generally requires the approval of a majority of the outstanding voting stock of Regions to effect (1) any merger or consolidation with or into any other corporation, (2) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (3) the dissolution of Regions. However, pursuant to the Delaware General Corporation Law, Regions may enter into a merger transaction without stockholder approval if (1) Regions is the surviving corporation, (2) the agreement of merger does not amend in any respect Regions' certificate of incorporation, (3) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (4) either no shares of Regions common stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions common stock outstanding immediately prior to the effective date of the merger.

     MORGAN KEEGAN. The Tennessee Business Corporation Act generally requires approval of a majority of the outstanding shares of a corporation's voting stock to approve a merger, consolidation, share exchange, sale of all or substantially all of the corporation's assets, or similar corporate transaction.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     REGIONS. Section 203 of the Delaware General Corporation Law ("Section 203") places certain restrictions on "business combinations" (as defined in
Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

     Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (1) prior to the time when the person or entity becomes an interested stockholder, Regions' board of directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (2) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(3) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' board of directors and by the holders of at least two-thirds of the outstanding Regions common stock, excluding shares owned by the interested stockholder.

     MORGAN KEEGAN. Corporations organized under Tennessee law are generally subject to the Tennessee Business Combination Act, the Tennessee Control Share Acquisition Act, the Tennessee Investor Protection Act, and the Tennessee Greenmail Act.

     The Tennessee Business Combination Act provides that a party beneficially owning 10% or more of the voting power of any class or series of then outstanding shares entitled to vote generally in the election of directors of a Tennessee corporation, an "interested shareholder", cannot engage in a business combination with the corporation for a period of five years following the date such person became an interested shareholder, unless the transaction either (1) is approved by at least two-thirds of the voting stock of the corporation not beneficially owned by such interested shareholder at a meeting called for such purpose no earlier than five years after such interested shareholder first became an interested shareholder or (2) satisfies certain fairness criteria specified in the Tennessee Business Corporation Act. The Tennessee Business Combination Act exempts transactions with interested shareholders if either the transaction in which the interested shareholder became an interested shareholder or the transaction in question is approved by the corporation's board of directors prior to the time when the person became an interested shareholder. The Tennessee Business Combination Act also exempts transactions under certain other circumstances. Morgan Keegan has not adopted provision in its charter or bylaws removing Morgan Keegan from the coverage of the Tennessee Business Combination Act.

     The Tennessee Greenmail Act provides that it is unlawful for any Tennessee corporation which has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 or any subsidiary of such corporation to purchase, directly or indirectly, any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of the securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock of the corporation, or, alternatively, unless the corporation makes an offer of at least equal value per share to all holders of such class. The Tennessee Greenmail Act applies to purchases of Morgan Keegan common stock.

     The Tennessee Investor Protection Act imposes certain filing, disclosure, and fair dealing requirements on tender offers and covered share purchases that meet jurisdictional requirements of the act.

     The Tennessee Control Share Acquisition Act generally restricts voting rights of shares acquired in certain control share acquisitions. Generally, if a person acquires in one or a series of related transactions an amount of stock equal to one-fifth or more of all of the voting power of a Tennessee corporation subject to such provisions in a "control share acquisition," as defined in the act, such shares have only those voting rights as are accorded them by a resolution adopted by the majority of the other stockholders of the corporation. The act defines "control shares" for purposes of the act and establishes the procedures under which an acquiring person may obtain the necessary stockholder action to permit the acquiring stockholder to vote the acquired control shares. In order for the provisions of the Tennessee Control Share Acquisition Act to apply to a corporation, the corporation must adopt a charter provision electing to be subject to the act. Morgan Keegan has not adopted such a charter provision and therefore the provisions of the Tennessee Control Share Acquisition Act do not apply to Morgan Keegan.

DISSENTERS' RIGHTS

     REGIONS. The rights of dissenting stockholders of Regions are governed by the Delaware General Corporation Law. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (1) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (2) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions common stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions common stock will not have dissenters' rights. Holders of Regions common stock do not have dissenters' rights in connection with the Morgan Keegan merger.

     MORGAN KEEGAN. Pursuant to the Tennessee Business Corporation Act, stockholders of a Tennessee corporation generally have the right to dissent from corporate transactions such as mergers, share exchanges, sales of all or substantially all of the assets of the corporation, and certain other transactions of similar character. However, the right to dissent does not apply in the case of shares of any security which, as of the date of a transaction that would otherwise give rise to a right of dissent, is listed on a registered securities exchange or is a national market system security as defined under the Securities Exchange Act of 1934. Because shares of Morgan Keegan common stock are listed on the New York Stock Exchange, Morgan Keegan stockholders do not have a right of dissent as a result of the merger with Regions.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     REGIONS. The Delaware General Corporation Law provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     MORGAN KEEGAN. Pursuant to the Tennessee Business Corporation Act, upon written notice of a demand to inspect corporate records and demonstration of a proper purpose, a stockholder is entitled to inspect specified corporate records, including accounting records, minutes of stockholder meetings and certain resolutions adopted at director meetings, and stockholder records.

DIVIDENDS

     REGIONS. The Delaware General Corporation Law provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Supervision and Regulation -- Regions -- Payment of Dividends."

     MORGAN KEEGAN. Pursuant to the Tennessee Business Corporation Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its charter, provided that no distribution may be made if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation's total assets would be less than the sum of its total liabilities plus (unless the charter permits otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     Regions common stock is quoted on the Nasdaq National Market under the symbol "RGBK." Morgan Keegan common stock is listed on the New York Stock Exchange under the symbol "MOR." The following table sets forth, for the indicated calendar periods, the high and low closing sale prices for Regions common stock as reported on the Nasdaq National Market and the high and low closing sales prices of Morgan Keegan common stock as reported by the New York Stock Exchange, and the cash dividends declared per share of Regions and Morgan Keegan common stock.

                                   REGIONS                         MORGAN KEEGAN
                       --------------------------------   --------------------------------
                         PRICE RANGE     CASH DIVIDENDS     PRICE RANGE     CASH DIVIDENDS
                       ---------------      DECLARED      ---------------      DECLARED
                        HIGH     LOW       PER SHARE       HIGH     LOW       PER SHARE
                       ------   ------   --------------   ------   ------   --------------
1999:
First Quarter........  $41.44   $34.63        $.25        $19.75   $16.13        $.07
Second Quarter.......   39.13    34.72         .25         18.94    16.50         .07
Third Quarter........   38.94    29.81         .25         18.75    16.75         .08
Fourth Quarter.......   31.25    23.38         .25         18.00    16.19         .08
2000:
First Quarter........   24.31    18.44         .27         17.25    12.31         .08
Second Quarter.......   24.50    19.19         .27         17.25    14.69         .08
Third Quarter........   24.81    19.94         .27         21.50    15.50         .09
Fourth Quarter.......   27.81    20.31         .27         26.56    17.44         .09
2001:
First Quarter
  (through February
  23, 2001)..........   30.50    27.13         .28         26.82    26.44         .09

     On February 23, 2001, the last reported sale price of Regions common stock as reported on the Nasdaq National Market, was $30.05, and the last reported sale price of Morgan Keegan common stock on the New York Stock Exchange was $26.80. On December 15, 2000, the last business day prior to public announcement of the proposed merger, the last reported sale price of Regions common stock as reported on the Nasdaq National Market was $24.63, and the last reported sale price of Morgan Keegan common stock on the New York Stock Exchange was $19.44.

     The holders of Regions common stock are entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions common stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements and the board of directors' consideration of other relevant factors.

     Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation -- Regions -- Payment of Dividends."

     The holders of Morgan Keegan common stock are entitled to receive dividends when and if declared by the board of directors of Morgan Keegan out of funds legally available therefor. Morgan Keegan has paid regular quarterly cash dividends since 1984. Morgan Keegan currently intends to continue to pay quarterly cash dividends on Morgan Keegan common stock until we complete the merger.

     Under the merger agreement, Regions and Morgan Keegan have agreed to time the completion of the merger to ensure that Morgan Keegan stockholders receive one, and only one, dividend in the quarter in which the merger is completed.

                           INFORMATION ABOUT REGIONS

     Regions is a regional financial holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with over 750 banking offices located in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee and Texas as of December 31, 2000. At that date, Regions had total consolidated assets of approximately $43.7 billion, total consolidated deposits of approximately $32.0 billion, and total consolidated stockholders' equity of approximately $3.5 billion. Regions has banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at that address is
(205) 944-1300.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information."

RECENT DEVELOPMENTS

     For the quarter ended December 31, 2000, Regions reported net income of $128.4 million or $.58 per share (or $.58 per diluted share), representing a 1% decrease in net income (and a 2% decrease on a per share basis) over the same period of 1999. For the 12 months ended December 31, 2000, Regions reported net income of $527.5 million or $2.39 per share (or $2.38 per diluted share), representing a 1% increase on a per-share basis in net income over 1999. The return on average total assets for 2000 was 1.23%, and the return on average stockholders' equity was 16.31%. At December 31, 2000, the ratio of stockholders' equity to total assets was 7.92%.

     On February 26, 2001, Regions issued $296,392,000 of junior subordinated debentures to a subsidiary, Regions Financing Trust I, a Delaware statutory business trust. Regions Financing Trust I concurrently issued $287,500,000 of trust preferred securities in a public offering, as well as $8,892,000 of trust common securities to Regions. Regions intends to use the net proceeds received from the sale of the junior subordinated debentures for general corporate purposes, including the repurchase of shares of Regions common stock.

                        INFORMATION ABOUT MORGAN KEEGAN

     Morgan Keegan is a holding company incorporated under Tennessee law. Morgan Keegan owns Morgan Keegan & Company, Inc., a securities broker/dealer serving retail customers in the southern United States and institutional customers throughout the United States and abroad. At January 31, 2001, Morgan Keegan had 54 offices in 13 states. As of January 31, 2001, Morgan Keegan's total assets were approximately $1.9 billion and its total stockholders' equity was approximately $273 million.

     Morgan Keegan's principal executive office is located at Fifty Front Street, Memphis, Tennessee, 38103 and its telephone number at such address is
(901) 524-4100.

     Additional information with respect to Morgan Keegan is included in documents incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information."

                           SUPERVISION AND REGULATION

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and securities broker/dealers and provides certain specific information related to Regions and Morgan Keegan. Additional information is available in Regions' and Morgan Keegan's most recent annual reports on Form 10-K. See "Where You Can Find More Information."

REGIONS

     Regions currently is a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act and also a bank holding company under that Act. In both capacities, Regions and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve Board.

     The Bank Holding Company Act requires every bank or financial holding company to obtain the prior approval of the Federal Reserve Board before: (1) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (2) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (3) it may merge or consolidate with any other bank holding company.

     The Bank Holding Company Act further provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

     The Bank Holding Company Act prohibits bank holding companies that have not become financial holding companies from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     As a financial holding company, however, Regions has authority to engage in a range of activities that are financial in nature and that were not previously permissible for banks and bank holding companies. Subject to the regulations of the Federal Reserve Board, a financial holding company may engage directly or through a subsidiary in the statutorily authorized activities of securities dealing, underwriting, and market making, insurance underwriting and agency activities, merchant banking, and insurance company portfolio investments, and in any activity that the Federal Reserve Board determines by rule or order to be financial in nature or incidental to such financial activity. Merchant banking activities are subject to certain limitations and may become subject to more stringent capital requirements than other activities.

     Under the Bank Holding Company Act, as amended, securities brokerage firms and insurance companies may acquire banks and bank holding companies and become financial holding companies. The Act seeks to streamline and coordinate regulation of integrated financial holding companies, providing generally for "umbrella" regulation of financial holding companies by the Federal Reserve Board, and for functional regulation of banking activities by bank regulators, securities activities by securities regulators, and insurance activities by insurance regulators.

     As of the date of this proxy statement-prospectus, Regions Bank is Regions' only subsidiary bank. Regions Bank is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Regions Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations.

     Regions Bank is subject to supervision and examination by the FDIC and the State Banking Department of the State of Alabama. The federal and state banking regulators regularly examine the operations of Regions Bank and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

     PAYMENT OF DIVIDENDS. Regions is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of Regions, including cash flow to pay dividends to its stockholders, is dividends from Regions Bank. There are statutory and regulatory limitations on the payment of dividends by Regions Bank to Regions, as well as by Regions to its stockholders.

     As to the payment of dividends, Regions Bank is subject to the laws of Alabama and to the regulations of the FDIC.

     If, in the opinion of a federal banking regulatory agency, an institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete an institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the Federal Reserve Board and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

     At September 30, 2000, under dividend restrictions imposed under federal and state laws, Regions Bank, without obtaining governmental approvals, could declare aggregate dividends to Regions of approximately $439 million.

     The payment of dividends by Regions and Regions Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

     CAPITAL ADEQUACY. Regions and Regions Bank are required to comply with the capital adequacy standards established by the Federal Reserve Board in the case of Regions and the FDIC in the case of Regions Bank. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve Board: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of the Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The minimum guideline for Tier 1 Capital is 4.0%. At September 30, 2000, Regions' consolidated Total Capital Ratio was 11.41% and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) was 9.49%.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. At September 30, 2000, Regions' Leverage Ratio was 6.95%.

     Regions Bank is subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve Board. Regions Bank was in compliance with applicable minimum capital requirements as of September 30, 2000. Neither Regions nor Regions Bank has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

     The Federal Reserve Board and the FDIC also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

     PROMPT CORRECTIVE ACTION. Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized insured depository institutions. Under this system the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and must take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to depository institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulator to appoint a receiver or conservator for an insured depository institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category. Holding companies are not subject to classification under the prompt corrective action system and are affected only to the extent that a subsidiary bank is subject to prompt corrective action sanctions.

     Under the final agency rule implementing the prompt corrective action provisions, an institution that (1) has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (2) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital ratio of 8.0% or greater, a Tier 1 Capital ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." An institution that has a Total Capital ratio of less than 8.0%, a Tier 1 Capital ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." An institution that has a Total Capital ratio of less than 6.0%, a Tier 1 Capital ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the law.

     At September 30, 2000, Regions Bank had the requisite capital level to qualify as well capitalized.

     FDIC INSURANCE ASSESSMENTS. The FDIC currently uses a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

     The FDIC may terminate an institution's insurance of deposits upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

MORGAN KEEGAN

     The securities industry in the United States is subject to extensive regulation under federal and state laws. The SEC is the federal agency charged with administration of the federal securities laws. Much of the regulation of broker/dealers, however, has been delegated to self regulatory organizations, principally the NASD and the national securities exchanges. These self regulatory organizations adopt rules (which are subject to approval by the SEC) which govern the industry and conduct periodic examinations of member broker/dealers. Securities firms are also subject to regulation by state securities commissions in the states in which they are registered. Morgan Keegan's broker/dealer subsidiary is registered in 50 states.

     The regulations to which broker/dealers are subject cover all aspects of the securities business, including sales methods, trade practices among broker/dealers, capital structure of securities firms, uses and safekeeping of customers' funds and securities, recordkeeping, and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and by self regulatory organizations, or changes in interpretation or enforcement of existing laws and rules, often affect directly the method of operation and profitability of broker/dealers. The SEC and the self regulatory organizations may conduct administrative proceedings which can result in censure, fines, suspension or expulsion of a broker/dealer, its officers or employees. The principal purpose of regulation and discipline of broker/dealers is the protection of customer and the securities market rather than the protection of creditors and stockholders of broker/dealers.

     One of the most important regulations with which Morgan Keegan's broker/dealer subsidiary must continually comply is the "net capital rule" of the SEC and a similar rule of the New York Stock Exchange. These rules prohibit a broker/dealer from engaging in any securities transactions at a time when its net capital is less than 2% of aggregate debit balances arising from customer transactions. In addition, restrictions may be imposed on the operations of a broker/dealer if its net capital is less than 5% of aggregate debit items. At July 31, 2000, Morgan Keegan's subsidiary's net capital was 21% of aggregate debit items.

                      DESCRIPTION OF REGIONS COMMON STOCK

     Regions is authorized to issue 500,000,000 shares of Regions common stock and 5,000,000 shares of preferred stock. At December 31, 2000, 222,567,831 shares of Regions common stock were issued, including 2,798,813 treasury shares, and 219,769,018 shares were outstanding. At that date no preferred stock was issued. No other class of stock is authorized.

     Holders of Regions common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 2000, under such requirements and guidelines, Region Bank had $439 million of undivided profits legally available for the payment of dividends. See "Supervision and Regulation -- Regions -- Payment of Dividends."

     For a further description of Regions common stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

     Morgan Keegan will only hold its 2001 annual meeting if we do not complete the merger. In the event that Morgan Keegan does have a 2001 annual meeting, proposals of Morgan Keegan stockholders intended to be presented at that meeting must be received by Morgan Keegan at its principal executive offices by June 22, 2001 for consideration by Morgan Keegan for possible inclusion in the proxy statement relating to that meeting.

     Regions expects to hold its next annual meeting of stockholders after the merger during May 2001. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must have been received by Regions at its principal executive offices by December 18, 2000, for consideration by Regions for possible inclusion in the proxy statement relating to that meeting.

                           FORWARD LOOKING STATEMENTS

     The information contained in this proxy statement-prospectus, including information incorporated by reference in this document, contains forward-looking statements concerning the financial condition, results of operations and business of Regions following the completion of the proposed merger with Morgan Keegan, the anticipated financial and other benefits of the proposed merger and Regions' current views with respect to future events and financial performance. Regions' management believes that these forward-looking statements are reasonable, however, you should not place undue reliance on these statements as they are based only on current expectations and general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such forward-looking statements are made in good faith by Regions pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

     The words "believe", "expect", "anticipate", "project", and similar expressions signify forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of Regions. Any such statement speaks only as of the date the statement was made. Regions undertakes no obligation to update or revise any forward-looking statements.

     Some factors which may affect the accuracy of the forward-looking statements apply generally to the financial services industry, including:

     - the easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, and finance companies, may increase Regions' competitive pressures;

     - possible changes in interest rates may increase Regions' funding costs and reduce Regions' earning asset yields, thus reducing margins;

     - possible changes in general economic and business conditions in the United States and the Southeast in general and in the communities we serve in particular may lead to a deterioration in credit quality, thereby increasing Regions' provisioning costs, or a reduced demand for credit, thereby reducing earning assets;

     - possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on Regions' business; and

     - possible changes in consumer and business spending and saving habits could have an effect on Regions' ability to increase assets and to attract deposits.

     Other factors which may affect the accuracy of the forward-looking statements are specific to Regions, including:

     - the cost and other effects of material contingencies, including litigation contingencies;

     - the ability to expand into new markets and to maintain profit margins in the face of pricing pressures;

     - the ability to keep pace with technological changes;

     - the ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions' customers and potential Regions customers;

     - the ability to effectively manage interest rate risk, credit risk and operational risk;

     - the ability to manage fluctuations in the value of Regions' assets and liabilities and off-balance sheet exposures so as to maintain sufficient capital liquidity to support Regions' business;

     - the matters described under "Risk Factors," and

     - the ability to achieve the earnings expectations related to the businesses that we have recently acquired or may acquire in the future (including the Morgan Keegan transaction), which in turn depends on a variety of factors, including: the ability to achieve in a timely manner anticipated cost savings and revenue enhancements with respect to acquired operations; the assimilation of acquired operations to the Regions corporate culture, including the ability to instill Regions' credit practices and efficient approach to acquired operations; the ability to retain existing customers and employees of acquired operations; and the continued growth of the markets that the acquired entities serve, consistent with recent historical experience.

                                    EXPERTS

     The consolidated financial statements of Regions at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is included in Regions' Annual Report on Form 10-K for the year ended December 31, 1999. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Morgan Keegan at July 31, 2000 and 1999, and for each of the three years in the period ended July 31, 2000, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in Morgan Keegan's Annual Report on Form 10-K for the year ended July 31, 2000. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

                                    OPINIONS

     The legality of the shares of Regions common stock to be issued in the merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the board of directors of Regions. As of February 23, 2001, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of 242,610 shares of Regions common stock.

     Certain tax consequences of the transaction have been passed upon for Morgan Keegan by Wachtell, Lipton, Rosen & Katz, New York, New York, and for Regions by Alston & Bird LLP, Washington, D.C.

                      WHERE YOU CAN FIND MORE INFORMATION

     Regions and Morgan Keegan file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Regions and Morgan Keegan file with the SEC at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These filings are also available at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."

     Regions has filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the SEC the Regions common stock to be issued to Morgan Keegan stockholders in the merger. This proxy statement-prospectus is a part of that Registration Statement and constitutes a prospectus of Regions. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in Regions' Registration Statement or the exhibits to that Registration Statement.

     SEC regulations allow Regions to "incorporate by reference" information into this proxy statement-prospectus, which means that Regions can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus or in later filed documents incorporated by reference in this proxy statement-prospectus.

     This proxy statement-prospectus incorporates by reference the documents set forth below that Regions and Morgan Keegan have previously filed with the SEC. These documents contain important information about Regions and Morgan Keegan and their finances.

REGIONS SEC FILINGS
(FILE NO. 0-6159)                       PERIOD/AS OF DATE
-------------------                     -----------------
Annual Report on Form 10-K              Year ended December 31, 1999
Quarterly Reports on Form 10-Q          Quarters ended March 31, June 30, and
                                        September 30, 2000
Current Reports on Form 8-K             October 18 and December 17, 2000, and
                                        January 18, 2001.

MORGAN KEEGAN SEC FILINGS
(FILE NO. 01-009015)                    PERIOD/AS OF DATE
-------------------------               -----------------
Annual Report on Form 10-K              Year ended July 31, 2000
Quarterly Reports on Form 10-Q          Quarter ended October 31, 2000
Current Reports on Form 8-K             December 17, 2000

     All documents filed by Regions and Morgan Keegan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this proxy statement-prospectus through the date of the special meeting or the termination of the merger agreement are also deemed to be incorporated by reference in this proxy statement-prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Regions has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to Regions, and Morgan Keegan has supplied all such information relating to Morgan Keegan.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through Regions, the SEC or the SEC's Internet web site as described above.

     You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated February 26, 2001. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement-prospectus to stockholders nor the issuance of Regions common stock in the merger creates any implication to the contrary. There may be changes in the affairs of Regions or Morgan Keegan since the date of this proxy statement-prospectus which are not reflected in this document.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in this proxy statement-prospectus or in Regions' documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this proxy statement-prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this proxy statement-prospectus does not extend to you.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                              MORGAN KEEGAN, INC.

                                      AND

                         REGIONS FINANCIAL CORPORATION

                         DATED AS OF DECEMBER 17, 2000

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Agreement and Plan of Merger..........................................   A-6
Preamble..............................................................   A-6
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER.........................   A-7
   1.1    Merger......................................................   A-7
   1.2    Time and Place of Closing...................................   A-7
   1.3    Effective Time..............................................   A-7
   1.4    Execution of Support Agreements.............................   A-7
   1.5    Execution of the Termination Fee Agreement..................   A-7
ARTICLE 2 -- TERMS OF MERGER..........................................   A-7
   2.1    Certificate of Incorporation................................   A-7
   2.2    Bylaws......................................................   A-8
   2.3    Directors and Officers......................................   A-8
ARTICLE 3 -- MANNER OF CONVERTING SHARES..............................   A-8
   3.1    Conversion of Shares........................................   A-8
   3.2    Anti-Dilution Provisions....................................  A-10
   3.3    Shares Held by Morgan or Regions............................  A-10
   3.4    Fractional Shares...........................................  A-11
   3.5    Conversion of Stock Rights..................................  A-11
ARTICLE 4 -- EXCHANGE OF SHARES.......................................  A-12
   4.1    Exchange Procedures.........................................  A-12
   4.2    Rights of Former Morgan Stockholders........................  A-13
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF MORGAN.................  A-14
   5.1    Organization, Standing, and Power...........................  A-14
   5.2    Authority; No Breach of Agreement...........................  A-14
   5.3    Capital Stock...............................................  A-15
   5.4    Morgan Subsidiaries.........................................  A-15
   5.5    SEC Filings; Financial Statements...........................  A-16
   5.6    Absence of Undisclosed Liabilities..........................  A-17
   5.7    Absence of Certain Changes or Events........................  A-17
   5.8    Tax Matters.................................................  A-17
   5.9    Assets......................................................  A-18
   5.10   Environmental Matters.......................................  A-18
   5.11   Permits.....................................................  A-19
   5.12   Compliance with Laws........................................  A-20
   5.13   Labor Relations.............................................  A-21
   5.14   Employee Benefit Plans......................................  A-21
   5.15   Material Contracts..........................................  A-23
   5.16   Legal Proceedings...........................................  A-24
   5.17   Reports.....................................................  A-24
   5.18   Statements True and Correct.................................  A-24
   5.19   Tax and Regulatory Matters..................................  A-25
   5.20   Intellectual Property.......................................  A-25
   5.21   State Takeover Laws.........................................  A-25
   5.22   Charter Provisions..........................................  A-25
   5.23   Derivatives.................................................  A-26

                                                                        PAGE
                                                                        ----
   5.24   Fairness Opinion............................................  A-26
   5.25   Contracts with Clients......................................  A-26
   5.26   Investment Advisory Activities..............................  A-26
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS................  A-27
   6.1    Organization, Standing, and Power...........................  A-27
   6.2    Authority; No Breach of Agreement...........................  A-27
   6.3    Capital Stock...............................................  A-28
   6.4    Regions Subsidiaries........................................  A-28
   6.5    SEC Filings; Financial Statements...........................  A-29
   6.6    Absence of Undisclosed Liabilities..........................  A-29
   6.7    Absence of Certain Changes or Events........................  A-30
   6.8    Compliance with Laws........................................  A-30
   6.9    Tax Matters.................................................  A-30
   6.10   Legal Proceedings...........................................  A-31
   6.11   Reports.....................................................  A-31
   6.12   Statements True and Correct.................................  A-31
   6.13   Tax and Regulatory Matters..................................  A-32
   6.14   Derivatives.................................................  A-32
   6.15   Funds.......................................................  A-32
   6.16   Ownership of Morgan Capital Stock...........................  A-32
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION.................  A-32
   7.1    Affirmative Covenants of Both Parties.......................  A-32
   7.2    Negative Covenants of Morgan................................  A-33
   7.3    Adverse Changes in Condition................................  A-35
   7.4    Reports.....................................................  A-35
ARTICLE 8 -- ADDITIONAL AGREEMENTS....................................  A-35
   8.1    Registration Statement; Proxy Statement; Stockholder
          Approval....................................................  A-35
   8.2    Applications................................................  A-36
   8.3    Filings with State Offices..................................  A-36
   8.4    Agreement as to Efforts to Consummate.......................  A-36
   8.5    Investigation and Confidentiality...........................  A-37
   8.6    Press Releases..............................................  A-37
   8.7    No Solicitation.............................................  A-37
   8.8    Tax Treatment...............................................  A-38
   8.9    Agreement of Affiliates.....................................  A-38
   8.10   Employee Benefits and Contracts.............................  A-39
   8.11   Indemnification.............................................  A-39
   8.12   Exemption from Liability Under Section 16(b)................  A-41
   8.13   Investment Companies........................................  A-41
   8.14   Management Contract Consents................................  A-42
   8.15   Retention Program...........................................  A-43
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........  A-43
   9.1    Conditions to Obligations of Each Party.....................  A-43
   9.2    Conditions to Obligations of Regions........................  A-44
   9.3    Conditions to Obligations of Morgan.........................  A-45

                                                                        PAGE
                                                                        ----
ARTICLE 10 -- TERMINATION.............................................  A-46
  10.1    Termination.................................................  A-46
  10.2    Effect of Termination.......................................  A-46
  10.3    Non-Survival of Representations and Covenants...............  A-47
ARTICLE 11 -- MISCELLANEOUS...........................................  A-47
  11.1    Definitions.................................................  A-47
  11.2    Expenses....................................................  A-55
  11.3    Brokers and Finders.........................................  A-55
  11.4    Entire Agreement............................................  A-56
  11.5    Amendments..................................................  A-56
  11.6    Waivers.....................................................  A-56
  11.7    Assignment..................................................  A-56
  11.8    Notices.....................................................  A-57
  11.9    Governing Law...............................................  A-57
  11.10   Counterparts................................................  A-57
  11.11   Captions....................................................  A-57
  11.12   Interpretations.............................................  A-57
  11.13   Enforcement of Agreement....................................  A-58
  11.14   Severability................................................  A-58
Signatures............................................................  A-58

                                LIST OF EXHIBITS

EXHIBIT NUMBER                          DESCRIPTION
--------------                          -----------
      1.        Form of Support Agreement. (sec. 1.4).
      2.        Form of Termination Fee Agreement. (sec. 1.4).
      3.        Form of Affiliate Agreement. (sec. 8.11).

                               [EXHIBITS OMITTED]

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 17, 2000, by and between MORGAN KEEGAN, INC. ("Morgan"), a corporation organized and existing under the Laws of the State of Tennessee, with its principal office located in Memphis, Tennessee; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of Morgan and Regions are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Morgan by Regions pursuant to the merger of Morgan with and into Regions. At the effective time of the merger, the outstanding shares of the capital stock of Morgan shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of Morgan shall become stockholders of Regions, and each of the subsidiaries of Morgan shall continue to conduct its business and operations as a subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of Morgan, the Board of Governors of the Federal Reserve System, the National Association of Securities Dealers, Inc., and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Internal Revenue Code.

     As a condition and inducement to Regions' willingness to enter into this Agreement, (i) Morgan's directors and certain executive officers are executing and delivering to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1, and (ii) Morgan and Regions are entering into a termination fee agreement (the "Termination Fee Agreement"), in substantially the form of Exhibit 2.

     In addition, Regions and Morgan have agreed, in connection with the transactions contemplated hereby, to establish a retention program on substantially the terms described herein, the purpose of which is to retain the services of certain employees of Morgan following the consummation of the transactions contemplated hereby.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Morgan shall be merged with and into Regions in accordance with the provisions of Section 48-21-109 of the TBCA and Sections 252 and 258 of the DGCL and with the effect provided in Section 48-21-108 of the TBCA and Section 259 of the DGCL, respectively (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Morgan and Regions.

     1.2 TIME AND PLACE OF CLOSING. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Tennessee Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Tennessee and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by Regions within 10 days following the later to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (without regard to any requisite waiting period in respect thereof), and (ii) the date on which the stockholders of Morgan approve the matters relating to this Agreement, such date to be designated by Regions within two business days after the later to occur of the foregoing events.

     1.4 EXECUTION OF SUPPORT AGREEMENTS. Simultaneously with the execution of this Agreement and as a condition hereto, the directors and certain executive officers of Morgan are executing and delivering to Regions a Support Agreement.

     1.5 EXECUTION OF THE TERMINATION FEE AGREEMENT. Simultaneously with the execution of this Agreement and as a condition hereto, Morgan is executing and delivering to Regions the Termination Fee Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 BYLAWS. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 DIRECTORS AND OFFICERS. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or Morgan, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Morgan Common Stock, excluding shares held by any Morgan Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares"), issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into a multiple (rounded to three decimal places) of a share of Regions Common Stock (the "Merger Shares") equal to the quotient obtained by dividing (i) $27.00 by (ii) the Average Price (the "Exchange Ratio");

provided, subject to the election rights set forth in Section 3.1(c) of this Agreement, each holder of Morgan Common Stock shall be provided with an opportunity to elect to receive cash consideration for such holder's shares of Morgan Common Stock in lieu of receiving any Merger Shares.

          (c) Holders of Morgan Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving Merger Shares in the Merger, in accordance with the election procedures set forth below. Holders who are to receive cash in lieu of exchanging their shares of Morgan Common Stock for Merger Shares as specified below shall receive an amount in cash (the "Per Share Cash Consideration") in respect of each share of Morgan Common Stock that is so converted equal to $27.00. The aggregate amount of cash that shall be issued in the Merger to satisfy such elections, together with the cash amounts to be paid pursuant to Sections 3.4 and 3.5 of this Agreement, shall not exceed 30%, unless and to the extent Regions determines in its sole discretion to increase such amount to a number not in excess of 45%, of the sum of (i) the aggregate consideration paid in exchange for all shares of Morgan Common Stock in the Merger, and (ii) the cash amounts to be paid pursuant to Section 3.5(d) of this Agreement (as possibly increased, the "Aggregate Cash Amount").

          An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Morgan Common Stock (the "Old Certificates") shall pass, only upon proper delivery of such Old Certificates to an exchange agent designated by Regions (the "Exchange Agent")) in such form as Regions and Morgan shall mutually agree (the "Election Form") shall be mailed 25 days prior to the anticipated Effective Time or on such other date as Morgan and Regions shall mutually agree (the "Mailing Date") to each holder of record of Morgan Common Stock as of five business days prior to the Mailing Date (the "Election Form Record Date").

          Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Morgan Common Stock to elect to receive cash with respect to all or a portion of such holder's Morgan Common Stock (shares as to which the election is made being referred to as "Cash Election Shares").

          Any shares of Morgan Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the 20th day following the Mailing Date (or such other time and date as Regions and Morgan may mutually agree) (the "Election Deadline") shall be converted into Merger Shares as set forth in Section 3.1(b) of this Agreement (such shares being referred to as "No Election Shares").

          Regions shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Morgan Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Morgan shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

          Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Morgan Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Morgan Common Stock represented by such Election Form shall become No Election Shares and Regions shall cause the certificates representing Morgan Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Regions nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Regions shall cause the Exchange Agent to effect the allocation among the holders of Morgan Common Stock in accordance with the Election Forms as follows:

             (i) Cash Elections Less Than or Equal To the Aggregate Cash Amount. If the amount of cash that would be issued upon conversion in the Merger of the Cash Election Shares, together with the cash amounts to be paid pursuant to Sections 3.4 and 3.5 of this Agreement, is less than or equal to the Aggregate Cash Amount, then:

                  (1) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and

                  (2) the No Election Shares shall be converted into the right to receive the Merger Shares.

             (ii) Cash Elections More Than the Aggregate Cash Amount. If the amount of cash that would be issued upon the conversion in the Merger of the Cash Election Shares, together with the cash amounts to be paid pursuant to Sections 3.4 and 3.5 of this Agreement, is greater than the Aggregate Cash Amount, then:

                  (1) all No Election Shares shall be converted into the right to receive the Merger Shares,

                  (2) the Exchange Agent shall select from among the holders of
             Cash Election Shares, by random selection (as described below), holders of a sufficient number of shares ("Stock Designees") such that the amount of cash that will be issued in the Merger equals as closely as practicable the Aggregate Cash Amount, and all shares held by the Stock Designees shall be converted into the right to receive the Merger Shares, and

                  (3) the Cash Election Shares not held by Stock Designees shall be converted into the right to receive the Per Share Cash Consideration.

     The random selection process to be used by the Exchange Agent shall consist of such processes as shall be mutually determined by Regions and Morgan.

     3.2 ANTI-DILUTION PROVISIONS. In the event Morgan changes the number of shares of Morgan Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio and the Per Share Cash Consideration shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY MORGAN OR REGIONS. Each of the shares of Morgan Common Stock held by any Morgan Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Morgan Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all Old Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to a fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of Regions Common Stock at the close of regular trading on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source agreed to by Morgan and Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.5 CONVERSION OF STOCK RIGHTS. (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of Morgan Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("Morgan Rights"), in each case granted by Morgan under the Morgan Stock Plans, which is outstanding at the Effective Time, whether or not exercisable, shall, except as provided in Section 3.5(d) with respect to the 2000 Non-Employee Director Stock Option Plan (the "2000 Director Stock Option Plan"), be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each Morgan Right, in accordance with the terms of the Morgan Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Regions and its Compensation Committee shall be substituted for Morgan and the Committee of Morgan's Board of Directors (including, if applicable, the entire Board of Directors of Morgan) administering such Morgan Stock Plan, and (ii) (A) each Morgan Right assumed by Regions may be exercised solely for shares of Regions Common Stock, (B) the number of shares of Regions Common Stock subject to such Morgan Right shall be equal to the number of shares of Morgan Common Stock subject to such Morgan Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (C) the per share exercise price (or similar threshold price, in the case of stock awards) under each such Morgan Right shall be adjusted by dividing the per share exercise (or threshold) price under each such Morgan Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii)(B) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of Morgan Rights and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted Morgan Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Right. The market value of one share of Regions Common Stock shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source agreed to by Morgan and Regions) on the last trading day preceding the date of exercise of the Morgan Right. In addition, notwithstanding the provisions of clauses (ii)(A) and
(ii)(C) of the first sentence of this Section 3.5, each Morgan Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

     (b) As soon as reasonably practicable after the Effective Time, Regions shall deliver to the participants in each Morgan Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such Morgan Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) of this Agreement after giving effect to the Merger), and Regions shall comply with the terms of each Morgan Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Morgan Stock Plan, that Morgan Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Regions shall take all corporate action necessary to reserve for issuance sufficient shares of Regions Common Stock for delivery upon exercise of Morgan Rights assumed by it in accordance with this Section 3.5. As soon as reasonably practicable (but in no event more than 45 days) after the Effective Time, Regions shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Regions Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Regions shall administer the Morgan Stock Plan assumed pursuant to this Section 3.5 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act.

     (c) All restrictions or limitations on transfer with respect to Morgan Common Stock awarded under the Morgan Stock Plans or any other plan, program, or arrangement of any Morgan Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

     (d) At the Effective Time, each holder of a Morgan Right granted by Morgan under the 2000 Director Stock Option Plan which is outstanding at the Effective Time, whether or not exerciseable, shall be entitled to receive upon surrender of such Morgan Right a check in the amount equal to the difference (if positive) between (i) the "Change of Control Price" as defined in Section 6 of the 2000 Director Stock Option Plan, and (ii) the exercise price of such Morgan Right. The Parties agree that the "Change of Control Price" shall equal the Per Share Cash Consideration.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Regions shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with
Article 3 of this Agreement and this Article 4, certificates representing the Merger Shares ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to Article 3 of this Agreement and this Article 4 in exchange for outstanding shares of Morgan Common Stock.

     (b) As promptly as practicable after the Effective Time, Regions shall send or cause to be sent to each former holder of record of shares (other than Cash Election Shares or Treasury Shares) of Morgan Common Stock immediately prior to the Effective Time, transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in Article 3 of this Agreement (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Morgan Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Regions shall cause the New Certificates or check in respect of the Per Share Cash Consideration into which shares of a stockholder's Morgan Common Stock are converted at the Effective Time and any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Morgan Common Stock. No interest will be paid on any such cash to be paid pursuant to Article 3 and this Article 4 upon such delivery.

     (c) Notwithstanding the foregoing, neither the Exchange Agent nor any Party hereto shall be liable to any former holder of Morgan Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Morgan for 12 months after the Effective Time shall be paid to Regions. Any stockholders of Morgan who have not theretofore complied with this
Article 4 shall thereafter look only to Regions for payment of the consideration deliverable in respect of each share of Morgan Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     4.2 RIGHTS OF FORMER MORGAN STOCKHOLDERS. At the Effective Time, the stock transfer books of Morgan shall be closed as to holders of Morgan Common Stock immediately prior to the Effective Time and no transfer of Morgan Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Morgan Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Morgan in respect of such shares of Morgan Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of Morgan shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of Morgan Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Morgan Common Stock for New Certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Morgan Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of the Old Certificate, both the New Certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Morgan Common Stock certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by Regions, the posting by such person of a bond in such amount as Regions may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed certificate, the consideration deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF MORGAN

     Morgan hereby represents and warrants, except as specifically disclosed in a section of the Morgan Disclosure Memorandum corresponding to the relevant section of this Article 5, to Regions as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. Morgan is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material assets. Morgan is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     5.2 AUTHORITY; NO BREACH OF AGREEMENT. (a) Morgan has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Morgan's duly constituted Board of Directors) in respect thereof on the part of Morgan, subject to the approval of this Agreement by the holders of a majority of the shares of Morgan Common Stock entitled to vote thereon, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by Morgan. Subject to such requisite stockholder approval and assuming due authorization, execution, and delivery of this Agreement by Regions, this Agreement represents a legal, valid, and binding obligation of Morgan, enforceable against Morgan in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Morgan, nor the consummation by Morgan of the transactions contemplated hereby, nor compliance by Morgan with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Morgan's Restated Charter or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any asset of any Morgan Company under, any Contract or Permit of any Morgan Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Morgan Company or any of their respective material assets, which violation is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Morgan of the Merger and the other transactions contemplated in this Agreement.

     5.3 CAPITAL STOCK. (a) The authorized capital stock of Morgan consists, as of the date of this Agreement, of 100,000,000 shares of Morgan Common Stock, of which, as of the date of this Agreement, (i) 28,562,566 shares were issued and outstanding, including 2,009,935 shares of restricted Morgan Common Stock, and
(ii) 666,625 shares of Morgan Common Stock were issuable pursuant to outstanding awards under Morgan's Stock Plans, and not more than 29,229,191 shares of Morgan Common Stock (excluding shares issued pursuant to Permitted Issuances) will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of Morgan Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the TBCA. None of the outstanding shares of Morgan Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Morgan.

     (b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the Morgan Disclosure Memorandum, there are no shares of capital stock or other equity securities of Morgan outstanding and no outstanding Rights relating to the capital stock of Morgan.

     5.4 MORGAN SUBSIDIARIES. Morgan has disclosed in Section 5.4 of the Morgan Disclosure Memorandum all of the Morgan Subsidiaries as of the date of this Agreement. Except as set forth in Section 5.4 of the Morgan Disclosure Memorandum, Morgan or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Morgan Subsidiary. No equity securities of any Morgan Subsidiary are or may become required to be issued (other than to another Morgan Company) by reason of any Rights, and there are no Contracts by which any Morgan Subsidiary is bound to issue (other than to another Morgan Company) additional shares of its capital stock or Rights or by which any Morgan Company is or may be bound to transfer any shares of the capital stock of any Morgan Subsidiary (other than to another Morgan Company). There are no Contracts relating to the rights of any Morgan Company to vote or to dispose of any shares of the capital stock of any Morgan Subsidiary. All of the shares of capital stock of each Morgan Subsidiary held by a Morgan Company are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the applicable corporate or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Morgan Company free and clear of any Lien. Each Morgan Subsidiary is either a savings and loan association or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its assets and to carry on its business as now conducted. Each Morgan Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan. Each Morgan Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund to the fullest extent permitted by Law. The minute book and other organizational documents (and all amendments thereto) for Morgan and each Morgan Subsidiary that is a "Significant Subsidiary" (as such term is defined in Regulation S-X promulgated under the 1934 Act) have been or will be made available to Regions for its review, and are true and complete as in effect as of November 30, 2000. No material actions have been taken by Morgan's Board of Directors since such date, other than such actions taken in contemplation of the execution of this Agreement and the consummation of the transactions contemplated herein, and actions related to matters described in the Morgan Disclosure Memorandum. Except for (i) interests in the Morgan Subsidiaries, (ii) trading account securities, securities held available for sale, client margin agreements, securities acquired pursuant to underwriting agreements in which Morgan participated as an underwriter or dealer and securities acquired as a result of debts owing to Morgan or the Morgan Subsidiaries by their customers, securities acquired in arbitrage, hedging, options or forward or futures contracts, or transactions or arrangements or securities clearance and settlement activities, or (iii) as set forth in Section
5.4 of the Morgan Disclosure Memorandum, Morgan does not own, directly or indirectly (through any Morgan Subsidiary or otherwise), any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

     5.5 SEC FILINGS; FINANCIAL STATEMENTS. (a) Morgan and each Morgan Subsidiary has filed and made available to Regions all forms, reports, and documents required to be filed by Morgan or such Morgan Subsidiary with the SEC since December 31, 1995 (collectively, the "Morgan SEC Reports"). The Morgan SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Morgan SEC Reports or necessary in order to make the statements in such Morgan SEC Reports, in light of the circumstances under which they were made, not misleading.

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     (b) Each of the Morgan Financial Statements (including, in each case, any related notes) contained in the Morgan SEC Reports, including any Morgan SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable requirements of the Securities Laws with respect thereto, was prepared or will be prepared in accordance with GAAP throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Morgan and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Morgan Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Morgan as of October 31, 2000, included in the Morgan Financial Statements or reflected in the notes thereto, Liabilities incurred in the ordinary course of business subsequent to October 31, 2000, and Liabilities to be incurred in connection with the transactions contemplated by this Agreement. No Morgan Company has incurred or paid any Liability since October 31, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practices and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since October 31, 2000, except as disclosed in the Morgan Financial Statements delivered prior to the date of this Agreement or as otherwise disclosed in the Morgan Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     5.8 TAX MATTERS. Except as set forth in Section 5.8 of the Morgan Disclosure Memorandum:

          (a) Since December 31, 1994, all material Tax Returns required to be filed by or on behalf of any of the Morgan Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and all Tax Returns filed are complete and accurate in all material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Morgan, except to the extent reserved against in the Morgan Financial Statements dated prior to the date of this Agreement. All material Taxes due with respect to completed and settled examinations or concluded Litigation with respect to Taxes have been paid.

          (b) None of the Morgan Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such

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     statutes that relate to years currently under examination by the Internal
     Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) Adequate provision for any material Taxes due for any of the Morgan Companies for the period or periods through and including the date of the respective Morgan Financial Statements has been made in accordance with GAAP and is reflected on such Morgan Financial Statements.

          (d) Each of the Morgan Companies is in material compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

          (e) None of the Morgan Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G of the Internal Revenue Code.

          (f) There are no Material Liens with respect to Taxes upon any of the assets of the Morgan Companies.

          (g) No Morgan Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     5.9 ASSETS. The Morgan Companies have good and marketable title, free and clear of all Liens, to all of their respective assets other than such defects and liens which are not reasonably likely to have a Material Adverse Effect on Morgan. All tangible properties used in the businesses of the Morgan Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Morgan's past practices, except as would not be reasonably likely to have a Material Adverse Effect on Morgan. All assets which are material to Morgan's business on a consolidated basis, held under leases or subleases by any of the Morgan Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Morgan Companies currently maintain insurance in amounts, scope and coverage reasonably necessary for their operations. Except as set forth in Section 5.9 of the Morgan Disclosure Memorandum, none of the Morgan Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be materially reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The assets of the Morgan Companies include all material assets required to operate the business of the Morgan Companies as presently conducted.

     5.10 ENVIRONMENTAL MATTERS. (a) Each Morgan Company is and has been, in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan.

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     (b) There is no Litigation pending or, to the Knowledge of Morgan, threatened before any court, governmental agency, or authority, or other forum in which any Morgan Company or site owned, leased, or operated by any Morgan Company (the "Morgan Properties") has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Morgan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     (c) There is no Litigation pending, or to the Knowledge of Morgan, threatened before any court, governmental agency, or board, or other forum in which any of the Morgan Properties has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Morgan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     (d) To the Knowledge of Morgan, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     (e) To the Knowledge of Morgan, during the period of any Morgan Company's ownership or operation of any of the Morgan Properties, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan. Prior to the period of any Morgan Company's ownership or operation of any of the Morgan Properties, to the Knowledge of Morgan, there were no releases of Hazardous Material in, on, under, or affecting any such property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     5.11 PERMITS. (a) Each Morgan Company has in effect all Permits necessary for it to own, lease, or operate its material assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     (b) All officers, directors, and employees of Morgan and the Morgan Subsidiaries that are required, as a result of their positions with Morgan and/or the Morgan Subsidiaries, to be registered or licensed with the SEC, the NASD, or the NYSE are currently registered or licensed in the appropriate capacity with the SEC, the NASD, or the NYSE and all such registrations and licenses are in full force and effect and no suspension or cancellation of any of them is pending or, to the Knowledge of Morgan, threatened. Morgan has delivered or made available to Regions a true and complete copy of each Form ADV or BD of Morgan and each Morgan Subsidiary as most recently filed or amended prior to the date of this Agreement (the "Current Forms") with the SEC, all other state and federal registration forms filed with the SEC, the NASD, or the NYSE, all

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reports and all material correspondence filed by Morgan or any Morgan Subsidiary with the SEC, the NASD, or the NYSE under the Investment Company Act or the Investment Advisers Act and the rules promulgated thereunder and under similar state and federal statutes since January 1, 1998, and Morgan will deliver or make available to Regions such forms and reports as are filed from and after the date hereof and prior to the Effective Time. The information contained in such forms and reports was (or will be, in the case of any forms and reports filed after the date of this Agreement) complete and accurate in all material respects as of the time of filing thereof.

     (c) Section 5.11 of the Morgan Disclosure Memorandum sets forth all Permits held by Morgan or a Morgan Subsidiary that are issued or granted by (i) the AMEX, the CBOE, the CSE, the NASD, the NYFE, the NYSE, the PHLX, the SEC, the SIA, or the SIPC, (ii) any state securities or blue sky authority, or (iii) any other Regulatory Authority, and which, in any case, the absence of which is reasonably likely to have a Material Adverse Effect on Morgan.

     (d) Morgan has made available to Regions true and correct copies of (i) each Form G-37/G-38 filed with the MSRB since January 1, 1998, and (ii) all records required to be kept by Morgan and the Morgan Subsidiaries under Rule G-8(a)(xvi) of the MSRB. Since January 1, 1998, there have been no contributions or payments, and there is no other information, that would be required to be disclosed by Morgan or any of the Morgan Subsidiaries on any such Form G-37/G-38 or recorded by Morgan or any such Morgan Subsidiary pursuant to such rule.

     5.12 COMPLIANCE WITH LAWS. (a) None of the Morgan Companies is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     (b) None of the Morgan Companies has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Morgan Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan, or (iii) requiring any Morgan Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     (c) Neither Morgan nor any of the Morgan Subsidiaries, nor, to Morgan's Knowledge, any of their respective officers, directors, or employees, has been the subject of any disciplinary proceeding or order of any Regulatory Authority which would be required to be disclosed on SEC Forms ADV or BD except as disclosed therein, and no such disciplinary proceeding or order is pending or, to the Knowledge of Morgan, threatened; and, except as disclosed on the Current Forms, neither Morgan nor any of the Morgan Subsidiaries, nor any of their respective officers, directors or employees, has been permanently enjoined by any Regulatory Authority from engaging in or continuing any conduct or practice in connection with any activity required to be disclosed in the Current

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Forms or in connection with the purchase or sale of any security. Except as disclosed on the Current Forms, neither Morgan nor any of the Morgan Subsidiaries, nor any of their respective officers, directors or employees, is or has been ineligible to serve as, or subject to any disqualification which would result in any denial, suspension or revocation of the registration of, or any limitation on the activities of Morgan or any of the Morgan Subsidiaries as, an investment adviser under the provisions of the Investment Advisers Act, or as a broker-dealer under the 1934 Act, or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

     (d) Neither Morgan nor any of the Morgan Subsidiaries, nor any "associated person" (as defined in the 1934 Act) thereof, is subject to a "statutory disqualification" as defined in Section 3(a)(39) of the 1934 Act or otherwise ineligible to serve as a broker-dealer or as an associated person to a registered broker-dealer.

     5.13 LABOR RELATIONS. No Morgan Company is the subject of any Litigation asserting that it or any other Morgan Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Morgan Company to bargain with any labor organization as to wages or conditions of employment, nor is any Morgan Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Morgan Company, pending or, to the Knowledge of Morgan, threatened, or to the Knowledge of Morgan, is there any activity involving any Morgan Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14 EMPLOYEE BENEFIT PLANS. (a) Morgan has disclosed in Section 5.14 of the Morgan Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all Morgan Benefit Plans. For purposes of this Agreement, "Morgan Benefit Plans" means all material written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other material written employee programs or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other material written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any Morgan Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Morgan Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Morgan ERISA Plan." Any Morgan ERISA Plan which is also subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, is referred to herein as a "Morgan Pension Plan." Neither Morgan nor any Morgan Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any Morgan Company, that was intended to qualify under Section 401(a) of the Internal Revenue Code is disclosed as such in Section 5.14 of the Morgan Disclosure Memorandum.

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     (b) Morgan has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Morgan Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Morgan Benefit Plans or amendments, the most recent determination letters, and all material rulings, material opinion letters, material information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Morgan Benefit Plan with respect to the most recent plan year and (iv) the most recent summary plan descriptions and any material modifications thereto.

     (c) All Morgan Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, other than instances of noncompliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan. Each Morgan ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of Morgan, there are no circumstances likely to result in revocation of any such favorable determination letter. Each trust created under any Morgan ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Morgan is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each Morgan Benefit Plan to the Knowledge of Morgan, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under
Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Morgan. There is no material pending or, to the Knowledge of Morgan, threatened Litigation relating to any Morgan ERISA Plan.

     (d) No Morgan Company has engaged in a transaction with respect to any Morgan Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any Morgan Company to a material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan. Neither Morgan nor, any administrator or fiduciary of any Morgan Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any Morgan Benefit Plan which could subject Morgan to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Morgan. No oral or written representation or communication with respect to any aspect of the Morgan Benefit Plans has been made to employees of any Morgan Company which is not in conformity with the written or otherwise preexisting terms and provisions of such plans, where any Liability resulting from such non-conformity is reasonably likely to have a Material Adverse Effect on Morgan.

     (e) No Morgan Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan is equal to or exceeds the actuarial present value of all accrued benefits under such plans (whether vested or not), based upon the actuarial assumptions used to

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prepare the most recent actuarial reports for such pans and to the Knowledge of
Morgan, since the date of the most recent actuarial valuation, no event has occurred which would be reasonably expected to change any such funded status in a way that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan. Neither any Morgan Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently maintained by any Morgan Company, or the single-employer plan of any entity which is considered one employer with Morgan under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "Morgan ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All required contributions with respect to an Morgan Pension Plan or any single-employer plan of an Morgan ERISA Affiliate have been timely made and there is no lien or expected to be a lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No Morgan Company has provided, or is required to provide, security to an Morgan Pension Plan or to any single-employer plan of an Morgan ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Morgan, except to the extent any failure to timely pay would not have a Material Adverse Effect on Morgan.

     (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any Morgan Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any Morgan ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except for Liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Morgan).

     (g) No Morgan Company has any obligations for retiree health and retiree life benefits under any of the Morgan Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

     (h) Except as set forth in Section 5.14 of the Morgan Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including, without limitation, severance, golden parachute, or otherwise) becoming due to any director or any employee of any Morgan Company from any Morgan Company under any Morgan Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any Morgan Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     5.15 MATERIAL CONTRACTS. (a) Except as set forth in the Morgan Disclosure Memorandum and except for Contracts filed as exhibits to Morgan's Form 10-K for the fiscal year ended July 31, 2000, as of the date of this Agreement, none of the Morgan Companies, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $150,000, (ii) any Contract relating to the borrowing of money by any Morgan Company or the guarantee by any Morgan Company of any such obligation (other than Contracts pertaining to fully-secured repurchase agreements, and trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Morgan with the

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SEC that has not been filed as an exhibit to Morgan's Form 10-K filed for the fiscal year ended July 31, 2000 or on another SEC Document and identified to Regions (together with all Contracts referred to in Sections 5.9 and 5.14 (a) of this Agreement, the "Morgan Contracts"). With respect to each Morgan Contract:
(i) the Contract is in full force and effect; (ii) no Morgan Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan; (iii) no Morgan Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Morgan, in Default in any material respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan. Except as set forth in Section 5.15 of the Morgan Disclosure Memorandum, all of the indebtedness of any Morgan Company for money borrowed is prepayable at any time by such Morgan Company without penalty or premium.

     5.16 LEGAL PROCEEDINGS. (a) There is no Litigation instituted or pending, or, to the Knowledge of Morgan, threatened against any Morgan Company, or against any asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Morgan Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     (b) Section 5.16(b) of the Morgan Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any Morgan Company is a party and which names a Morgan Company as a defendant or cross-defendant.

     5.17 REPORTS. Since December 31, 1995, or the date of organization if later, each Morgan Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     5.18 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any Morgan Company or any Affiliate thereof regarding Morgan or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Morgan Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Morgan's stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of Morgan, contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Morgan Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

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     5.19 TAX AND REGULATORY MATTERS.  No Morgan Company or any Affiliate
thereof has taken or agreed to take any action, and Morgan has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Morgan there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

     5.20 INTELLECTUAL PROPERTY. All of the Intellectual Property rights of Morgan and the Morgan Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Morgan, there currently are not, any Defaults thereunder by Morgan or a Morgan Subsidiary. Morgan or a Morgan Subsidiary owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement, except for such Liens or claims of infringement which would not reasonably be expected to have a Material Adverse Effect on Morgan. Neither Morgan nor any of the Morgan Subsidiaries nor, to the Knowledge of Morgan, their respective predecessors has infringed the Intellectual Property rights of others and, to the Knowledge of Morgan, none of the Intellectual Property rights as used in the business conducted by Morgan or the Morgan Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement, in each case, except as would not reasonably be expected to have a Material Adverse Effect on Morgan. Except as disclosed in
Section 5.20 of the Morgan Disclosure Memorandum, neither Morgan nor any of the Morgan Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property other than in the ordinary course of business. Morgan or a Morgan Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of Morgan or the Morgan Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or, except as disclosed in Section 5.20 of the Morgan Disclosure Memorandum, which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, in each case, other than with Morgan or any of the Morgan Subsidiaries.

     5.21 STATE TAKEOVER LAWS. Subject to Morgan's right to alter its recommendation in accordance with the proviso set forth in the fourth sentence of Section 8.1 of this Agreement, each Morgan Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Tennessee (collectively, "Takeover Laws") including the relevant provisions of Chapter 48 of the TBCA.

     5.22 CHARTER PROVISIONS. Each Morgan Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws or, subject to Morgan's right to alter its recommendation in accordance with the proviso set forth in the fourth sentence of Section 8.1 of this Agreement, restrict or impair the ability of Regions to vote,

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or otherwise to exercise the rights of a stockholder with respect to, shares of any Morgan Company that may be directly or indirectly acquired or controlled by it.

     5.23 DERIVATIVES. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Morgan's own account, or for the account of one or more the Morgan Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible; and each of them is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Morgan nor a Morgan Subsidiary, nor to Morgan's Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The Morgan Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since October 31, 2000, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on Morgan.

     5.24 FAIRNESS OPINION. Morgan has received an opinion of Lazard Freres & Co. LLC to the effect that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Morgan.

     5.25 CONTRACTS WITH CLIENTS. (a) Each of Morgan and the Morgan Subsidiaries is in compliance with the terms of each Contract with any customer to whom Morgan or any Morgan Subsidiary provides services under any Contract (a "Client"), and each such Contract is in full force and effect with respect to the applicable Client.

     (b) Each extension of credit by Morgan or any of the Morgan Subsidiaries to any Client (i) is in full compliance with Regulation T of the Federal Reserve Board or any substantially similar regulation of any Regulatory Authority, (ii) is fully secured, and (iii) Morgan or a Morgan Subsidiary, as the case may be, has a first priority perfected security interest in the collateral securing such extension.

     5.26 INVESTMENT ADVISORY ACTIVITIES. (a) Morgan or certain of the Morgan Subsidiaries have sponsored or organized or provide investment management, investment advisory, sub-advisory, administration, distribution or certain other services to Investment Companies. All such Investment Companies are disclosed in
Section 5.26 of the Morgan Disclosure Memorandum (each such Investment Company, a "Morgan Investment Company"). Each of the Morgan Investment Companies (or the trust of which it is a series) is duly organized and existing in good standing under the laws of the jurisdiction under which it is organized as previously disclosed. Each of the Morgan Investment Companies is governed by a Fund Board consisting of at least 40% of trustees or directors who are not "interested persons" (as defined in the Investment Company Act) of the Morgan Investment Companies or Morgan. The Fund Boards operate in all material respects in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act.

     (b) Each of the Morgan Investment Companies is in compliance in all material respects with all applicable Securities Laws and the Laws of any Regulatory Authorities, having jurisdiction over such entity and the Laws of any state in which such Morgan Investment Company is registered, qualified, or sold. Morgan has provided or made

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

available to Regions true and complete copies of all the constituent documents and related advisory agreements of all of the Morgan Investment Companies.

     (c) Except as disclosed in Section 5.26 of the Morgan Disclosure Memorandum, neither Morgan nor any Morgan Subsidiary is or has been during the past five years an "investment adviser" within the meaning of the Investment Advisers Act, required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act or subject to any material Liability or disability by reason of any failure to be so registered, licensed or qualified, except for any such failure to be so registered, licensed, or qualified that would not reasonably likely have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     (d) Each Morgan Investment Company has been operated in compliance with its respective objectives, policies, and restrictions, including without limitation, those set forth in the applicable registration statement for that Morgan Investment Company or governing instruments for a Client, except where lack of compliance would not reasonably likely have, individually or in the aggregate, a Material Adverse Effect on Morgan.

     (e) Each Morgan Investment Company has duly adopted procedures pursuant to Rules 17a-7, 17e-1, and 10f-3 under the Investment Company Act, to the extent applicable.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to Morgan as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 AUTHORITY; NO BREACH OF AGREEMENT. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective material assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. The authorized capital stock of Regions consists, as of the date of this Agreement, of 500,000,000 shares of Regions Common Stock, of which 222,445,291 shares were issued and outstanding as of September 30, 2000. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of Morgan Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of Morgan Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 REGIONS SUBSIDIARIES. Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, except as expressly provided otherwise under applicable Law, nonassessable under the applicable corporate or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws

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

of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund to the fullest extent permitted by Law. The minute book and other organizational documents (and all amendments thereto) for Regions and each Regions Subsidiary that is a "Significant Subsidiary" (as such term is defined in Regulation S-X promulgated under the 1934 Act) have been or will be made available to Morgan for its review, and are true and complete as in effect as of November 30, 2000. No material actions have been taken by Regions' Board of Directors since such date, other than such actions taken in contemplation of the execution of this Agreement and the consummation of the transactions contemplated herein.

     6.5 SEC FILINGS; FINANCIAL STATEMENTS. (a) Regions has filed and made available to Morgan all forms, reports, and documents required to be filed by Regions with the SEC since January 1 of the second complete fiscal year preceding the date of this Agreement (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Regions Subsidiaries that are registered as a broker, dealer, or investment adviser or filings required due to fiduciary holdings of the Regions Subsidiaries, none of Regions Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse

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

Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of September 30, 2000, included in the Regions Financial Statements or reflected in the notes thereto, Liabilities incurred in the ordinary course of business subsequent to September 30, 2000, and Liabilities to be incurred in connection with the transactions contemplated by the Agreement. No Regions Company has incurred or paid any Liability since September 30, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 2000, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.8 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its material assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.9 TAX MATTERS. (a) Since December 31, 1994, all material Tax Returns required to be filed by or on behalf of each Regions Company have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and all Tax Returns filed are complete and accurate in all material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to

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

any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Regions, except to the extent reserved against in the Regions Financial Statements dated prior to the date of this Agreement. All material Taxes and other material Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) Adequate provision for any material Taxes due or to become due for each Regions Company for the periods or periods through and including the date of the respective Regions Financial Statements has been made and is reflected on such Regions Financial Statements.

     (c) Each of the Regions Companies is in material compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     (d) There are no material Liens with respect to Taxes upon any of the assets of any Regions Companies.

     (e) No Regions Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     6.10 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened against any Regions Company, or against any asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.11 REPORTS. Since December 31, 1995, or the date of organization if later, each Regions Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.

     6.12 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof regarding Regions or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Morgan's stockholders in connection with the Stockholders' Meeting, will, when first mailed to the stockholders of Morgan, contain any misstatement of material fact, or omit to state any material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, omit to state any material fact required to be stated thereunder or necessary to correct any material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.13 TAX AND REGULATORY MATTERS. No Regions Company or any Affiliate thereof has taken or agreed to take any action, and Regions has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Regions there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

     6.14 DERIVATIVES. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Regions' own account, or for the account of one or more the Regions Subsidiaries or their customers, were entered into
(i) in accordance with prudent business practices and all applicable Laws, and
(ii) with counterparties believed to be financially responsible; and each of them is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Regions nor a Regions Subsidiary, nor to Regions' Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The Regions Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since September 30, 2000, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on Regions.

     6.15 FUNDS. At the Effective Time, Regions will have the funds necessary to consummate the Merger and pay the Aggregate Cash Amount in accordance with the terms of this Agreement.

     6.16 OWNERSHIP OF MORGAN CAPITAL STOCK. Neither Regions nor any of its Subsidiaries, Affiliates, or "Associates" (as defined in Section 48-103-203 or
Section 48-103-302 of the TBCA) beneficially owns, directly or indirectly, any capital stock of Morgan or is a party to any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any capital stock of Morgan that in the aggregate equals or exceeds 5.0% of the outstanding shares of Morgan Common Stock, other than as contemplated by this Agreement.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 AFFIRMATIVE COVENANTS OF BOTH PARTIES. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein or set forth in Section 7.1 or Section 7.2 of the Morgan Disclosure Memorandum, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in

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

the usual, regular, and ordinary course, (ii) use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its assets or business, or from acquiring or agreeing to acquire any other Person or any assets thereof, if such action is, in the reasonable good faith judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries and such action would not jeopardize the receipt of Consents required to consummate the transaction contemplated hereby or delay the Effective Time beyond the date set forth in Section 10.1(e) of this Agreement. Morgan shall use all reasonable efforts to purchase all shares of Morgan Common Stock to be issued prior to the Effective Time pursuant to Permitted Issuances, to the extent practicable and permitted by the Morgan Stock Plans, in the open market, subject to all applicable requirements of the Securities Laws.

     7.2 NEGATIVE COVENANTS OF MORGAN. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as specifically contemplated by this Agreement or as set forth in Section 7.2 of the Morgan Disclosure Memorandum, Morgan covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Regions, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Morgan Company; or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Morgan Company to another Morgan Company) in excess of an aggregate of $5,000,000 (for the Morgan Companies on a consolidated basis), except in the ordinary course of business consistent with past practices (which shall include entry into repurchase agreements or other fully secured securities), or impose, or suffer the imposition, on any asset of any Morgan Company of any material Lien, except in the ordinary course of business consistent with past practices; or

          (c) except as contemplated by Section 7.1 of this Agreement, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Morgan Company, or declare or pay any dividend or make any other distribution in respect of Morgan's capital stock; provided that Morgan may (to the extent legally able to do so), but shall not be obligated to declare and pay regular quarterly cash dividends on the Morgan Common Stock in an amount per share and with the usual and regular record and payment dates as disclosed in Section 7.2(c) of the Morgan Disclosure Memorandum, and provided, that, notwithstanding the provisions of Section
     1.3 of this Agreement, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Morgan Common Stock do not become entitled to receive both a dividend in respect of their Morgan Common Stock and a dividend in respect of their Regions Common Stock or fail to be entitled to receive any dividends; or

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

          (d) except (i) for this Agreement, (ii) for Permitted Issuances, or
     (iii) pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, (1) issue, sell, pledge, encumber, authorize the issuance of, (2) enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or (3) otherwise permit to become outstanding, any additional shares of Morgan Common Stock or any capital stock of any Morgan Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any Morgan Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Morgan Common Stock (other than upon the exercise of existing Rights), or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Morgan Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Morgan Company), or (ii) any asset other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business consistent with past practice; or

          (f) purchase any securities or make any material investment in any Person, except for (i) investments in trading account securities, venture capital, or other funds, (ii) securities held available for sale, (iii) client margin agreements, (iv) securities acquired pursuant to underwriting agreements in which Morgan participated as an underwriter or dealer, (v) securities acquired as a result of debts owing to Morgan or the Morgan Subsidiaries by their customers, (vi) securities lending, or borrowing arrangements, (vii) securities acquired in arbitrage, hedging, forward, or futures transactions, and (viii) acquisitions of money managers, in each case, in the ordinary course of business and consistent with past practice, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person other than a wholly-owned Morgan Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (1) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (2) the creation of new Subsidiaries or funds organized to conduct or continue activities in the ordinary course of business; or

          (g) (i) grant any increase in compensation or benefits to the employees, officers, or directors of any Morgan Company, except as required by Law, (ii) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement, or (iii) enter into or amend any severance agreements with officers of any Morgan Company; or

          (h) enter into or amend any employment Contract between any Morgan Company and any Person (unless such amendment is required by Law) that the Morgan Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered and in accordance with the Morgan Benefit Plans), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any Morgan Company or make any material change in or to any existing employee benefit plans of any Morgan Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

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

          (j) make any significant change in any Tax or accounting methods, material elections, or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) except as Morgan may deem necessary to enforce its rights under this Agreement, commence any Litigation other than as deemed necessary or advisable in the good faith judgment of management for the prudent operation of its business or settle any Litigation involving any Liability of any Morgan Company for material money damages or restrictions upon the operations of any Morgan Company; or

          (l) except in the ordinary course of business, modify, amend, or terminate any material Contract or waive, release, compromise, or assign any material rights or claims; or

          (m) except as and to the extent required, based upon the written advice of counsel, in the exercise of the fiduciary obligations of Morgan or a Morgan Subsidiary to any Morgan Investment Company, request that any action be taken by any Fund Board, other than routine actions that would not reasonably likely have, individually or in the aggregate, a Material Adverse Effect on Morgan or any Morgan Investment Company; or

          (n) (i) enter into any new line of business, or (ii) except in the ordinary course of business, materially restructure or materially change
     (1) its investment securities portfolio (except as a result of maturities, redemptions, calls, or similar events affecting the securities held, provided that any such restructuring change does not result in a material change to the credit or risk concentrations of Morgan and the Morgan Subsidiaries), (2) its hedging strategy, or (3) its gap position (except as a result of maturities, redemptions, calls, or other similar events affecting the securities held, provided that any such restructuring or change does not result in a material change to the credit or risk concentrations of Morgan and the Morgan Subsidiaries as of the date of such restructuring or change), through purchases, sales, or otherwise.

     7.3 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.4 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL. As soon as reasonably practicable after execution of this Agreement, Regions shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the

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Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. Morgan shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request for inclusion in the Registration Statement. Morgan shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) Morgan shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Morgan shall recommend to its stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors of Morgan shall use its reasonable efforts to obtain such stockholders' approval, provided that Morgan may withdraw, modify, or change in an adverse manner to Regions its recommendations if the Board of Directors of Morgan, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could reasonably constitute a breach of the fiduciary duties of Morgan's Board of Directors under applicable Law. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by Morgan of information that is required to be disclosed in the Registration Statement or the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD.

     8.2 APPLICATIONS. Regions shall promptly prepare and file, and Morgan shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Regions will promptly furnish to Morgan copies of applications filed with all Regulatory Authorities and copies of written communications received by Regions from any Regulatory Authorities with respect to the transactions contemplated hereby. Each of Regions and Morgan agrees that it will consult with the other Party thereto with respect to the obtaining of all material Consents necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

     8.3 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Tennessee Articles of Merger with the Secretary of State of the State of Tennessee in connection with the Closing.

     8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate

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

the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain as promptly as practicable all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 INVESTIGATION AND CONFIDENTIALITY. (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions to the extent required by, and in accordance with confidentiality agreements between the Parties, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party; provided, however, that the giving of such notice shall not be dispositive of the occurrence of such breach or a Material Adverse Effect.

     (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

     8.6 PRESS RELEASES. Prior to the Effective Time, Regions and Morgan shall consult with each other as to the form and substance of any press release materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7 NO SOLICITATION. Except with respect to this Agreement and the transactions contemplated hereby, Morgan agrees that it shall not, and shall use its reasonable efforts to

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

cause its officers, directors, agents, Affiliates, and Representatives not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing confidential information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, Morgan and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that (a) Morgan's Board of Directors concludes in good faith and consistent with its fiduciary duties to Morgan's stockholders under applicable Law that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (b) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Morgan's Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Morgan Confidentiality Agreement, and (c) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Morgan's Board of Directors notifies Regions promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Morgan agrees that it will promptly keep Regions informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Morgan agrees that it will, and will cause its officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Morgan agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents, and Representatives of the obligations undertaken in this Section 8.7. Nothing in this Section 8.7 shall (i) permit Morgan to terminate this Agreement (except as specifically provided in Article 10 of this Agreement) or (ii) affect any other obligation of Regions or Morgan under this Agreement.

     8.8 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.9 AGREEMENT OF AFFILIATES. Morgan has disclosed in Section 8.9 of the Morgan Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of Morgan for purposes of Rule 145 under the 1933 Act. Morgan shall use its reasonable efforts to cause each such Person to deliver to Regions not later than the Effective Time, a written agreement, in substantially the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Morgan Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Shares of Regions Common Stock issued to such affiliates of Morgan in exchange for shares of Morgan Common Stock shall not be transferable, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.9 (and Regions shall be entitled to place restrictive legends upon certificates for

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

shares of Regions Common Stock issued to affiliates of Morgan pursuant to this Agreement to enforce the provisions of this Section 8.9), except as provided herein. Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.10 EMPLOYEE BENEFITS AND CONTRACTS. (a) Following the Effective Time, Regions at its election shall either (i) provide generally to officers and employees of the Morgan Companies, who at or after the Effective Time become employees of a Regions Company ("Continuing Employees"), employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees, or (ii) maintain for the benefit of the Continuing Employees, the employee benefits plans maintained by Morgan and/or any Morgan Subsidiary immediately prior to the Effective Time, provided that after the Effective Time there is no material reduction (determined on an overall basis) in the benefits provided under the Morgan employee benefit plans.

     (b) In the case of Regions' election to provide employee benefits under
Section 8.10(a)(i) of this Agreement, for purposes of participation and vesting (but not accrual of benefits) under Regions' employee benefit plans, (i) service under any qualified defined benefit plans of any Morgan Company or any of its predecessors shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of any Morgan Company or any of its predecessors shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of any Morgan Company or any of its predecessors shall be treated as service under any similar employee benefit plans maintained by Regions. Regions shall cause the Regions welfare benefit plans that cover the Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded under Morgan's welfare benefit plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under Morgan's welfare benefit plans to be credited to such Continuing Employees under the Regions welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under the Regions welfare benefit plans. The continued coverage of the Continuing Employees under the employee benefits plans maintained by Morgan and/or any Morgan Subsidiary immediately prior to the Effective Time during a transition period continuing for a reasonable period of time after the Effective Time shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of Regions and its Subsidiaries, provided that after the Effective Time there is no material reduction (determined on an overall basis) in the benefits provided under the Morgan employee benefit plans.

     (c) Regions shall and shall cause Morgan and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Sections 7.2 or 8.10 of the Morgan Disclosure Memorandum to Regions between any Morgan Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Morgan Benefit Plans. Regions shall be responsible for the fees related to the termination of the Morgan Benefit Plans.

     8.11 INDEMNIFICATION. (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal,

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

or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Morgan or any Morgan Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, or employee of Morgan, any of the Morgan Subsidiaries, or any of their respective predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Regions shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any Liability (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, however, that (a) Regions shall have the right to assume the defense thereof and upon such assumption Regions shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Regions elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Regions and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Regions shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (b) Regions shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (c) Regions shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Regions' obligations under this Section 8.11(a) continue in full force and effect for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b) Regions agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of Morgan and its Subsidiaries (the "Covered Parties") as provided in their respective Articles of Incorporation, Bylaws, or similar governing instruments as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 8.11(b) shall be deemed to preclude the liquidation, consolidation, or merger of Morgan or any Morgan Subsidiary, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by Regions is required to effectuate any

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

indemnification, Regions shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (c) Regions, from and after the Effective Time, will directly or indirectly cause the persons who served as directors or officers of Morgan at or before the Effective Time to be covered by Morgan's existing directors' and officers' liability insurance policy (provided that Regions may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy). Such insurance coverage, shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

     (d) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.11.

     (e) The provisions of this Section 8.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

     8.12 EXEMPTION FROM LIABILITY UNDER SECTION 16(B). If Morgan delivers to Regions in a timely fashion prior to the Effective Time accurate information regarding those officers and directors of Morgan subject to the reporting requirements of Section 16(a) of the 1934 Act (the "Morgan Insiders"), the number of shares of Morgan Common Stock held or to be held by each such Morgan Insider expected to be exchanged for the Regions Common Stock in the Merger, and the number and description of the options to purchase shares of Morgan Common Stock held by each such Morgan Insider and expected to be converted into options to purchase the Regions Common Stock in the Merger, the Board of Directors of Regions, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the 1934 Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, adopt a resolution providing that the receipt by the Morgan Insiders of the Regions Common Stock in exchange for shares of Morgan Common Stock, and of options to purchase shares of the Regions Corporation Common Stock upon conversion of options to purchase Morgan Common Stock, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the information provided by Morgan, are approved by such Board of Directors or by such committee thereof, and are intended to be exempt from Liability pursuant to Section 16(b) of the 1934 Act, such that any such receipt shall be so exempt. Morgan shall take all such steps as may be required to cause the transactions contemplated by Section 3.5 of this Agreement and any other dispositions of Morgan equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of Morgan to be exempt under Rule 16b-3 promulgated under the 1934 Act.

     8.13 INVESTMENT COMPANIES. If the Merger and the transactions contemplated hereby constitute a deemed "assignment" (as defined in the Investment Company Act and the investment Advisers Act) of the advisory agreement with any Morgan Investment Company:

          (a) Morgan shall, and shall use all reasonable efforts to cause the Morgan Subsidiaries to, use all reasonable efforts to obtain approval of each Fund Board,

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

     pursuant to and in conformity with, Section 15(a)(4) of the Investment Company Act and SEC Rule 15a-4 promulgated under the Investment Company Act of an interim investment advisory agreement for such Investment Company with a Regions Subsidiary serving as adviser or subadviser, having the same advisory fees in effect as of the date hereof and becoming effective prior to the Effective Time, and which agreement will be in a form satisfying the requirements of Rule 15a-4(b)(2)(iv) - (vi).

          (b) In addition to taking the actions specified in Section 8.13(a), Morgan shall, and shall use all reasonable efforts to cause the Morgan Subsidiaries to cooperate with Regions and use all reasonable efforts to obtain, at the sole expense of Regions, and to cause each Morgan Investment Company to obtain, as promptly as practicable but in no case later than 150 days after the execution of the interim investment advisory agreement, the approval of such Fund Board and its stockholders, pursuant to and in conformity with the provisions of Section 15 of the Investment Company Act and SEC rules thereunder applicable thereto, of a new Investment Company advisory agreement for such Morgan Investment Company with a Regions Subsidiary serving as adviser or subadviser, such agreement having the terms that are in the aggregate no less favorable to Regions than the existing agreement.

          (c) Morgan and the Morgan Subsidiaries shall cooperate with Regions and (i) use all reasonable efforts to cause to be obtained all consents and approvals necessary to be obtained by Morgan, any Morgan Subsidiary or each Morgan Investment Company in order for the Parties to consummate the transactions contemplated by this Section 8.13, (ii) use all reasonable efforts to cause each Morgan Investment Company and its stockholders to give or obtain any such consents or approvals relating to such Morgan Investment Company and to use all reasonable efforts to cause each Morgan Investment Company to prepare, file with and obtain clearance from the SEC and all other Regulatory Authorities having jurisdiction, as promptly as practicable after the date hereof, all proxy solicitation material required to be filed with the SEC and all other Regulatory Authorities and distributed to the stockholders of such Morgan Investment Company with respect to the actions to be approved by the stockholders of such Morgan Investment Company in connection with this Agreement, and (iii) use all reasonable efforts to cause such Morgan Investment Company to mail such proxy solicitation materials to such stockholders promptly after clearance thereof by the SEC and to convene a meeting of the stockholders of such Morgan Investment Company as soon as reasonably practicable after the mailing of the proposal as described in subsection (ii) hereof, all such consents and proxy solicitation materials to be in form reasonably satisfactory to Regions, which shall reimburse, as incurred, all expenses of Morgan and the Morgan Subsidiaries in connection with such matters. The Parties shall use all reasonable efforts to assure the satisfaction of the conditions set forth in Section 15(f) of the Investment Company Act with respect to each Morgan Investment Company.

     8.14 MANAGEMENT CONTRACT CONSENTS. As soon as reasonably practicable after the date hereof, Morgan shall, and shall cause any Morgan Subsidiary that is a registered investment adviser (each an "Adviser") to inform its investment advisory clients of the transactions contemplated by this Agreement and request each such client's written consent to the deemed assignment of its management contract resulting from the change in ownership of Morgan and the relevant Adviser resulting from the transactions contemplated by this Agreement and use all reasonable efforts to obtain such consent on or before

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the Effective Time. While Morgan shall request affirmative written consents from each Adviser's clients to such deemed assignment, a negative consent will constitute valid consent to the extent permitted by applicable Law and the applicable management contract if (i) a negative consent is not expressly prohibited by the management contract (for purposes of this Agreement, it is assumed that, unless an agreement expressly requires written consent to an "assignment" as defined under the Investment Advisers Act, then such "negative consent" or "silence" is permissible hereunder and thereunder), (ii) a notice describing the change in control and the negative consent substantially in form reasonably acceptable to Regions and Morgan is sent to each client, and (iii) 60 days elapse from the date that notice is received at the client's office during which period the client continues to have its account managed by the applicable Adviser.

     8.15 RETENTION PROGRAM. At the Effective Time, Regions will establish a retention pool to be used to retain key employees of Morgan as set forth in
Section 8.15 of the Morgan Disclosure Memorandum.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) STOCKHOLDER APPROVAL. The stockholders of Morgan shall have approved this Agreement as and to the extent required by Law and by the provisions of any governing instruments.

          (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to (including the effectiveness of the declaration of election of financial holding company status by Regions), all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which would be reasonably expected to have a Material Adverse Effect on the Surviving Corporation after the Effective Time.

          (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party after the Effective Time.

          (d) LEGAL PROCEEDINGS. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) which is then in effect which prohibits, restrains, or makes illegal consummation of the transactions contemplated by this Agreement.

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          (e) REGISTRATION STATEMENT.  The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

          (f) TAX OPINION. Regions and Morgan shall have received a written opinion from Alston & Bird LLP and Wachtell, Lipton, Rosen & Katz, respectively, in a form reasonably satisfactory to such Party (the "Tax Opinions"), dated the date of the Effective Time, substantially to the effect that, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of Morgan Common Stock who exchange all of their Morgan Common Stock solely for Regions Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock), (iii) the tax basis of the Regions Common Stock received (including fractional shares deemed received and redeemed) by holders of Morgan Common Stock who exchange all of their Morgan Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the Morgan Common Stock surrendered in exchange for the Regions Common Stock, and (iv) the holding period of the Regions Common Stock received (including fractional shares deemed received and redeemed) by holders who exchange all of their Morgan Common Stock solely for Regions Common Stock in the Merger will be the same as the holding period of the Morgan Common Stock surrendered in exchange therefor, provided that such Morgan Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinions, such counsel shall be entitled to rely upon representations of officers of Morgan and Regions reasonably satisfactory in form and substance to such counsel.

     9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Morgan set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which speak as of the date of this Agreement or some other date shall speak only as of such date). The representations and warranties of Morgan set forth in Sections 5.2(a) and 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Morgan set forth in Sections 5.19, 5.21, and 5.22 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Morgan set forth in this Agreement (including the representations and warranties set forth in Sections 5.2(a), 5.3, 5.19, 5.21, and 5.22 of this Agreement) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Morgan; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Morgan or to a matter being "known" by Morgan shall be deemed not to include such qualifications.

                                      A-44
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          (b) PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of the
     agreements and covenants of Morgan to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) CERTIFICATES. Morgan shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on Morgan's behalf by its duly authorized officers, to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by (1) Morgan's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, and (2) Morgan's stockholders evidencing the approval of this Agreement, all in such reasonable detail as Regions and its counsel shall request.

     9.3 CONDITIONS TO OBLIGATIONS OF MORGAN. The obligations of Morgan to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Morgan pursuant to Section 11.6(b) of this Agreement:

          (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which speak as of the date of this Agreement or some other date shall speak only as of such date). The representations and warranties of Regions set forth in Sections 6.2(a) and 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in Sections 6.13, 6.15, and 6.16 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.2(a), 6.3, 6.13, 6.15, and 6.16 of this Agreement) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

          (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) CERTIFICATES. Regions shall have delivered to Morgan (i) a certificate, dated as of the Effective Time and signed on Regions' behalf by its duly authorized officers, to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the

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     consummation of the transactions contemplated hereby, all in such reasonable detail as Morgan and its counsel shall request.

                                   ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Morgan, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of Morgan; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Morgan and Section 9.3(a) of this Agreement in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Morgan and
     Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Morgan and Section 9.3(a) in the case of Regions or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority, or (ii) the stockholders of Morgan fail to vote their approval of this Agreement at the Stockholders' Meeting where this Agreement was presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by August 31, 2001, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e).

     10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and none of Regions, Morgan, any of their respective Subsidiaries, or

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any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 8.5(b) of this Agreement, this
Section 10.2, Section 10.3, and Article 11 of this Agreement shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement. The Termination Fee Agreement shall be governed by its terms as to its termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 DEFINITIONS. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

          "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "AMEX" shall mean this American Stock Exchange.

          "AVERAGE PRICE" shall mean the average of the daily volume weighted averages of the trading prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source agreed to by Morgan and Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the second full trading day immediately preceding the Effective Time. If the price of Regions Common Stock is adjusted at any time following the first day of such period and prior to the Effective Time by reason of any action by Regions of the nature described in the second sentence of Section 3.2 of this Agreement, then all prices preceding such adjustment shall themselves be adjusted so as to be comparable with those following such adjustment.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "CBOE" shall mean the Chicago Board Options Exchange.

          "CFTC" shall mean the Commodities Futures Trading Commission.
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          "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality
     Agreement, dated November 22, 2000, by and between Morgan and Regions.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

          "CSE" shall mean the Chicago Stock Exchange.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "DELAWARE CERTIFICATE OF MERGER" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "DGCL" shall mean the Delaware General Corporation Law.

          "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FUND BOARD" shall mean board of trustees or directors of each Morgan Investment Company.

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          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property rights.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "INVESTMENT ADVISERS ACT" shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

          "INVESTMENT COMPANY" shall have the meaning set forth in the Investment Company Act.

          "INVESTMENT COMPANY ACT" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, or chief financial officer of such Person.

          "LAW" shall mean any code, law, ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, or claim, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than
     (i) Liens for property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

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          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, investment banks, broker-dealers, and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) general economic or market conditions or the securities industry in general, and (e) this Agreement or the announcement thereof.

          "MORGAN COMMON STOCK" shall mean the $.625 par value common stock of Morgan.

          "MORGAN COMPANIES" shall mean, collectively, Morgan and all Morgan Subsidiaries.

          "MORGAN DISCLOSURE MEMORANDUM" shall mean the written information entitled "Morgan Disclosure Memorandum" delivered prior to the execution of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for any other Section or subsection of this Agreement. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

          "MORGAN FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Morgan as of October 31, 2000, and as of July 31, 2000, and 1999, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended October 31, 2000 and for each of the three years ended July 31, 2000, 1999, and 1998, as filed by Morgan in SEC Documents, and (ii) the consolidated statements of condition of Morgan (including related notes and schedules, if any) and related statement of income, change in stockholders equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to October 31, 2000.

          "MORGAN STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Morgan, including, without limitation, the stock option plans and programs of any Persons acquired by Morgan or a Morgan Subsidiary.

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

          "MORGAN SUBSIDIARIES" shall mean the Subsidiaries of Morgan, which shall include the Morgan Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Morgan in the future and owned by Morgan at the Effective Time.

          "MSRB" shall mean the Municipal Securities Rulemaking Board.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ NMS" shall mean the National Market System of The Nasdaq Stock Market.

          "1933 ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "NYFE" shall mean the New York Futures Exchange, Inc.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTY" shall mean either Morgan or Regions, and "Parties" shall mean both Morgan and Regions.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from governmental authorities that are required for the operation of a Party's respective businesses.

          "PERMITTED ISSUANCES" shall mean issuances of Morgan Common Stock pursuant to and in accordance with (i) the Morgan Deferred Compensation Plan, (ii) the Morgan 2000 Employee Stock Purchase Plan, (iii) the Morgan 2000 Equity Compensation Plan which, in the aggregate for the plans described in clauses (ii) and (iii), are currently estimated to be 640,000 shares of Morgan Common Stock prior to the Effective Time, or (iv) issuances of Rights or of Morgan Common Stock otherwise permitted by Regions.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PHLX" shall mean the Philadelphia Stock Exchange, Inc.

          "PROXY STATEMENT" shall mean the proxy statement used by Morgan to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of Morgan Common Stock.

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          "REASONABLE EFFORTS" shall mean the reasonable best efforts of a
     Party, but shall not require any Party to take any commercially unreasonable action.

          "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

          "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of September 30, 2000 and as of December 31, 1999 and 1998, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 2000 and for each of the three years ended December 31, 1999, 1998, and 1997, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 2000.

          "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of Morgan in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Internal Revenue Service, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, the NYSE, and the SEC.

          "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

          "RIGHTS" shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any Person any right to subscribe for or acquire, or any options, calls, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

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          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the
     Investment Company Act, the Investment Advisers Act, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "SIA" shall mean the Securities Industry Association.

          "SIPC" shall mean the Securities Investor Protection Corporation.

          "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of Morgan to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "SUBSIDIARIES" shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SUPERIOR PROPOSAL" means, with respect to Morgan, any written Acquisition Proposal made by a Person other than Regions which is for (i)
     (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Morgan as a result of which either (1) Morgan's stockholders prior to such transaction (by virtue of their ownership of Morgan's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (2) the individuals comprising the Board of Directors of Morgan prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the assets of Morgan and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the common stock of Morgan whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and
     (ii) which is otherwise on terms which the Board of Directors of Morgan in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal (including the impact of the Termination Fee Agreement) and the Person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

          "SUPPORT AGREEMENT" shall mean the various support agreements, each in substantially the form of Exhibit 1.

          "SURVIVING CORPORATION" shall mean Regions as the surviving corporation resulting from the Merger.

          "TAX" or "TAXES" shall mean all federal, state, local, and foreign taxes, levies, imposts, duties, or other like assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any related interest and penalties, or additions thereto.

          "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

          "TBCA" shall mean the Tennessee Business Corporation Act.

          "TENNESSEE ARTICLES OF MERGER" shall mean the Articles of Merger executed by Regions and filed with the Secretary of State of the State of Tennessee relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "TERMINATION FEE AGREEMENT" shall mean that certain termination fee agreement by and between Morgan and Regions substantially in the form of
     Exhibit 2.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Adviser.....................................................  Section 8.14

Aggregate Cash Amount.......................................  Section 3.1(c)

Cash Election Shares........................................  Section 3.1(c)

Claim.......................................................  Section 8.11(a)

Client......................................................  Section 5.25(a)

Closing.....................................................  Section 1.2

Continuing Employees........................................  Section 8.10

Covered Parties.............................................  Section 8.11(b)

Current Forms...............................................  Section 5.11(c)

Effective Time..............................................  Section 1.3

Election Deadline...........................................  Section 3.1(c)

Election Form...............................................  Section 3.1(c)

Election Form Record Date...................................  Section 3.1(c)

Exchange Agent..............................................  Section 3.1(b)

Exchange Fund...............................................  Section 4.1(a)

Exchange Ratio..............................................  Section 3.1(b)

Indemnified Parties.........................................  Section 8.11(a)

Mailing Date................................................  Section 3.1(c)

Merger......................................................  Section 1.1

Merger Shares...............................................  Section 3.1(b)

Morgan Benefit Plans........................................  Section 5.14(a)

Morgan Contracts............................................  Section 5.15(a)

Morgan ERISA Affiliate......................................  Section 5.14(e)

Morgan ERISA Plan...........................................  Section 5.14(a)

Morgan Insiders.............................................  Section 8.12

Morgan Investment Company...................................  Section 5.26(a)

Morgan Pension Plan.........................................  Section 5.14(a)

Morgan Property.............................................  Section 5.10(b)

Morgan Rights...............................................  Section 3.5(a)

Morgan SEC Reports..........................................  Section 5.5(a)

New Certificates............................................  Section 4.1(a)

No Election Shares..........................................  Section 3.1(c)

Old Certificates............................................  Section 3.1(c)

Per Share Cash Consideration................................  Section 3.1(c)

Regions SEC Reports.........................................  Section 6.5(a)

Stock Designees.............................................  Section 3.1(c)

Takeover Laws...............................................  Section 5.21

Tax Opinions................................................  Section 9.1(f)

Treasury Shares.............................................  Section 3.1(b)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 EXPENSES. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 BROKERS AND FINDERS. Except for Lazard Freres & Co. LLC as to Morgan and Salomon Smith Barney as to Regions, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by Morgan or Regions, each of Morgan and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the Morgan Disclosure Memorandum) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.13 of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of Morgan Common Stock will be exchanged for Regions Common Stock or cash shall not be amended after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of Morgan Common Stock entitled to vote thereon.

     11.6 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Morgan, to waive or extend the time for the compliance or fulfillment by Morgan of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

     (b) Prior to or at the Effective Time, Morgan, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Morgan under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Morgan except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Morgan:                                     Morgan Keegan, Inc.
                                            Fifty North Front Street
                                            Memphis, Tennessee 38103
                                            Telecopy Number: (901) 529-5344

                                            Attention: Allen B. Morgan, Jr.
                                            Chairman and Chief Executive Officer

Copy to Counsel:                            Wachtell, Lipton, Rosen & Katz
                                            51 West 52nd Street
                                            New York, New York 10019-6150
                                            Telecopy Number: (212) 403-2000

                                            Attention: Edward D. Herlihy, Esq.

Regions:                                    Regions Financial Corporation
                                            417 North 20th Street
                                            Birmingham, Alabama 35203
                                            Telecopy Number: (205) 326-7571

                                            Attention: Richard D. Horsley
                                            Vice Chairman and Executive
                                            Financial Officer

Copy to Counsel:                            Regions Financial Corporation
                                            417 North 20th Street
                                            Birmingham, Alabama 35203
                                            Telecopy Number: (205) 326-7751

                                            Attention: Samuel E. Upchurch, Jr.
                                            General Counsel

     11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable principles of conflicts of Laws, except to the extent that the Laws of the State of Tennessee relate to the consummation of the Merger.

     11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

     11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                           MORGAN KEEGAN, INC.

            By: /s/ JOSEPH C. WELLER                        By: /s/ ALLEN B. MORGAN, JR.
 ---------------------------------------------     ---------------------------------------------
                Joseph C. Weller                                Allen B. Morgan, Jr.
                   Secretary                            Chairman and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                                           REGIONS FINANCIAL CORPORATION

        By: /s/ SAMUEL E. UPCHURCH, JR.                      By: /s/ CARL E. JONES, JR.
 ---------------------------------------------     ---------------------------------------------
            Samuel E. Upchurch, Jr.                              Carl E. Jones, Jr.
              Corporate Secretary                                Executive Officer
                                                                President and Chief

[CORPORATE SEAL]

APPENDIX B


(LAZARD LOGO)                          ADDRESS OF LETTERHEAD

                                                               December 17, 2000

The Board of Directors
Morgan Keegan, Inc.
Fifty North Front Street
Memphis, Tennessee 38103

Dear Members of the Board:

     We understand that Morgan Keegan, Inc. (the "Company") and Regions Financial Corporation ("Regions") have entered into an Agreement and Plan of Merger (the "Agreement"), which provides, among other things, for the merger (the "Merger") of the Company with and into Regions. Pursuant to the Merger, each outstanding share of common stock, par value $0.625 per share, of the Company (the "Shares"), subject to the next succeeding sentence, will be converted into a number of shares (the "Stock Consideration") of common stock, par value $0.625 per share, of Regions (the "Regions Common Stock") equal to the quotient obtained by dividing (i) $27.00 by (ii) the average of the daily volume weighted averages of the trading prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source agreed to by the Company and Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the second full trading day immediately preceding the effective time of the Merger. Holders of Shares may elect, with respect to all or a portion of their Shares, to convert such Shares into the right to receive $27.00 per Share in cash (the "Cash Consideration"), subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion. The Stock Consideration and Cash Consideration are hereinafter collectively referred to as the "Consideration." The terms and conditions of the Merger are more fully set forth in the Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of Shares of the Consideration. In connection with this opinion, we have:

          (i) Reviewed the financial terms and conditions of the Agreement and ancillary agreements;

          (ii) Analyzed certain historical business and financial information relating to Regions and the Company;

          (iii) Reviewed various financial forecasts for the 2001 fiscal year and 2001 calendar year (the Company having advised us that no other forecasts have been prepared) and other data provided to us by the management of the Company;

          (iv) Held discussions with members of the senior managements of the Company and Regions with respect to the businesses and prospects of the Company and Regions, respectively, and the strategic objectives of each;

          (v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company and Regions;

          (vi) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to that of the Company;

          (vii) Reviewed the historical stock prices and trading volumes of the Shares and Regions Common Stock; and

          (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing financial and other information, and have not assumed any responsibility for any independent verification of such information. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company, and we have assumed that such forecasts and projections will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based. We did not receive financial forecasts from Regions. In addition, we have not reviewed individual credit files of Regions nor have we made or obtained any independent evaluation or appraisal of the assets and liabilities of the Company or Regions or any of their respective subsidiaries or concerning the solvency or fair value of any of the foregoing entities and we have not been furnished with any such evaluation or appraisal.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company, and that obtaining the necessary regulatory approvals for the Merger will not have a material adverse effect on the Company or Regions. We have not been asked to solicit, nor have we solicited, any indications of interest in a transaction involving the Company with any third party other than Regions.

     Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Merger and will receive a fee for our services a substantial portion of which is contingent upon the closing of the Merger.

     Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is rendered to the Company's Board in connection with its consideration of the Merger. This opinion is not intended to and does not constitute a recommendation to any holder of Shares as to whether such holder should vote for the Merger or what type of consideration such holder should elect to receive. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction or as provided in our engagement letter.

     Based on and subject to the foregoing, we are of the opinion that the Consideration to be received by the holders of Shares, is fair, from a financial point of view, to such holders of Shares.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

                                          By       /s/ GARY S. SHEDLIN
                                            ------------------------------------
                                                      Gary S. Shedlin
                                                     Managing Director